   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1997

                                                      REGISTRATION NO. 333-39271
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          THE COLONIAL BANCGROUP, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          6711                         63-0661573
   (State of Incorporation)      (Primary Standard Industrial   (I.R.S. Employer Identification
                                  Classification Code Number)                No.)

ONE COMMERCE STREET, SUITE 800                                          (334) 240-5000
   MONTGOMERY, ALABAMA 36104                                            (Telephone No.)
(Address of principal executive
           offices)

                             ---------------------
                              W. FLAKE OAKLEY, IV
                                   SECRETARY
                          THE COLONIAL BANCGROUP, INC.
                              POST OFFICE BOX 1108
                         MONTGOMERY, ALABAMA 36101-1108
                    (Name and address of agent for service)

                                   COPIES TO:

              WILLIAM A. MCCRARY                             RALPH F. MACDONALD
       VICE PRESIDENT AND LEGAL COUNSEL                      ALSTON & BIRD LLP
         THE COLONIAL BANCGROUP, INC.                    1201 WEST PEACHTREE STREET
                P.O. BOX 1108                                ATLANTA, GA 30309
        MONTGOMERY, ALABAMA 36101-1108                    TELEPHONE: 404-881-7582
           TELEPHONE: 334-240-5315                        FACSIMILE: 404-881-4777
           FACSIMILE: 334-240-5069

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective time of the proposed merger of ASB Bancshares, Inc. ("ASB") with and into the Registrant (the "Merger") as described in the Agreement and Plan of Merger, dated as of August 28, 1997, attached as Exhibit A to the Proxy Statement and Prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON EACH SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

                              ASB BANCSHARES, INC.
                                 255 5TH STREET
                            ASHVILLE, ALABAMA 35953
                                  205-594-4141

                                                                          , 1997

To the stockholders of
  ASB Bancshares, Inc.:

     You are cordially invited to attend a special meeting of the stockholders (the "Special Meeting") of ASB Bancshares, Inc. ("ASB") to be held at the corporate offices of ASB, located at 255 5th Street, Ashville, Alabama 35953, at
  .m., local time, on             , 1998, notice of which is enclosed.

     At the Special Meeting, you will be asked to consider and vote upon the proposed merger (the "Merger") of ASB with and into The Colonial BancGroup, Inc. ("BancGroup") a Delaware corporation, in accordance with an Agreement and Plan of Merger, dated as of August 28, 1997 between ASB and BancGroup (the "Agreement"). BancGroup will be the surviving corporation in the Merger. Each share of common stock of ASB outstanding at the time of the Merger, (except for shares held by Joe W. Adkins, Chairman, Chief Executive Officer and President of ASB, his wife, Dorothy G. Adkins, his sister, Carolyn Spann, and stockholders who perfect their dissenters' rights of appraisal), will be converted into the right to receive such number of shares of common stock of BancGroup, par value $2.50 per share, ("BancGroup Common Stock") equal to $245.18 divided by the Market Value of the BancGroup Common Stock as determined in accordance with the Agreement, subject to a maximum and minimum number of shares to be issued, with cash paid in lieu of fractional shares at the Market Value of such fractional shares. Shares held by Mr. and Mrs. Adkins and Mrs. Spann will be converted into subordinated debentures of BancGroup as described more fully in the accompanying Proxy Statement and Prospectus. The Agreement is attached to the Proxy Statement and Prospectus as Appendix A.

     Enclosed are (i) the Notice of Special Meeting, (ii) the Proxy Statement and Prospectus, (iii) the proxy card for the Special Meeting and (iv) a pre-addressed return envelope for the proxy card. The Proxy Statement and Prospectus describes in more detail the Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of ASB stockholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The Carson Medlin Company, ASB's financial advisor, has issued its opinion to your Board of Directors regarding the fairness, from a financial point of view, of the consideration to be paid pursuant to the Agreement to the stockholders of ASB who are receiving BancGroup Common Stock in the Merger by BancGroup. A copy of the opinion is attached as Appendix B to the Proxy Statement and Prospectus.

     THE BOARD OF DIRECTORS OF ASB HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE AGREEMENT.

     Adoption of the Agreement will require the affirmative vote of the holders of the shares representing a majority of the voting power present at the Special Meeting. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person even if you previously returned your proxy card. The proposed Merger with BancGroup is a significant step for ASB and your vote on this matter is of great importance.

     ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR ADOPTION OF THE AGREEMENT BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

     We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          JOE W. ADKINS
                                          Chairman of the Board, President, and
                                          Chief Executive Officer

                              ASB BANCSHARES, INC.
                                 255 5TH STREET
                            ASHVILLE, ALABAMA 35953
                                  205-594-4141

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON             , 1998, AT     A.M.

                             ---------------------

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of ASB Bancshares, Inc. ("ASB") will be held at the corporate offices of ASB, located at 255 5th Street, Ashville, Alabama 35953, on
         , 1998, at          , local time, for the following purposes:

        1. Merger. To consider and vote upon the proposed merger (the "Merger") of ASB with and into The Colonial BancGroup, Inc. ("BancGroup"), a Delaware corporation, in accordance with an Agreement and Plan of Merger, dated as of August 28, 1997, by and between ASB and BancGroup (the "Agreement"). BancGroup will be the surviving corporation in the Merger. Each share of common stock, par value $0.01 per share, of ASB ("ASB Common Stock") outstanding at the time of the Merger (except for shares held by Joe W. Adkins, Chairman, Chief Executive Officer and President of ASB, his wife, Dorothy G. Adkins, his sister, Carolyn Spann, and stockholders who perfect their dissenters' rights of appraisal) will be converted into the right to receive such number of shares of BancGroup common stock par value $2.50 per share ("BancGroup Common Stock"), equal to $245.18 divided by the Market Value of the BancGroup Common Stock as determined in accordance with the Agreement, subject to a maximum and minimum number of shares to be issued, with cash paid in lieu of fractional shares at the Market Value of such fractional shares. Shares held by Mr. and Mrs. Adkins and Mrs. Spann will be converted into subordinated debentures of BancGroup as described more fully in the accompanying Proxy Statement and Prospectus. The Agreement is attached to the Proxy Statement and Prospectus as Appendix A.

        2. Other Matters. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

        3. Notice of Appraisal Rights. If Proposal 1 above is approved and the Merger contemplated thereby is consummated, each holder of shares of ASB Common Stock would have the right to demand appraisal of such holder's shares of ASB Common Stock and would be entitled to the rights and remedies of Section 262 of the Delaware General Corporation Law (the "DGCL"). The right of any such stockholder to any such rights and remedies is contingent upon consummation of the Merger. In addition, the rights of any such stockholder to such rights and remedies is contingent upon strict compliance with the requirements set forth in Section 262 of the DGCL, the full text of which is attached as Appendix C to the accompanying Proxy Statement and Prospectus. For a summary of the requirements of Section 262 of the DGCL, see "The Merger -- Rights of Dissenting Stockholders" in the accompanying Proxy Statement and Prospectus.

    The Board of Directors of ASB has fixed the close of business on , 1997, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of ASB Common Stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Adoption of the Agreement requires the affirmative vote of the holders of the shares representing a majority of the voting power present at the Special Meeting.

    You are cordially invited to attend the Special Meeting in order to ensure that your shares are represented at the Special Meeting, but WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. The proxy may be revoked at any time by giving notice of such revocation in writing to the Secretary of ASB at or prior to the Special Meeting, by executing and delivering a proxy bearing a later date to the Secretary of ASB at or prior to the Special Meeting, or by attending the Special Meeting and voting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          --------------------------------------
                                                      Joe W. Adkins
                                          Chairman of the Board of Directors of
                                                           ASB
         , 1997

                                   PROSPECTUS
                         COMMON STOCK, $2.50 PAR VALUE
                          THE COLONIAL BANCGROUP, INC.

                                PROXY STATEMENT

                     FOR SPECIAL MEETING OF STOCKHOLDERS OF
                              ASB BANCSHARES, INC.

    This Proxy Statement and Prospectus (the "Prospectus") relates to the proposed Merger (the "Merger") of ASB Bancshares, Inc., a Delaware corporation ("ASB"), with and into The Colonial BancGroup, Inc., a Delaware corporation ("BancGroup"). This Prospectus is being furnished to the stockholders of ASB in connection with the solicitation of proxies by the Board of Directors of ASB for use at a special meeting of the stockholders of ASB (the "Special Meeting"),
including any adjournments or postponements thereof, to be held on            ,
1998, at          , local time, in the corporate office of ASB located at 255
5th Street, Ashville, Alabama 35953. At the Special Meeting, stockholders of ASB will consider and vote upon the matters set forth in the preceding Notice of Special Meeting of the stockholders, as more fully described in this Prospectus.

    The Merger will be consummated pursuant to the terms of a certain Agreement and Plan of Merger, dated as of August 28, 1997, by and between BancGroup and ASB (the "Agreement"). The Agreement provides that, subject to the adoption of the Agreement by the stockholders of ASB at the Special Meeting and the satisfaction (or waiver, to the extent that such waiver is permitted by law) of other conditions contained in the Agreement, ASB will be merged with and into BancGroup and BancGroup will be the surviving corporation. Except for shares as to which dissenters' rights of appraisal are perfected, pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL") and shares held by Joe W. Adkins, Chairman, Chief Executive Officer and President of ASB, his wife, Dorothy G. Adkins, and his sister, Carolyn Spann, as to which each issued and outstanding share of common stock, par value $.01 per share, of ASB (the "ASB Common Stock"), shall be converted into a number of shares of the common stock, par value $2.50 per share, of BancGroup (the "BancGroup Common Stock") equal to $245.18 divided by the Market Value. The "Market Value" shall be the average of the market price of BancGroup Common Stock for the ten trading days ending on the trading day that is five calendar days immediately preceding the Effective Date of the Merger. However, the Market Value shall not be less than $20.40 per share, nor more than $27.60 per share. Assuming 52,614 shares of ASB Common Stock outstanding as of the Effective Date, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 632,362 (assuming a minimum Market Value of $20.40 and a resulting exchange ratio of 12.019 shares of BancGroup Common Stock per share of ASB Common Stock), and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 467,398 (based upon a maximum Market Value of $27.60 and a resulting exchange ratio of 8.883 shares of BancGroup Common Stock per share of ASB Common Stock). Shares of ASB Common Stock held by Mr. and Mrs. Adkins and by Mrs. Spann will be converted, in accordance with the Agreement into BancGroup's 1997 Subordinated Acquisition Debentures Series A (the "Debentures") paying a rate of interest equal to the New York Prime Rate minus 1%, but in no event less than 7% per annum, and due ten years from the date of issuance. The Debentures will be issued at the rate of $245.18 for each share of ASB Common Stock held of record by Mr. and Mrs. Adkins and Mrs. Spann. See "The Merger -- General," and
"-- Description of Debentures." The shares of BancGroup Common Stock are listed on the New York Stock Exchange ("NYSE"). The closing price per share of the BancGroup Common Stock on the NYSE on December 11, 1997, was $33.75.

    Consummation of the Merger requires, among other things, the affirmative vote of the holders of the shares representing a majority of the voting power present at the Special Meeting.

    BancGroup has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of the BancGroup Common Stock to be issued in connection with the Merger. This document constitutes a Proxy Statement of ASB in connection with the solicitation of proxies by ASB for the Special Meeting and a Prospectus of BancGroup with respect to the BancGroup Common Stock to be issued in the Merger. This Prospectus and accompanying form of proxy and related materials are first being
mailed to stockholders of ASB on or about          , 1997.

              THE BOARD OF DIRECTORS OF ASB UNANIMOUSLY RECOMMENDS
                           ADOPTION OF THE AGREEMENT.

                             ---------------------

   THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     THE SHARES OF BANCGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

    The street address of the principal executive offices of ASB is 255 5th Street, Ashville, Alabama 35953 (telephone 205-594-4141), and its mailing address is P.O. Box 1500, Ashville, Alabama 35953. The street and mailing addresses of the principal executive offices of BancGroup are Colonial Financial Center, One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334-240-5000).

               THE DATE OF THIS PROSPECTUS IS             , 1997.

                             AVAILABLE INFORMATION

     BancGroup is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by BancGroup can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as BancGroup, that file electronically with the Commission.

     The BancGroup Common Stock is listed for trading on the NYSE under the symbol CNB. Reports, proxy and information statements and other information may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     BancGroup has filed with the Commission a Registration Statement pursuant to the Securities Act to register the shares of BancGroup Common Stock being issued in connection with the Merger. This Prospectus omits certain information contained in the Registration Statement and exhibits thereto. Such Registration Statement, including the exhibits thereto, can be inspected at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such Registration Statement can be obtained at prescribed rates from the Commission at that address.

     The information in this Prospectus or incorporated herein by reference concerning BancGroup and its subsidiaries has been furnished by BancGroup, and the information concerning ASB and its subsidiary has been furnished by ASB.

     This Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, and business of BancGroup following the consummation of the Merger and the proposed acquisition of other banking institutions (the "Other Probable Business Combinations), including statements relating to the expected impact of the Merger and the Other Probable Business Combinations on BancGroup's financial performance. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) expected cost savings from the Merger and the Other Pending Acquisitions, if any or all of such transactions are consummated, cannot be fully realized; (ii) deposit attrition, customer loss, or revenue loss following the Merger and the Other Probable Business Combinations is greater than expected; (iii) competitive pressure in the banking industry increases significantly; (iv) costs or difficulties related to the integration of the businesses of BancGroup and the institutions to be acquired are greater than expected; (v) changes in the interest rate environment reduce margins; (vi) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (vii) changes occur in the regulatory environment; (viii) changes occur in business conditions and the rate of inflation; and (ix) changes occur in the securities markets. The forward-looking earnings estimates, if any, included in this Prospectus have not been examined or compiled by the independent public accountants of BancGroup and ASB, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of BancGroup after the Merger and the Other Probable Business Combinations is included in the filings with the Commission incorporated by reference herein. When used in this Prospectus, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to BancGroup (including its subsidiaries), or its management are intended to identify forward-looking statements.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCGROUP OR ASB. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCGROUP OR ASB SINCE THE DATE OF THIS PROSPECTUS OR THAT INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                      DOCUMENTS INCORPORATED BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS OF BANCGROUP BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE PERSONS SPECIFIED BELOW. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY BANCGROUP NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

     The following documents previously filed by BancGroup with the Commission are hereby incorporated by reference into this Prospectus:

          (1) BancGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k) or (1) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not part of the Registration Statement);

          (2) BancGroup's Report on Form 10-Q for the quarter ending March 31, 1997, June 30, 1997 and September 30, 1997;

          (3) BancGroup's Report on Form 8-K dated January 3, 1997;

          (4) BancGroup's Report on Form 8-K dated January 20, 1997;

          (5) BancGroup's Report on Form 8-K dated March 10, 1997;

          (6) BancGroup's Report on Form 8-K dated April 15, 1997 disclosing the amended and restated Management Discussion and Analysis and financial statements for December 31, 1996 to reflect the January 1997 pooling of interests method combinations with Jefferson Bancorp, Inc., and D/W Bancshares, Inc.;

          (7) BancGroup's Report on Form 8-K dated June 11, 1997;

          (8) BancGroup's Report on Form 8-K dated June 24, 1997 disclosing the amended and restated Management Discussion and Analysis and financial statements for December 31, 1996 to reflect the April 22, 1997 pooling of interest method combination with Ft. Brooke Bancorporation;

          (9) BancGroup's Report on Form 8-K/A dated August 13, 1997 (correcting and amending Form 8-K filed August 12, 1997);

          (10) BancGroup's Report on Form 8-K dated October 30, 1997;

          (11) BancGroup's Report on Form 8-K dated November 17, 1997;

          (12) The description of the current management and Board of Directors contained in the Proxy Statement pursuant to Section 14(a) of the Exchange Act for BancGroup's Annual Meeting of stockholders held on April 16, 1997; and,

          (13) BancGroup's Registration Statement on Form 8-A dated November 22, 1994, effective February 22, 1995, containing a description of the BancGroup Common Stock.

     All documents filed by BancGroup pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting, shall be deemed incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BancGroup has entered into the Agreement with ASB regarding the Merger described herein. Various provisions of the Agreement are summarized or referred to in this Prospectus, and the Agreement is incorporated by reference into this Prospectus and attached hereto as Appendix A.

     BancGroup will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents unless specifically incorporated herein). Such request, in writing or by telephone, should be directed to W. Flake Oakley, IV, Secretary, The Colonial BancGroup, Inc., One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36192 (telephone 334-240-5000).

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
THE SPECIAL MEETING.........................................   11
  General...................................................   11
  Record Date; Shares Entitled to Vote; Vote Required for
     the Merger.............................................   11
  Solicitation, Voting and Revocation of Proxies............   11
  Effect of Merger on Outstanding BancGroup Common Stock....   12
THE MERGER..................................................   13
  General...................................................   13
  Background of the Merger and ASB's Reasons for the
     Merger.................................................   14
  Opinion of Financial Advisor..............................   16
  BancGroup's Reasons for the Merger........................   20
  Certain Relationships and Related Transactions -- Stock
     Option.................................................   21
  Interests of Certain Persons in the Merger................   22
  Description of Debentures.................................   23
  Surrender of ASB Common Stock Certificates................   24
  Certain Federal Income Tax Consequences...................   24
  Conditions to Consummation of the Merger..................   26
  Amendment or Termination of Agreement.....................   27
  Regulatory Approvals......................................   27
  Conduct of Business Pending the Merger....................   29
  Commitments with Respect to Other Offers..................   30
  Rights of Dissenting Stockholders.........................   30
  Resale of BancGroup Common Stock Issued in the Merger.....   32
  Accounting Treatment......................................   33
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................   34
  BancGroup.................................................   34
  ASB.......................................................   35
BANCGROUP CAPITAL STOCK AND DEBENTURES......................   35
  BancGroup Common Stock....................................   36
  Preference Stock..........................................   36
  1986 Debentures...........................................   36
  Changes in Control........................................   37
COMPARATIVE RIGHTS OF STOCKHOLDERS..........................   39
  Director Elections........................................   39
  Removal of Directors......................................   39
  Voting....................................................   39
  Preemptive Rights.........................................   39
  Directors' Liability......................................   40
  Indemnification; Exculpation of Directors.................   40
  Special Meetings of Stockholders; Action Without a
     Meeting................................................   41
  Mergers, Share Exchanges and Sales of Assets..............   41
  Amendment of Certificate of Incorporation and Bylaws......   41
  Rights of Dissenting Stockholders.........................   42
  Preferred Stock...........................................   42
  Effect of the Merger on ASB Stockholders..................   42

                                                              PAGE
                                                              ----
THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES...............   44
CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)......   44
COMPLETED BUSINESS COMBINATIONS.............................   46
PENDING BUSINESS COMBINATIONS...............................   46
CONDENSED PRO FORMA STATEMENT OF INCOME (UNAUDITED).........   49
SELECTED FINANCIAL AND OPERATING INFORMATION................   52
ASB BANCSHARES, INC. AND SUBSIDIARY.........................   55
  Selected Financial Data...................................   55
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations for the Years Ended
     December 31, 1995 and 1996.............................   56
  Management's Discussion and Analysis of Results of
     Operations and Financial Condition for the Nine Months
     Ended September 30, 1997 and 1996......................   73
BUSINESS OF BANCGROUP.......................................   75
  General...................................................   75
  Recently Completed and Other Proposed Business
     Combinations...........................................   75
  Year 2000 Compliance......................................   76
  Voting Securities and Principal Stockholders..............   76
  Security Ownership of Management..........................   77
  Management Information....................................   78
BUSINESS OF ASB.............................................   79
  General...................................................   79
  Business and Properties...................................   79
  Competition...............................................   79
  Legal Proceedings.........................................   79
  Management................................................   80
  Employee Benefit Plans....................................   80
  Transactions with Management..............................   80
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF ASB.........   81
ADJOURNMENT OF SPECIAL MEETING..............................   81
OTHER MATTERS...............................................   81
DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS......   81
LEGAL MATTERS...............................................   81
EXPERTS.....................................................   82
INDEX TO FINANCIAL STATEMENTS...............................  F-1
APPENDIX A -- Agreement and Plan of Merger..................  A-1
APPENDIX B -- Opinion of Financial Adviser..................  B-1
APPENDIX C -- Section 262 of the Delaware General
  Corporation Law relating to appraisal rights..............  C-1
APPENDIX D -- Stock Option Agreement........................  D-1

                                    SUMMARY

     The following provides a summary of certain information included in this Prospectus and the documents incorporated herein by reference. This summary is not intended to be a complete description of the matters covered in this Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere herein, the Appendices hereto and the documents incorporated herein by reference. Stockholders of ASB are urged to read this Prospectus in full, including the Appendices.

GENERAL

     This Prospectus relates to the issuance of shares of BancGroup Common Stock in connection with the proposed Merger of ASB with and into BancGroup. In addition, this Prospectus describes the Debentures to be issued to Mr. and Mrs. Adkins and Mrs. Spann in connection with the Merger.

THE SPECIAL MEETING

     This Prospectus is being furnished to the holders of ASB Common Stock in connection with the solicitation by the ASB Board of Directors of proxies for use at the Special Meeting and at any and all adjournments and postponements thereof, at which ASB stockholders will be asked to vote upon (i) a proposal to adopt the Agreement; and (ii) such other business as may properly come before the meeting. The Special Meeting will be held at the corporate offices of ASB
located at 255 5th Street, Ashville, Alabama 35953, at   .m., local time, on
            , 1998. See "The Special Meeting -- General."

     ASB's Board of Directors has fixed the close of business on             ,
1997, as the Record Date (the "Record Date") for determination of the stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of ASB Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. Stockholders who execute proxies retain the right to revoke them at any time prior to the proxies being voted at the Special Meeting. As of the Record Date, there were 180 record holders of ASB Common Stock and 84,120 shares of ASB Common Stock issued and outstanding each entitled to one vote per share. See "The Special
Meeting -- Record Date; Shares Entitled to Vote; Vote Required for the Merger."

     Adoption of the Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of the shares representing a majority of the voting power present at the Special Meeting. As of the Record Date, directors and executive officers of ASB and their affiliates owned [24,014] shares of ASB Common Stock representing approximately [28.55%] of the outstanding shares. These individuals have agreed with BancGroup to vote their shares in favor of the Merger. The directors and executive officers of BancGroup owned, as of the Record Date, no shares of ASB Common Stock. As of the Record Date, BancGroup and ASB each held no shares of ASB Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted. See "The Special Meeting -- Record Date; Shares Entitled to Vote; Vote Required for the Merger."

     Proxies should be returned to ASB in the envelope enclosed herewith. Stockholders of ASB submitting proxies may revoke their proxies (i) by giving notice of such revocation in writing to the Secretary of ASB at or prior to the Special Meeting, (ii) by executing and delivering a proxy bearing a later date to the Secretary of ASB at or prior to the Special Meeting, or (iii) by attending the Special Meeting and voting in person. See "The Special
Meeting -- Solicitation, Voting and Revocation of Proxies."

THE COMPANIES

     BancGroup. BancGroup is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). It was organized in Delaware in 1974 and has operated under its current name and management since 1981. BancGroup operates a wholly owned commercial banking subsidiary, Colonial Bank, in the states of Alabama, Georgia, Florida and Tennessee. At September 30, 1997 Colonial Bank conducted a full service commercial banking business through 118 branches in Alabama, 5 branches in Tennessee, 14 branches in Georgia and 51 branches in Florida. BancGroup has also entered into agreements to acquire additional banks. Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which as of September 30, 1997 serviced approximately $12.5 billion in residential loans and which originates residential mortgages in 37 states through four divisional offices. At September 30, 1997, BancGroup had consolidated total assets of $6.6 billion and consolidated stockholders' equity of $472.4 million. Since September 30, 1997, BancGroup has acquired one banking institution with assets of $65.0 million and stockholders' equity of $6.3 million. This acquisition is included in the pro forma statements included herein. See "Business of BancGroup."

     ASB. ASB, a Delaware corporation, is a bank holding company within the meaning of the BHCA. As of September 30, 1997, ASB had consolidated total assets of $144.5 million and consolidated stockholders' equity of $12.1 million. ASB conducts its business activities through its wholly-owned bank subsidiary, Ashville Savings Bank, which is organized in Alabama as a commercial bank chartered under the laws of the State of Alabama. Ashville Savings Bank (the "Bank") operates from its main office in Ashville, Alabama and at eight branch offices located in Blount, Etowah and St. Clair, Alabama counties. ASB's principal executive office is located at 255 5th Street, Ashville, Alabama 35953, and its telephone number at such address is 205-594-4141.

THE MERGER

     The Agreement provides for the Merger of ASB with and into BancGroup, with BancGroup to be the surviving corporation. Upon the date of consummation of the Merger (the "Effective Date"), each outstanding share of ASB Common Stock (except shares as to which dissenters' rights of appraisal are perfected pursuant to Section 262 of the DGCL and shares of ASB Common Stock held of record by Mr. and Mrs. Adkins and by Mrs. Spann) will be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock, subject to the treatment of fractional shares as described below. The number of shares of BancGroup Common Stock into which each outstanding share of ASB Common Stock on the Effective Date will be converted will be equal to $245.18 divided by the Market Value (the "Merger Consideration"). The "Market Value" shall be the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the ten consecutive trading days ending on the trading day five calendar days immediately preceding the Effective Date. Regardless of the Market Value, however, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 632,362 (based upon a minimum Market Value of $20.40) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 467,398 (based upon a maximum Market Value of $27.60), based upon 52,614 shares of ASB Common Stock outstanding as of the date of the Agreement.

     No fractional shares of BancGroup Common Stock will be issued in connection with the Merger. To the extent that a fractional interest arises as a result of the BancGroup Common Stock issuable in the Merger, cash will be paid in lieu thereof based upon the Market Value of such fractional interest.

     As of December 11, 1997, the Market Value as defined above exceeded the maximum Market Value as defined above. If on the Effective Date, the Market Value exceeds the maximum, then each share of ASB Common Stock will be converted into 8.883 shares of BancGroup Common Stock (i.e. $245.18 divided by $27.60, the maximum Market Value). As a result, a stockholder of ASB who owns 500 shares of ASB Common Stock would receive 4,441.6 shares of BancGroup Common Stock ($245.18 divided by $27.60 and multiplied by 500), with the .6 of a share paid in cash equal to $16.56 (.6 multiplied by $27.60).

     Stockholders are advised to obtain current market quotations for BancGroup Common Stock. The market price of BancGroup Common Stock at the Effective Date, or on the date on which certificates representing such shares are received by ASB stockholders, may be higher or lower than the market price of BancGroup Common Stock as of the Record Date or at the time of the Special Meeting.

     The Agreement provides that if, prior to the Effective Date, ASB or BancGroup changes the number of shares of ASB Common Stock or BancGroup Common Stock, respectively issued and outstanding as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the ASB Common Stock shall be converted in the Merger.

     On the Effective Date, each share of ASB Common Stock held of record by Mr. and Mrs. Adkins and by Mrs. Spann shall be converted by operation of law and without any action by such holders into Debentures. The Debentures will be issued in the principal amount of $245.18 for each share of ASB Common Stock held of record by Mr. and Mrs. Adkins and Mrs. Spann. Assuming an aggregate of 31,506 shares of ASB Common Stock held by such persons, the aggregate principal amount of Debentures to be issued shall be $7,724,813 and, accordingly, Mr. and Mrs. Adkins jointly shall receive $5,125,847 aggregate principal amount of such Debentures and Mrs. Spann shall receive $2,598,966 aggregate principal amount of such Debentures. The Debentures shall be due and payable ten years from the Effective Date. The Debentures shall bear interest at the New York Prime Rate minus 1%, but in no event shall such interest rate be less than 7% per annum.

     The terms of the Debentures were negotiated by Mr. Adkins on behalf of Mrs. Adkins, Mrs. Spann and himself with representatives of BancGroup. Mr. and Mrs. Adkins and Mrs. Spann have signed agreements with BancGroup to accept the Debentures subject to ASB stockholders' adoption of the Agreement and approval of the consummation of the Merger. See "The Merger -- Description of Debentures."

     ASB stockholders will be given notice of the consummation of the Merger promptly after the Effective Date of the Merger. Certificates for the shares of BancGroup Common Stock issued will not be distributed or dividends paid on such shares until stockholders surrender their certificates representing their shares of ASB Common Stock. See "The Merger -- General," and "-- Surrender of ASB Common Stock Certificates."

     For certain information concerning voting at the Special Meeting, dissenters' rights, and management of BancGroup and ASB, see "The Special Meeting -- Solicitation, Voting and Revocation of Proxies," "-- Record Date; Shares Entitled to Vote; Vote Required," "The Merger -- General;" "-- Rights of Dissenting Stockholders," "Business of Bancgroup -- Voting Securities and Principal Stockholders," "-- Security Ownership of Management," and "Business of ASB -- Principal Holders of Common Stock."

REASONS FOR THE MERGER, RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF ASB

     The ASB Board of Directors believes that the Agreement and the Merger are in the best interests of ASB and its stockholders. THE ASB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ASB STOCKHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT. The ASB Board of Directors believes that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of ASB and BancGroup will provide an enhanced ability to compete in the changing and competitive financial services industry. See "The Merger -- Background of the Merger and ASB's Reasons for the Merger."

     In unanimously approving the Agreement, ASB's directors considered, among other things, the financial condition of each of ASB and BancGroup, the terms and conditions of the Agreement, the financial terms and income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay and the opinion of The Carson Medlin Company ("Carson Medlin") as to the fairness of the Merger, from a financial point of view, to the stockholders of ASB. See "The Merger -- Background of the Merger and ASB's Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR

     Carson Medlin has rendered an opinion to the ASB Board of Directors that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the Merger Consideration is fair, from a financial point of view, to the stockholders of ASB who are receiving BancGroup Common Stock in the Merger. The opinion of Carson Medlin dated as of the date of this Prospectus is attached as Appendix C to this Prospectus. ASB stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "The Merger -- Opinion of Financial Advisor."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- STOCK OPTION

     In connection with the Agreement, BancGroup and ASB have entered into a stock option agreement dated August 28, 1997 (the "Option Agreement"), pursuant to which, under certain circumstances, BancGroup will have an option to purchase up to 19.9% of the outstanding shares of ASB Common Stock at a purchase price of $245.18 per share. The option will become exercisable upon the occurrence of certain events which are generally related to the potential acquisition of ASB by another party. The option was granted by ASB as a condition of, and in consideration for, BancGroup's entering into the Agreement; and, the option is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for any third party to acquire control of ASB while BancGroup is seeking to consummate the Merger. See "The
Merger -- Certain Relationships and Related Transactions -- Stock Option."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of ASB's management and its Board of Directors have interests in the Merger in addition to their interests as stockholders of ASB generally. Those interests relate to the following, among other things: (i) a consulting agreement between Colonial Bank and Mr. Adkins, pursuant to which Mr. Adkins will receive consulting fees of $140,000, payable in three installments over two years; (ii) an agreement not to compete between Colonial Bank and Mr. Adkins for a term of three years pursuant to which Mr. Adkins will receive the sum of $350,000, payable over three years; (iii) $60,000 payable to Mr. Adkins for service as Chairman of ASB; (iv) a deferred compensation agreement pursuant to which, in the event of a change in control of ASB, Mr. Adkins will receive monthly payments of $8,333.33, commencing with January 1 of the fourth calendar year following the calendar year in which Mr. Adkins' employment with the Company or any of its affiliates terminates, continuing for a period of seven years; (v) $125,000 payable, on the Effective Date, to the directors of ASB (except Mr. Adkins) in the amount of $25,000 each for service as directors of ASB; and (vi) the continued indemnification by BancGroup of the former and present officers and directors of ASB and its subsidiaries following consummation of the Merger. See "The Merger -- Interests of Certain Persons in the Merger" "-- Description of Debentures," and "-- Deferred Compensation Agreement."

     In addition, Mr. and Mrs. Adkins and Mrs. Spann will receive Debentures in the Merger rather than BancGroup Common Stock. The value attributed to the ASB Common Stock held by Mr. and Mrs. Adkins and Mrs. Spann for purposes of receipt of the Debentures is $245.18 per share, the same value attributed to ASB Common Stock held by other stockholders of ASB. The Debentures, which pay a rate of interest equal to the New York Prime Rate minus 1%, but in no event less than 7% per annum, are due and payable in ten years, and are senior to the BancGroup Common Stock upon liquidation of BancGroup. Therefore, they may have less risk than BancGroup Common Stock. However, the Debentures are not transferable and, therefore, no trading market for the Debentures will develop. As of the Record Date, Mr. and Mrs. Adkins and Mrs. Spann together owned 31,506 shares of ASB Common Stock representing 37.45% of the outstanding shares. See "The
Merger -- Description of Debentures."

     On the Effective Date, and subject to the agreements referenced above, all employees of ASB shall, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of the Agreement. All employees of ASB who become employees of BancGroup or its subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees, except as stated otherwise in the Agreement. See "The
Merger -- Interests of Certain Persons in the Merger -- Employee Benefit
Matters."

RIGHTS OF DISSENTING STOCKHOLDERS

     Pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL"), the holders of ASB Common Stock have dissenters' rights with respect to the Merger. Any ASB stockholder who does not vote in favor of the proposal to adopt the Agreement and approve the Merger contemplated thereby and who complies with certain requirements of the applicable provisions of the DGCL may have the right to an appraisal and payment for such person's shares of ASB Common Stock.

     TO PERFECT DISSENTERS' RIGHTS OF APPRAISAL, A HOLDER OF ASB COMMON STOCK MUST STRICTLY COMPLY WITH THE APPLICABLE STATUTORY PROVISIONS, A COPY OF WHICH IS ATTACHED AS APPENDIX C TO THIS PROSPECTUS. ANY HOLDER OF ASB COMMON STOCK WHO RETURNS A SIGNED PROXY BUT WHO FAILS TO PROVIDE VOTING INSTRUCTIONS WITH RESPECT TO THE PROPOSAL TO ADOPT THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY WILL BE DEEMED TO HAVE VOTED IN FAVOR OF SUCH PROPOSAL AND WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS OF APPRAISAL. See "The Merger -- Rights of Dissenting Stockholders."

CONDITIONS TO THE MERGER

     The obligations of ASB and BancGroup, respectively, to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted pursuant to the Agreement and by law) of various conditions set forth in the Agreement including, but not limited to: (i) the adoption of the Agreement by the holders of the shares representing a majority of the voting power present at the Special Meeting; (ii) the notification to, or approval of the Merger by, the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the approval of the Merger of the Bank with Colonial Bank (the "Bank Merger") by the Alabama Banking Department (the "Alabama Department") and the Federal Reserve;
(iii) the absence of any pending or threatened litigation which seeks to restrain or prohibit the Merger; (iv) receipt of opinions of counsel as to certain matters; and (v) receipt of an opinion from Coopers & Lybrand L.L.P. as to certain tax matters.

     The obligation of ASB to consummate the Merger is further subject to several conditions, including, but not limited to: (i) the absence of any material adverse changes in the financial condition or affairs of BancGroup; and
(ii) the shares of BancGroup Common Stock to be issued under the Agreement being approved for listing on the NYSE.

     The obligation of BancGroup to consummate the Merger is further subject to various conditions, including, but not limited to: (i) the absence of any material adverse change in the financial condition or affairs of ASB; (ii) the number of shares as to which holders of ASB Common Stock have exercised dissenter's rights of appraisal not exceeding 15% of the outstanding shares of ASB Common Stock; and (iii) the execution by Mr. Adkins of certain ancillary agreements. See "The Merger -- Interests of Certain Persons in the Merger."

     Applications for appropriate regulatory approvals by the Federal Reserve and the Alabama Department have been filed with such agencies. NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY STOCKHOLDER AND REGULATORY APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. ASB AND BANCGROUP ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED DURING THE FIRST QUARTER OF 1998. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

     See "The Merger -- Conditions to Consummation of the Merger" and "-- Regulatory Approvals."

AMENDMENT OR TERMINATION OF AGREEMENT

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, after adoption of the Agreement and the merger by the holders of ASB Common Stock, no amendment decreasing the consideration to be received by ASB stockholders may be made without the further approval of such stockholders. Such amendments may require the filing with the Commission of an amendment of the Registration Statement, of which this Prospectus forms a part. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after adoption of the Agreement by the stockholders of ASB, by the mutual consent of the respective Boards of Directors of ASB and BancGroup, or by the Board of Directors of either BancGroup or ASB under certain circumstances including, but not limited to, the failure of the transactions contemplated by the Agreement to be consummated on or prior to March 1, 1998, if such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate. See "The Merger -- Amendment or Termination of Agreement."

COMPARATIVE RIGHTS OF STOCKHOLDERS

     At the Effective Date, ASB stockholders, whose rights are governed by ASB's Certificate of Incorporation, as amended (the "ASB Certificate"), and Bylaws (the "ASB Bylaws") and by the DGCL, will automatically become BancGroup stockholders, and their rights as BancGroup stockholders will be governed by BancGroup's Restated Certificate of Incorporation (the "BancGroup Certificate") and Bylaws (the "BancGroup Bylaws") and the DGCL. The rights of BancGroup stockholders differ from the rights of ASB stockholders in certain important respects, including with respect to certain anti-takeover provisions provided for in the BancGroup Certificate and the BancGroup Bylaws. A discussion of these rights and a comparison thereof is set forth at "BancGroup Capital Stock and Debentures -- Changes in Control," and "Comparative Rights of Stockholders."

FEDERAL INCOME TAX CONSEQUENCES

     No ruling with respect to the federal income tax consequences of the Merger to ASB's stockholders will be requested from the Internal Revenue Service (the "IRS"). ASB has received an opinion from Coopers & Lybrand L.L.P., that, among other things: (i) the Merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no gain or loss will be recognized by BancGroup or ASB; (iii) no gain or loss will be recognized by the stockholders of ASB who receive shares of BancGroup Common Stock except to the extent of any cash paid for fractional shares, and except to the extent of any dividends received from ASB prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of ASB Common Stock exchanged in the Merger less any basis allocated to any fractional share of BancGroup Common Stock settled by cash payment; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of ASB Common Stock exchanged therefore if such share of ASB Common Stock were capital assets in the hands of the exchanging ASB stockholder; (vi) cash received by an ASB stockholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the ASB Common Stock was a capital asset in his or her hands as of the Effective Date); (vii) stockholders of ASB who receive Debentures pursuant to the Agreement will be treated as having received such Debentures in full payment in exchange for their ASB Common Stock and such exchange shall qualify as a capital gain which qualifies for installment treatment for purposes of Section 453 and 453A of the Code; and (viii) receipt of the Debentures shall not be considered payment for purposes of Section 453(f)(3) of the Code. Stockholders who receive cash for their shares of ASB Common Stock upon perfection of dissenters' rights also will realize gain or loss for federal income tax purposes with respect to such shares. See "The Merger -- Certain Federal Income Tax Consequences." TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS CAN VARY, HOWEVER, AND ASB STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM.

ACCOUNTING TREATMENT

     The Merger of ASB into BancGroup will be treated as a "purchase" transaction by BancGroup for accounting purposes. See "The Merger -- Accounting Treatment."

RECENT PER SHARE MARKET PRICES

     BancGroup. BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." Prior to February 21, 1995, BancGroup had two classes of common stock outstanding, Class A and Class B. Class B Common Stock was not publicly traded. Class A Common Stock was traded on the Nasdaq National Market System ("Nasdaq NMS") under the symbol "CLBGA" until February 24, 1995. On February 21, 1995, the BancGroup Class A Common Stock and Class B Common Stock were reclassified into BancGroup

Common Stock. Trading of BancGroup Common Stock on the NYSE commenced on February 24, 1995. The following table shows the dividends per share and indicates the high and low closing prices of the BancGroup Class A Common Stock and the BancGroup Common Stock as reported on the Nasdaq NMS and the NYSE, respectively, for the last two full fiscal years.

                                                                   PRICE PER SHARE
                                                                 OF BANCGROUP COMMON
                                                                        STOCK
                                                              --------------------------
                                                                 HIGH            LOW
                                                              ----------      ----------
1995
First Quarter...............................................  $11 13/16       $ 9 3/4
Second Quarter..............................................   13 5/8          11 9/16
Third Quarter...............................................   14 15/16        13 3/4
Fourth Quarter..............................................   16 7/16         14 1/4
1996
First Quarter...............................................   18 1/4          15
Second Quarter..............................................   18 1/16         15 5/8
Third Quarter...............................................   17 15/16        15 5/8
Fourth Quarter..............................................   20 1/8          17 3/8
1997
First Quarter...............................................   24              18 2/3
Second Quarter..............................................   24 7/8          22
Third Quarter...............................................   29 3/16         24 1/4
Fourth Quarter (through December 11, 1997)..................   34 7/8          28 15/16

     ASB. There is no established public trading market for the ASB Common Stock. The shares of ASB Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of ASB is aware of certain transactions in shares of ASB that have occurred in the over-the-counter market, although the trading prices of all stock transactions are not known. The following sets forth the trading prices for the shares of ASB Common Stock that have occurred since January 1, 1995 for transactions in which the trading prices are known to management of ASB:

                                                                 PRICE PER SHARE
                                                              OF ASB COMMON STOCK(1)
                                                              ----------------------
                                                                HIGH          LOW
                                                              --------      --------
1995
First Quarter...............................................   $ 85.00       $ 85.00
Second Quarter..............................................       N/A           N/A
Third Quarter...............................................       N/A           N/A
Fourth Quarter..............................................    100.00        100.00
1996
First Quarter...............................................       N/A           N/A
Second Quarter..............................................       N/A           N/A
Third Quarter...............................................    100.00        100.00
Fourth Quarter..............................................    100.00        100.00
1997
First Quarter...............................................    106.00        106.00
Second Quarter..............................................       N/A           N/A
Third Quarter...............................................       N/A           N/A
Fourth Quarter (through December 11, 1997)..................       N/A           N/A

     On July 8, 1997, the date immediately preceding the public announcement of the Merger, the closing price of the BancGroup Common Stock on the NYSE was $26.25 per share. The following table presents the Market Value of BancGroup Common Stock on that date, and the Market Value and equivalent per share value of ASB Common Stock on that date:

                                                                               EQUIVALENT
                                             BANCGROUP            ASB         PRICE PER ASB
                                          COMMON STOCK(1)   COMMON STOCK(2)     SHARE(3)
                                          ---------------   ---------------   -------------
Comparative Market Value................      $26.25            $106.00          $245.18

---------------

(1) Closing price as reported by the NYSE on July 8, 1997.
(2) There is no established public trading market for the shares of ASB Common Stock. The value shown is the price at which shares of ASB Common Stock were sold on March 15, 1997, which was the last sale price prior to the public announcement of the Merger on July 9, 1997, of which management of ASB is aware.
(3) If the Merger had closed on July 8, 1997 and assuming that the Market Value as that term is defined herein had also been $26.25 on July 8, 1997, 9.3402 ($245.18 divided by $26.25) shares of BancGroup Common Stock would have been exchanged for each share of ASB Common Stock.

     See "Comparative Market Prices and Dividends."

     The Debentures to be issued to Mr. and Mrs. Adkins and Mrs. Spann pursuant to the Agreement will be non-transferable, except under very limited circumstances, and, therefore, are expected to have no readily determinable market value. No trading market for the Debentures is expected to develop. There can be no assurance as to what the market price of the BancGroup Common Stock will be if and when the Merger is consummated.

CERTAIN LEGAL RESTRICTIONS ON ACQUISITIONS OF CONTROL

     Certain restrictions under Delaware law prevent a person who beneficially owns 15% or more of the BancGroup Common Stock from engaging in a "business combination" with BancGroup unless certain conditions are satisfied. Also, the Change in Bank Control Act of 1978 prohibits a person from acquiring "control" of BancGroup unless certain notice provisions with the Federal Reserve have been satisfied.

     The BancGroup Certificate and the BancGroup Bylaws also contain provisions which may deter or prevent a takeover of BancGroup that is not supported by BancGroup's Board of Directors. These provisions include: (i) a classified Board of Directors; (ii) supermajority voting requirements for certain "business combinations" that exceed the provisions of Delaware law described above; (iii) flexibility for the Board of Directors to consider non-economic and other factors in evaluating a "business combination;" (iv) inability of stockholders to call special meetings and act by written consent; and (v) certain advance notice provisions for the conduct of business at stockholder meetings.

     See "BancGroup Capital Stock and Debentures" and "Comparative Rights of Stockholders."

PER SHARE DATA

     The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and ASB on a historical basis and on a pro forma equivalent basis assuming consummation of the Merger. Certain information from the table has been taken from the condensed pro forma statements of condition and income included elsewhere in this document. The table should be read in conjunction with those pro forma statements.

                                                                 NINE MONTHS
                                                                    ENDED          YEAR ENDED
                                                              SEPTEMBER 30, 1997      1996
                                                              ------------------   ----------
PER SHARE DATA
BancGroup -- Historical (as restated):
  Net income
     Primary*...............................................        $ 1.32           $ 1.26
     Fully diluted*.........................................        $ 1.31             1.25
  Book value at end of period*..............................         11.26            10.29
Dividends per share:
  Common Stock*.............................................          0.45             0.54
ASB
Net income
  Historical:
     Primary................................................         14.29            16.45
     Fully diluted..........................................         14.29            16.45
  Pro forma equivalent assuming combination with ASB and
     completed business combination(a):
     Primary................................................         11.64            11.10
     Fully diluted..........................................         11.55            10.93
  Pro forma equivalent assuming combination with completed
     business combination, ASB and other probable business
     combinations(a):
     Primary................................................         11.37            11.19
     Fully diluted..........................................         11.28            11.10
Book value at end of period
  Historical................................................        144.02           128.86
  Pro forma equivalent assuming combination with completed
     business combination and ASB(a)........................        102.51              N/A
  Pro forma equivalent assuming combination with completed
     business combination, ASB and other probable business
     combinations(a)........................................        100.71              N/A
Dividends per share
  Historical(c).............................................            --
  Pro forma equivalent assuming combination with completed
     business combination and ASB(b)........................          4.00             4.80
  Pro forma equivalent assuming combination with completed
     business combination, ASB and other probable business
     combinations(b)........................................          4.00             4.80
BANCGROUP
Pro forma combined (ASB and completed business
  combination)..............................................
  Net income
     Primary................................................        $ 1.31             1.25
     Fully diluted..........................................        $ 1.30             1.23
     Book value at end of period............................         11.45              N/A

                                                                 NINE MONTHS
                                                                    ENDED          YEAR ENDED
                                                              SEPTEMBER 30, 1997      1996
                                                              ------------------   ----------
BANCGROUP
Pro forma combined (completed business combination, ASB and
  other probable business combination):
  Net income
     Primary................................................        $ 1.28             1.26
     Fully diluted..........................................        $ 1.27             1.25
     Book value at end of period............................         11.34              N/A

* Restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.
N/A Not applicable due to pro forma balance sheet being presented only at June 30, 1997, which assumes the transaction was consummated on the latest balance sheet date in accordance with Rule 11-02(b) of Regulation S-X.
(a) Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the conversion ratio so that the per share amounts are equated to the respective values for one share of ASB. For the purposes of these pro forma equivalent per share amounts, an 8.883 BancGroup Common Stock share conversion ratio is utilized. The ratio is based on the maximum Market Value, as defined, of $27.60 ($245.18/$27.60). As of December 11, 1997, the Market Value as defined exceeded the maximum Market Value allowed.
(b) Pro forma equivalent dividends per share are shown at BancGroup Common Stock dividend per share rate multiplied by the 8.883 conversion ratio per share of ASB Common Stock (see note (a) above). BancGroup presently contemplates that dividends will be declared in the future. However, the payment of cash dividends is subject to BancGroup's actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.

                              THE SPECIAL MEETING

GENERAL

     This Prospectus is being furnished to the holders of ASB Common Stock in connection with the solicitation by the ASB Board of Directors of proxies for use at the Special Meeting and at any and all adjournments and postponements thereof, at which ASB stockholders will be asked to vote upon (i) a proposal to adopt the Agreement; and (ii) such other business as may properly come before the meeting. The Special Meeting will be held at the corporate office of ASB
located at 255 5th Street, Ashville, Alabama 35953, at   .m., local time, on
            , 1998.

     THE BOARD OF DIRECTORS OF ASB BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF ASB AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE AGREEMENT (ITEM 1 ON THE PROXY
CARD).

     This Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup Common Stock to be issued in the Merger. In addition, this Prospectus describes the Debentures to be issued to Mr. and Mrs. Adkins and Mrs. Spann in connection with the Merger. No vote of BancGroup stockholders is required to approve the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED FOR THE MERGER

     The Board of Directors of ASB has fixed the close of business on , 1997, as the Record Date for determination of stockholders entitled to notice of and to vote at the Special Meeting as of the Record Date. As of the Record Date, there were 180 record holders of ASB Common Stock and [84,120] shares of ASB Common Stock outstanding, each entitled to one vote per share.

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of ASB Common Stock on the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting. In the absence of a quorum, the Special Meeting may be postponed from time to time until ASB stockholders holding the requisite amount of shares of ASB Common Stock are represented in person or by proxy. In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, with respect to the proposal receiving the most such votes, will be counted. If a quorum is present, the affirmative vote of the holders of the shares representing a majority of the voting power present at the Special Meeting at the Special Meeting, is required to adopt the Agreement. Each holder of record of shares of ASB Common Stock is entitled to cast, for each share registered in his or her name, one vote on the proposal to adopt the Agreement as well as on each other matter presented to a vote of stockholders at the Special Meeting.

     As of the Record Date, directors and executive officers and their affiliates owned [24,014] shares of ASB Common Stock representing approximately 28.55% of the outstanding shares. These individuals have agreed with BancGroup to vote their shares in favor of the Merger.

     If the Agreement is adopted at the Special Meeting, ASB is expected to merge with and into BancGroup promptly after the other conditions to the Agreement are satisfied. See "The Merger -- Conditions to Consummation of the Merger."

     THE BOARD OF DIRECTORS OF ASB URGES THE STOCKHOLDERS OF ASB TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF ADOPTION OF THE AGREEMENT.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     In addition to soliciting proxies by mail, directors, officers and other employees of ASB, without receiving special compensation therefor, may solicit proxies from ASB's stockholders by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of ASB Common Stock.

     ASB will bear the cost of assembling and mailing this Prospectus and other materials furnished to stockholders of ASB. It will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of ASB, mail material to or otherwise communicate with beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup Common Stock to be issued in connection with the Merger.

     Shares of ASB Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. IF A PROXY IS SIGNED AND RETURNED WITHOUT ANY VOTING INSTRUCTIONS, SHARES OF ASB COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED "FOR" THE PROPOSAL TO ADOPT THE AGREEMENT AND IN ACCORDANCE WITH THE DETERMINATION OF THE MAJORITY OF THE BOARD OF DIRECTORS OF ASB AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF NECESSARY, THE PROXYHOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE SPECIAL MEETING. HOWEVER, NO PROXYHOLDER WILL VOTE ANY PROXIES VOTED "AGAINST" ADOPTION OF THE AGREEMENT "FOR" A PROPOSAL TO ADJOURN THE SPECIAL MEETING.

     A stockholder may revoke any proxy given pursuant to this solicitation by:
(i) delivering to the Secretary of ASB, prior to or at the Special Meeting, a written notice revoking the proxy; (ii) delivering to the Secretary of ASB, at or prior to the Special Meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to the revocation of ASB's proxies should be addressed to:

              ASB BANCSHARES, INC.
              P.O. Box 1500
              Ashville, Alabama 35953
              205-594-4141
              Attention: Frances Wise

     Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy.

     Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such proxies will, however, be counted for purposes of determining whether a quorum is present at the Special Meeting.

     The Board of Directors of ASB is not aware of any business to be acted upon at the Special Meeting other than consideration of the Merger described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of the Merger, or proxies as to which no voting instructions are given, will be voted to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in favor of the Merger. Proxies voted against the Merger and abstentions will not be voted for an adjournment. See "Adjournment of the Special Meeting."

EFFECT OF MERGER ON OUTSTANDING BANCGROUP COMMON STOCK

     Assuming that no dissenters' rights of appraisal are exercised in the Merger, a Market Value of BancGroup Common Stock of $27.60 (the maximum Market Value) on the Effective Date (as of December 11, 1997, the Market Value exceeded the maximum), BancGroup would issue 467,398 shares of BancGroup Common Stock to the stockholders of ASB, other than Mr. and Mrs. Adkins and Mrs. Spann, pursuant to the Merger. Based on those assumptions, the 467,398 shares of BancGroup Common Stock would represent approximately 1.10% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue, including shares to be issued pursuant to other pending acquisitions.

                                   THE MERGER

     The following sets forth a summary of the material provisions of the Agreement and the transactions contemplated thereby. The description does not purport to be complete and is qualified in its entirety by reference to the Agreement attached hereto as Appendix A and certain provisions of Delaware law relating to the rights of dissenting stockholders, a copy of which provisions is attached hereto as Appendix C. All ASB stockholders are urged to read the Agreement and the Appendices in their entirety.

GENERAL

     The Agreement provides for the Merger of ASB with and into BancGroup, with BancGroup to be the surviving corporation. Upon the Effective Date, each outstanding share of ASB Common Stock (except shares of ASB Common Stock as to which dissenters' rights of appraisal are perfected under Section 262 of the DGCL and shares of ASB Common Stock held of record by Mr. and Mrs. Adkins and Mrs. Spann) shall be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock. The number of shares of BancGroup Common Stock into which each outstanding share of ASB Common Stock on the Effective Date shall be converted shall be equal to $245.18 divided by the Market Value of BancGroup Common Stock. The Market Value shall be the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the ten consecutive trading days ending on the trading day five calendar days immediately preceding the Effective Date. Regardless of the Market Value, however, and, assuming 52,614 shares of ASB Common Stock outstanding as of the Effective Date, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 632,362 (based upon a minimum Market Value of $20.40) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 467,398 (based upon a maximum Market Value of $27.60).

     No fractional shares of BancGroup Common Stock will be issued in connection with the Merger. To the extent that a fractional interest arises as a result of the BancGroup Common Stock issuable in the Merger, cash will be paid in lieu thereof based upon the Market Value.

     As of December 11, 1997, the Market Value above exceeded the maximum Market Value. If on the Effective Date, the Market Value exceeds the maximum, then each share of ASB Common Stock will be converted into 8.883 shares of BancGroup Common Stock (i.e. $245.18 divided by $27.60, the maximum Market Value). As a result, a stockholder of ASB who owns 500 shares of ASB Common Stock would receive 4,441.6 shares of BancGroup Common Stock ($245.18 divided by $27.60 and multiplied by 500) with the .6 of a share paid in cash equal to $16.56 (.6 multiplied by $27.60).

     Stockholders are advised to obtain current market quotations for BancGroup Common Stock. The market price of BancGroup Common Stock at the Effective Date, or on the date on which certificates representing such shares are received by ASB stockholders, may be higher or lower than the market price of BancGroup Common Stock as of the Record Date or at the time of the Special Meeting.

     The Agreement provides that if, prior to the Effective Date, ASB or BancGroup changes the number of shares of ASB Common Stock or BancGroup Common Stock, respectively issued and outstanding as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the ASB Common Stock shall be converted in the Merger.

     On the Effective Date, each share of ASB Common Stock held of record by Mr. and Mrs. Adkins and Mrs. Spann shall be converted by operation of law and without any action by such holders into the Debentures. The Debentures will be issued at the rate of $245.18 principal amount of Debentures for each share of ASB Common Stock held of record by Mr. and Mrs. Adkins and Mrs. Spann. Assuming an aggregate of 31,506 shares of ASB Common Stock held by such persons, the aggregate principal amount of Debentures to be issued shall be $7,724,813 and, accordingly, Mr. and Mrs. Adkins shall jointly receive $5,125,847 aggregate principal amount of such Debentures, and Mrs. Spann shall receive $2,598,966 aggregate principal amount of such Debentures. The Debentures shall be due and payable ten years from the Effective Date. The

Debentures shall bear interest at the New York Prime Rate minus 1%, but in no event shall such interest rate be less than 7% per annum.

     The terms of the Debentures were negotiated by Mr. Adkins on behalf of Mrs. Adkins, Mrs. Spann, and himself with representatives of BancGroup. Mr. and Mrs. Adkins and Mrs. Spann have signed agreements with BancGroup to accept the Debentures subject to ASB stockholders' approval of the consummation of the Merger. See "-- Description of Debentures."

     ASB stockholders will be given notice of the consummation of the Merger promptly after the Effective Date of the Merger. Certificates for the shares of BancGroup Common Stock issued will not be distributed or dividends paid on such shares until stockholders surrender their certificates representing their shares of ASB Common Stock.

BACKGROUND OF THE MERGER AND ASB'S REASONS FOR THE MERGER

     Background of the Merger. In April 1993, Joe W. Adkins, Chairman of the Board of Directors, Chief Executive Officer and President of ASB, was approached by Mr. Harold King, Vice Chairman of BancGroup, about the possibility of BancGroup acquiring ASB. Mr. Adkins informed Mr. King that ASB's goal was to remain independent and to grow slowly through the establishment of new branches.

     Mr. King had several subsequent meetings with Mr. Adkins about a possible merger, and, thereafter, Mr. King and Mr. Adkins exchanged information about their respective institutions. At a meeting held on May 25, 1993, attended by Mr. Adkins, Mrs. Frances Wise, Executive Vice President of Ashville Savings Bank and Secretary of ASB, Mr. King, Mr. Alan Romanchuck, who was then Chief Credit Officer of BancGroup and Mr. Flake Oakley, Secretary of BancGroup, BancGroup offered to acquire all of the issued and outstanding shares of ASB Common Stock for $11 million. The offer represented approximately 1.45 times the book value of outstanding ASB Common Stock. After careful consideration, the Board of Directors of ASB determined not to accept the offer and that remaining independent was in the best interest of the stockholders of ASB.

     During 1994, several institutions approached ASB about the possibility of a merger, including a small, multi-bank holding company headquartered in Alabama, which made an offer in September to acquire all of the issued and outstanding shares of ASB Common Stock for approximately $12.8 million. The offer represented approximately 1.5 times the book value of the outstanding shares of ASB Common Stock. At a regular meeting of the ASB Board of Directors held on October 15, 1994, the offer from such holding company was discussed and the ASB Board of Directors determined that it was in the best interest of the stockholders of ASB for ASB to remain an independent institution.

     In March 1995, Mr. King again approached ASB about the possibility of a merger with BancGroup. On March 6, 1995, Mr. King met with Mr. Adkins and informed him that BancGroup wished to increase its previous offer. Mr. Adkins once again informed Mr. King that ASB had determined to remain independent, but indicated that he would be willing to discuss the matter further. Mr. King offered to arrange a meeting between Mr. Adkins and Mr. Robert Lowder, Chairman of the Board of Directors, Chief Executive Officer and President of BancGroup.

     On March 13, 1995, Mr. Adkins met at Colonial Bank in Montgomery with Mr. Lowder, Mr. King, Mr. Romanchuck and Mr. Oakley. At the meeting, BancGroup presented Mr. Adkins with another offer to acquire ASB. Pursuant to the terms of the offer, all of the issued and outstanding shares of ASB Common Stock, except those shares held by Mr. and Mrs. Adkins and Mr. Adkins's sister, Mrs. Spann, would be exchanged for shares of BancGroup Common Stock. Mr. and Mrs. Adkins and Mrs. Spann, instead of receiving BancGroup Common Stock, would receive debentures issued by BancGroup and maturing in ten years. The proposal that Mr. and Mrs. Adkins and Mrs. Spann receive a different form of consideration than that received by other holders of ASB Common Stock was intended to assist Mr. and Mrs. Adkins and Mrs. Spann (ages 70, 55 and 65, respectively) with retirement planning. The total consideration offered represented approximately
1.5 times the book value of the outstanding ASB Common Stock. In a meeting of the ASB Board of Directors held on March 15, 1995, the Board of Directors discussed the offer and again determined that it was in the best interest of the stockholders of ASB for ASB to remain independent.

     During an ASB Board of Directors' meeting on April 16, 1997, Lyman Lovejoy, a director of ASB, informed the Board that he had been contacted by Steve Whatley, President and CEO of Colonial Bank, East Central Region, about the possibility of a merger with BancGroup. On April 24, 1997, Mr. Adkins met with Mr. Whatley at Colonial Bank's office in Oxford, Alabama. Mr. Adkins indicated that ASB would be willing to entertain another offer from BancGroup.

     On June 2, 1997, Mr. Adkins received a formal proposal from BancGroup pursuant to which BancGroup offered to pay the stockholders of ASB total consideration of $18.05 million for the outstanding shares of ASB Common Stock. On June 3, 1997, after reviewing the terms of recent bank acquisitions in Alabama and other Southern states in light of ASB's size, location, capital and income and after conferring with the directors of ASB individually, Mr. Adkins presented BancGroup with a letter outlining a counter-proposal whereby a majority of the Board of Directors of ASB would agree to recommend to the ASB stockholders a sale of ASB to BancGroup for consideration equaling two times the book value of ASB Common Stock.

     On June 20, 1997, Mr. Adkins, Mr. Oakley and Mr. Whatley met in Oxford and reached substantial agreement regarding the terms of ASB's counterproposal. Mr. Oakley and Mr. Whatley presented Mr. Adkins with a formal offer to acquire ASB for consideration equaling $239.25 per share of ASB Common Stock. On June 25, 1997, during a regular meeting of the ASB Board of Directors, the Board considered BancGroup's latest proposal. The ASB Board of Directors determined that, although BancGroup's offer of $239.25 per share was less than two times the $134.50 per share book value of ASB as of April 30, 1997, the terms of the offer were acceptable and in the best interest of the stockholders. The ASB Board of Directors considered, among other factors, the amount of consideration being offered, the tax-free nature of the proposed transaction, the rapid changes occurring in the regulatory environment and the banking industry generally, the increased cost of new services and the means to offer those services and the potential market for ASB. The Board of Directors also discussed the different forms of consideration that were being offered to stockholders of ASB Common Stock. Mr. Adkins, speaking on behalf of himself, his wife and his sister, informed the Board of Directors that their desire to receive debentures was the result of their need to provide steady income in retirement. The Board of Directors determined that, in light of Mr. Adkins' expressed desire on behalf of himself and his wife and sister to provide steady income in their retirement years, a different form of consideration was acceptable. The Board of Directors gave Mr. Adkins authority to accept the offer as presented, or to negotiate further for additional consideration.

     On July 1, 1997, Mr. Adkins met with Mr. Oakley and Mr. Whatley and indicated that ASB would accept the offer if the consideration were increased by $1.25 million. BancGroup agreed to increase the total consideration to be paid by BancGroup by only $625,000, $125,000 was to be paid to the directors of ASB as compensation for their service on the Board of Directors and $500,000 was to be paid to ASB stockholders. In addition, BancGroup agreed to pay $60,000 to Mr. Adkins as compensation for his service as Chairman of the Board of Directors.

     ASB and BancGroup executed a letter of intent reflecting the revised terms on July 8, 1997. On August 28, 1997, following several weeks of negotiations and due diligence, the Board of Directors of ASB determined that the transaction was in the best interests of the stockholders of ASB and approved the Agreement.

     ASB's Reasons for the Merger. The terms of the Agreement, including the consideration to be paid to ASB stockholders, were the result of arm's length negotiations between the representatives of BancGroup and ASB. Among the factors considered by the Board of Directors of ASB in deciding to approve, adopt and recommend the Agreement and the transactions contemplated thereby were:

          (a) the consideration to be paid to ASB stockholders in relation to the respective market values, book values, earnings per share and dividend rates of ASB Common Stock and BancGroup Common Stock;

          (b) information concerning the respective financial condition, results of operations, capital levels, asset quality and prospects of ASB and BancGroup;

          (c) the short-term and long-term impact the Merger will have on the BancGroup consolidated results of operations, including anticipated cost savings resulting from consolidations in certain areas;

          (d) the general structure of the transaction;

          (e) the compatibility of management and business philosophy;

          (f) the likelihood of receiving the requisite regulatory approvals in a timely manner;

          (g) the general tax-free nature of the Merger to stockholders of ASB;

          (h) the ability of the combined enterprise to compete in relevant banking and non-banking markets;

          (i) industry and economic conditions, including trends in the consolidation of the financial services industry;

          (j) the impact of the Merger on the depositors, employees, customers of and communities served by ASB through expanded consumer lending and retail banking products and services; and,

          (k) the opinion of ASB's financial advisor as to the fairness, from a financial point of view, of the Merger Consideration to be paid to ASB stockholders.

     In adopting the Agreement and approving the transactions contemplated thereby, ASB's Board of Directors was aware that (i) the Agreement contains certain provisions prohibiting ASB from soliciting other offers to acquire ASB (see "-- Conduct of Business Pending the Merger") and (ii) BancGroup would be able to exercise its rights under the Option Agreement in certain circumstances generally relating to the failure of ASB to consummate the Merger because of another offer for ASB or a material change or a potential material change in the ownership of ASB (see "-- Certain Relationships and Related
Transactions -- Stock Option"). However, the ASB Board of Directors was also aware that such terms were specifically bargained for and insisted upon by BancGroup as inducements to enter into the Agreement, and that the obligations of the ASB Board of Directors under the Agreement to recommend that ASB stockholders adopt the Agreement and to use its reasonable efforts to obtain such adoption were explicitly made subject to the fiduciary duties of the ASB Board of Directors as advised by counsel to ASB. Accordingly, the Agreement expressly permits the ASB Board of Directors, in the exercise of its fiduciary duties, to withdraw or change its recommendation of the Agreement and to suspend or terminate its efforts to obtain stockholder adoption of the Agreement at the Special Meeting (in such circumstances, however, BancGroup may still be able to exercise its rights under the Option Agreement).

     The foregoing discussion of the information and factors considered by ASB's Board of Directors is not intended to be exhaustive but includes all material factors considered by ASB's Board of Directors. In reaching its determination to approve the Merger, ASB's Board of Directors did not assign any relative or specific weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated thereby, and considering, among other things, the matters discussed above and the opinion of Carson Medlin referred to above, ASB's Board of Directors unanimously approved the Agreement and the transactions contemplated thereby, including the Option Agreement, as being in the best interests of ASB and its stockholders.

     ASB'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ASB STOCKHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT.

OPINION OF FINANCIAL ADVISOR

     Pursuant to an engagement letter dated August 19, 1997, ASB engaged Carson Medlin to provide the Board of Directors of ASB with a written opinion regarding the fairness from a financial point of view of the stock consideration to be received by the unaffiliated stockholders of ASB. ASB selected Carson Medlin as its financial adviser on the basis of Carson Medlin's experience and expertise in representing community banks in acquisition transactions. Carson Medlin is an investment banking firm which specializes in the advising of financial institutions located in the southeastern United States. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of financial institutions and transactions relating to their securities.

     On August 28, 1997, Carson Medlin delivered its verbal opinion to the Board of Directors of ASB that the consideration provided for in the Agreement is fair, from a financial point of view, to the unaffiliated stockholders who are the holders of 52,614 of the outstanding shares of ASB. Carson Medlin subsequently confirmed such verbal opinion in writing as of that date. The full text of Carson Medlin's written opinion dated August 28, 1997 is attached as Appendix B to this Prospectus. It sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Carson Medlin in connection with its opinion. The following summary of the opinion is qualified in its entirety by reference to the full text of such opinion.

     Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of ASB, nor was it furnished with any such appraisals.

     Carson Medlin is not expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses. It has not reviewed any individual credit files of ASB or BancGroup. Instead, it has assumed that the allowances for each of ASB and BancGroup are adequate to cover their potential loan losses. Carson Medlin assumed that the Merger will be recorded as a purchase under generally accepted accounting principles. Carson Medlin's opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it.

     Carson Medlin reviewed certain financial projections prepared by ASB and BancGroup. Carson Medlin assumed that these projections were prepared on a reasonable basis using the best and most current information available to the managements of ASB and BancGroup, and that such projections will be realized in the amounts and at the times contemplated thereby. Neither ASB nor BancGroup publicly discloses internal management projections of the type provided to Carson Medlin. Such projections were not prepared for, or with a view toward, public disclosure.

     In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying Carson Medlin's opinion. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of ASB and BancGroup and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future result or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. Except as described below, none of the analyses performed by Carson Medlin were assigned a greater significance by Carson Medlin than any other.

     In connection with its opinion dated August 28, 1997, Carson Medlin reviewed: (i) the Agreement; (ii) the annual reports to stockholders of BancGroup, including the audited financial statements for the three years ended December 31, 1996; (iii) audited financial statements of ASB for the three years ended December 31, 1996; (iv) bank call reports for ASB for the two years ending December 31, 1996 and for the six months ending June 30, 1997; (v) the unaudited interim financial statements of BancGroup for the six months ended June 30, 1997; (vi) the unaudited interim financial statements of ASB for the six months ended June 30, 1997; and, (vii) certain other financial and operating information with respect to the business, operations and prospects of ASB and BancGroup. In addition, Carson Medlin: (a) held discussions with members of the senior management of ASB and BancGroup regarding the historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stock of ASB and BancGroup and compared them with those of certain publicly traded companies which it deemed to be relevant; (c) compared the results of operations of ASB and BancGroup with those of certain banking companies which it deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and, (e) conducted certain other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

     The following is a summary of the principal analyses performed by Carson Medlin in connection with its opinion.

     Summary of Proposal. Carson Medlin reviewed the terms of the proposed transaction, including the per share consideration and the aggregate transaction value. The Agreement provides for a per share consideration of $245.18 for each of the 84,120 shares of ASB outstanding for an aggregate consideration of approximately $20.625 million. The form of consideration will be BancGroup Common Stock for all stockholders except for shares held by Mr. and Mrs. Adkins and Mrs. Spann and shares held by those who perfect dissenters' rights of appraisal. Shares of ASB held by Mr. and Mrs. Adkins and Mrs. Spann will receive the same per share consideration ($245.18) in the form, however, of BancGroup's 1997 Subordinated Acquisition Debentures, Series A. See "-- Conversion of ASB Common Stock," and "-- Description of Debentures."

     Carson Medlin calculated that the aggregate transaction value represented approximately 177 percent of stated book value at June 30, 1997, 14.2 times 1996 earnings, 13.2 times the annualized earnings as of June 30, 1997, an 8.3 percent core deposit premium (defined as the aggregate transaction value minus stated book value divided by core deposits) and 14.5% of total assets of ASB at June 30, 1997. Carson Medlin did not participate in the negotiation of the Agreement and was not involved in the determination of the amount or form of consideration to be paid.

     Industry Comparative Analysis. In connection with rendering its opinion, Carson Medlin compared selected operating results of ASB to those of 51 publicly-traded community commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina, Virginia and West Virginia (the "SIBR Banks") as contained in the Southeastern Independent Bank Review, a proprietary research publication prepared by Carson Medlin quarterly since 1991. The SIBR Banks range in asset size from approximately $98 million to $2.3 billion and in stockholders' equity from approximately $8.8 million to $232.6 million. Carson Medlin considers this group of financial institutions more comparable to ASB than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, profitability, capitalization, and asset quality of ASB to these financial institutions. Carson Medlin noted that based on results through the first three months of 1997: (i) ASB had a return on average assets ("ROA") for the three months ended March 31, 1997 of 1.00%, compared to mean ROA of 1.22% for the SIBR Banks; (ii) ASB had a return on average equity ("ROE") for the three months ended March 31, 1997 of 12.6%, compared to mean ROE of 12.6% for the SIBR Banks; (iii) ASB had common equity to total assets at March 31, 1997 of 7.9%, compared to mean common equity to total assets of 9.5% for the SIBR Banks; and (iv) ASB had non-performing assets (defined as loans 90 days past due, nonaccrual loans and other real estate) to total loans net of unearned income and other real estate at March 31, 1997 of 0.00%, compared to mean non-performing assets to total loans net of unearned income and other real estate of 1.03% for the SIBR Banks. This comparison indicated that ASB's financial performance was near the average for the SIBR Banks for most of the factors considered.

     Carson Medlin also compared selected operating results of BancGroup to those of eight other publicly traded, mid-size regional bank holding companies defined as those with assets between $4 and $29 billion (the "Peer Banks") located in the Southeast. The Peer Banks include: AmSouth Bancorporation, Compass Bancshares, Inc., First American Corporation, First Tennessee National Corporation, National Commerce Bancorporation, Regions Financial Corporation, SouthTrust Corporation, and Union Planters Corporation). Carson Medlin considers this group of financial institutions comparable to BancGroup as to financial characteristics, stock price performance and trading volume. Carson Medlin compared selected balance sheet data, asset quality, capitalization, profitability ratios and market statistics using financial data at or for the six months ended June 30, 1997 and market data as of August 19, 1997. This comparison showed, among other things, that (i) for the six months ended June 30, 1997, BancGroup's net interest margin was 4.30% compared to a mean of 4.19% and a median of 4.10% for the Peer Banks; (ii) for the six months ended June 30, 1997, its efficiency ratio (defined as non-interest expense divided by the sum of non-interest income and taxable equivalent net interest income before provision for loan losses) was 58.1% compared to a mean of 57.0% and a median of 56.2% for the Peer Banks; (iii) for the six months ended June 30, 1997, BancGroup's ROA was 1.23% compared to a mean of 1.34% and a median of 1.36% for the Peer Banks; (iv) for the six months ended June 30, 1997, BancGroup's ROE was 17.24% compared to a mean of 17.60% and a median of 17.13% for the Peer Banks;
(v) at June 30, 1997, BancGroup's stockholders' equity to total assets was 7.07% compared to a mean of 7.76% and a median of 7.53% for the Peer Banks; (vi) at June 30, 1997, BancGroup's non-performing assets to total assets were 0.60% compared to a mean of 0.33% and a median of 0.35% for the Peer Banks; (vii) at June 30, 1997, the ratio of BancGroup's loan loss reserves to non-performing assets was 161% compared to a mean of 319% and a median of 233% for the Peer Banks; and, (viii) at August 19, 1997, BancGroup's market capitalization was $1.1 billion compared to the Peer Banks which ranged from a low of $1.2 billion to a high of $4.8 billion. This comparison indicated that BancGroup's financial performance is average in comparison to the Peer Banks.

     No company or transaction used in the preceding Industry Comparative or the following Comparable Transaction Analyses is identical to ASB or the contemplated transaction. Accordingly, the results of these analyses necessarily involve complex considerations and judgments concerning differences in financial and operating characteristics of ASB and other factors that could affect the value of the companies to which ASB is being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable industry or transaction data.

     Comparable Transaction Analysis. Carson Medlin reviewed certain information relating to 15 selected Alabama bank mergers announced since January 1994 (the "Comparable Transactions"). The Comparable Transactions were (acquiree/acquiror): Peoples State Bancshares/Citizens Corporation; First State Corp./FirstFed Bancorp; Randolph Bancshares/Peoples Independent Bancshares; Firstbanc Holding/Alabama National; Farmers & Merchants Bank/The Colonial BancGroup, Inc.; Brundidge Banking Co./The Colonial BancGroup, Inc.; Shamrock Holding/The Colonial BancGroup, Inc.; State Bancshares Inc./Synovus Financial; First Fayette Bancshares/Regions Financial Corporation; First Monco Bancshares/South Alabama Bancorporation; BancAlabama, Inc./Union Planters Corporation; Southland Bancorp/ABC Bancorp; First American Bancorp/Alabama National; Alabama National/National Commerce; and, Union B&T Co./Regions Financial Corporation Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to earnings, stated book values, total assets and core deposit premiums.

     On the basis of the Comparable Transactions, Carson Medlin calculated a range of purchase prices as a percentage of stated book value for the Comparable Transactions from a low of 119.3% to a high of 213.2%, with a mean of 160.9%. These transactions indicated a range of values for ASB from $165.45 per share to $295.67 per share, with a mean of $223.14 per share (based on ASB's stated book value of $138.68 per share at June 30, 1997). The aggregate consideration implied by the terms of the Agreement is approximately $245.18 per share and implies a price to stated book value multiple of 176.8% which falls above the average of the range for the Comparable Transactions.

     Carson Medlin calculated a range of purchase prices as a multiple of earnings for the Comparable Transactions, from a low of 8.0 times to a high of
20.6 times, with a means of 14.0 times. These transactions indicated a range of values for ASB from $148.70 to $382.95 per share, with a mean of $260.26 per share (based on ASB's six months annualized 1997 earnings of $18.59 per share). The aggregate consideration implied by the terms of the Agreement is approximately $245.18 per share and implies a price to earnings multiple of 13.2 times which falls slightly below the average of the range for the Comparable Transactions.

     Carson Medlin calculated the core deposit premiums for the Comparable Transactions and found a range of values from a low of 4.0% to a high of 16.9%, with a mean of 8.0%. The premium on ASB's core deposits implied by the terms of the Agreement is 8.3%, above the average of the range for the Comparable Transactions.

     Finally, Carson Medlin calculated a range of purchase prices as a percentage of total assets for the Comparable Transactions from a low of 11.0% to a high of 22.3%, with a mean of 16.0%. The percentage of total assets implied by the terms of the Agreement is approximately 14.5%, slightly below the average of the range for the Comparable Transactions.

     Present Value Analysis. Carson Medlin calculated the present value of ASB assuming that ASB remained an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of ASB's future earnings and dividends. It assumed that the ASB Common Stock would be sold at the end of 5 years at 175% of book value. This value was then discounted to present value utilizing discount rates of 15% through 17%. These rates were selected because, in Carson Medlin's experience, they represent the rates that investors in securities such as the ASB Common Stock would demand in light of the potential appreciation and risks. On the basis of these assumptions, Carson Medlin calculated that the present value of ASB as an independent bank ranged from $192.68 per share to $209.87 per share. The aggregate consideration implied by the terms of the Agreement is approximately $245.18 per share, which falls above the high end of the range under present value analysis. Carson Medlin noted that the present value analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     Stock Trading History. Carson Medlin reviewed and analyzed the historical trading prices and volumes for the BancGroup Common Stock on a monthly basis from December 1992 to July 1997. Carson Medlin also compared price performance of the BancGroup Common Stock during this period to the Peer Banks.

     During the four quarters ending June 30, 1997, the ratio of stock price to trailing 12 months earnings per share for the Peer Banks ranged from a low of
12.6 times to a high of 17.1 times. BancGroup's recent price to earnings ratio ranged from a low of 10.6 times to a high of 14.4 times. BancGroup Common Stock has traded on average at a lower price to earnings ratio than the Peer Banks.

     During the four quarters ending June 30, 1997, the stock price as a percentage of book value for Peer Banks ranged from a low of 200% to a high of 264%. BancGroup's recent price to book ratio ranged from a low of 171% to a high of 230%. BancGroup Common Stock has traded on average at a lower price to book value ratio than the Peer Banks.

     Carson Medlin also examined the trading prices and volumes of ASB Common Stock. ASB Common Stock has not traded in volumes sufficient to be meaningful; therefore, Carson Medlin did not place any weight on the market price of the ASB Common Stock.

     Other Analysis. Carson Medlin also reviewed selected investment research reports on and earnings estimates for BancGroup. In addition, Carson Medlin prepared an overview of historical financial performance of ASB.

     The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of ASB could materially affect the assumptions used in preparing the opinion.

BANCGROUP'S REASONS FOR THE MERGER

     The Board of Directors of BancGroup has unanimously approved the Merger and the Agreement. BancGroup currently operates Colonial Bank as a network of "community banks" across Alabama, in major market areas in Georgia and Florida and limited market areas in Tennessee. The market area served by ASB represents a natural extension of BancGroup's East Central Alabama Region. In addition, ASB's community bank operating philosophy is an appropriate match with BancGroup's emphasis on community banking.

     In approving the Merger and the Agreement, the Board of Directors of BancGroup took into account: (i) the financial performance and condition of ASB, including its strong capital and good asset quality; (ii) similarities in the philosophies of BancGroup and ASB, including ASB's commitment to delivering high quality personalized financial services to its customers; and (iii) ASB's management's knowledge of and experience in the market areas of Blount, Etowah, and St. Clair Counties.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- STOCK OPTION

     This section describes certain provisions of the Option Agreement. This description is qualified in its entirety by reference to the Option Agreement, a copy of which is included as Appendix D to this Proxy Statement and incorporated herein by reference. ALL STOCKHOLDERS ARE URGED TO READ THE OPTION AGREEMENT IN ITS ENTIRETY.

     Pursuant to the Option Agreement, ASB has granted to BancGroup an option to purchase up to 16,740 shares of ASB Common Stock at a purchase price of $245.18 per share. Both the number of shares subject to the option and the purchase price per option share are subject to adjustment under certain circumstances. The Option Agreement was entered into as an inducement for and as a condition to BancGroup's execution of the Agreement. The Option Agreement is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for a third party to acquire control of ASB while BancGroup is seeking to consummate the Merger.

     The option granted under the Option Agreement may be exercised by BancGroup, in whole or in part, in the event a "Purchase Event" (as defined in the Option Agreement) precedes the termination of the Agreement. If the option becomes exercisable, ASB may be required to repurchase the option or any shares issued thereunder at a price calculated in accordance with the Option Agreement. In addition, under certain circumstances, the option may be converted into a similar option to acquire shares of a person engaging in certain transactions with ASB.

     The term "Purchase Event" is defined to include: (i) ASB's agreement, without BancGroup's prior written consent, to effect an "Acquisition Transaction" with any person other than BancGroup, or ASB's authorization, recommendation, or public proposal (or public announcement of its intention to authorize, recommend, or propose) such an agreement; or (ii) the acquisition by any person of beneficial ownership of 25% or more of the outstanding shares of ASB Common Stock. The term "Acquisition Transaction" is defined to include: (i) a Merger, consolidation, or other business combination involving ASB; (ii) the disposition, by sale, exchange, lease, or otherwise, of substantially all of the consolidated assets of ASB; or (iii) the issuance of securities representing 25% or more of the voting power of ASB.

     The Option Agreement and the option granted thereunder terminate upon the earliest to occur of: (i) the Effective Date; (ii) termination of the Agreement in accordance with its terms prior to the occurrence of a Purchase Event or a "Preliminary Purchase Event" (generally, a tender offer or exchange offer by a third party to acquire more than 25% of the outstanding shares of ASB Common Stock or the failure of ASB's stockholders to approve the Merger following the public announcement of a proposed Acquisition Transaction or tender offer);
(iii) termination of the Agreement by BancGroup prior to the occurrence of a Purchase Event or a Preliminary Purchase Event for reasons other than a breach of the Agreement by ASB or the failure to occur of certain conditions which are precedents to the consummation of the Merger; or (iv) 18 months after termination of the Agreement by BancGroup because of a material breach of the Agreement by ASB, or the failure to occur of certain conditions precedent to the consummation of the Merger.

     To the knowledge of ASB, no event that would permit the exercise of the option has occurred as of the date hereof. The rights and obligations of ASB and BancGroup under the Option Agreement are subject to receipt of any required regulatory approval, including approval by the Federal Reserve under the BHCA.

     The Option Agreement, together with ASB's agreement not to negotiate or entertain any proposals for the sale of ASB or its subsidiaries to another party (see "-- Commitments with Respect to Other Offers"), have the effect of discouraging persons who might, prior to the Effective Date, be interested in acquiring all or a significant interest in ASB from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for ASB Common Stock than the price per share to be paid by BancGroup in the Merger. The option granted to BancGroup under the Option Agreement will become exercisable in the event of the occurrence of certain proposals to acquire ASB or the Bank. The possibility that BancGroup might exercise the option, and thus acquire a substantial block of ASB Common Stock, might deter offers of other bidders interested in such an acquisition.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     General. Certain members of ASB's management and ASB's Board of Directors have interests in the Merger that are in addition to any interests they may have as stockholders of ASB generally. As described in greater detail below, these interests relate to, among other things, provisions in the Agreement regarding indemnification, eligibility for certain employee benefits and certain other benefits.

     Management and Directors. As of the Effective Date, Joe W. Adkins, Chairman of the Board, Chief Executive Officer and President of ASB and the Bank, will enter into a consulting agreement with Colonial Bank which will commence on the Effective Date and expire on December 31, 1999. Mr. Adkins will receive a consulting fee of $140,000 payable as follows in three installments:
$90,000 will be paid on the Effective Date; $25,000 will be paid on the first anniversary of the Effective Date; and $25,000 will be paid on the second anniversary of the Effective Date.

     In addition, Mr. Adkins will enter into an Agreement Not to Compete with Colonial Bank which will begin on the Effective Date and end on the third anniversary of the Effective Date. As consideration for entering into the Agreement Not to Compete, Mr. Adkins will receive $350,000, payable as follows:
$125,000 on the anniversary of the Effective Date, $125,000 on the second anniversary of the Effective Date and $100,000 on the third anniversary of the Effective Date.

     Mr. and Mrs. Adkins, and Mrs. Spann, will receive Debentures in the Merger rather than BancGroup Common Stock. The value per share attributed to the ASB Common Stock held by Mr. and Mrs. Adkins and Mrs. Spann for purposes of receipt of the Debentures is $245.18, the same value per share attributed to ASB Common Stock held by other stockholders of ASB. The Debentures may have less risk than BancGroup Common Stock because they pay a set rate of interest, are due and payable in ten years, and are senior to the BancGroup Common Stock upon liquidation of BancGroup. However, the Debentures are not transferable and, therefore, no trading market for them will develop. Mr. and Mrs. Adkins and Mrs. Spann own, in the aggregate, 31,506 shares of ASB Common Stock representing 37.45% of the outstanding shares. See "-- Description of Debentures."

     Mr. Adkins has entered into a deferred compensation agreement with the Bank that will become effective at the Effective Date. The deferred compensation agreement provides, among other things, that in the event of a change in control of ASB, ASB will pay to Mr. Adkins a monthly payment of $8,333.33 commencing with January 1 of the fourth calendar year following the calendar year in which Mr. Adkins terminates employment with ASB and all of its affiliates and continuing for a period of seven years (for a total of 84 monthly payments). Pursuant to the Agreement, a change in control is deemed to occur if (i) a tender offer is made and consummated for the ownership of 50% or more of the outstanding voting securities of ASB, (ii) ASB sells substantially all of its assets to another corporation that is not a wholly-owned subsidiary, (iii) a person, within the meaning of Section 3(a)(9) of Section 13(a)(3) (as in effect on the date of the Agreement) of the Exchange Act, requires 50% or more of the outstanding voting securities of ASB (whether directly, indirectly, beneficially or of record), or (iv) ASB is merged or consolidated with another company, unless the holders of the outstanding voting securities of ASB immediately prior to such transaction continue to own more than 50% of the outstanding voting securities of their surviving company.

     Mr. Adkins will receive a payment of $60,000 for his service as Chairman of the Board of Directors of ASB. Each of the other five members of the Board of Directors of ASB will receive a payment of $25,000 for his or her service as a director of ASB. See "The Merger -- Background of the Merger."

     Employee Benefit Matters. The Agreement also provides that, on the Effective Date, all employees of ASB, the Bank, or any subsidiary of either of them (individually, an "ASB Company") will, at BancGroup's option, either become employees of BancGroup or one of its subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of the Agreement. All employees of any ASB Company who become employees of BancGroup or one of its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees, except as described below. Employees of any ASB Company who become employees of the BancGroup or one of its subsidiaries on the Effective Date will be allowed to participate as of the Effective Date in the medical and dental benefits plans of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any ASB Company as of the Effective Date will be counted as employment under the medical and dental plans of Colonial Bank for purposes of calculating any 30-day waiting period and pre-existing condition limitations. To the extent permitted by applicable law, the period of service with the appropriate ASB Company of all employees who become employees of BancGroup or one of its subsidiaries on the Effective Date will be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under any group health plan of BancGroup and one of its subsidiaries, each such ASB Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the ASB Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of BancGroup and its subsidiaries.

     In addition, on the Effective Date, Colonial Bank will assume the Ashville Savings Bank Money Purchase Plan sponsored by the Bank. All benefits under such plan will be determined as of the Effective Date, and thereafter, no further contributions will be made to such plan. The plan will be terminated immediately following the Effective Date, and the benefits under the plan will be distributed in accordance with the provisions of such plan and requirements of applicable law.

     Indemnification. BancGroup has agreed to indemnify and advance costs and expenses (including reasonable attorneys' fees, disbursements and expenses) and hold harmless from and after the Effective Date, present and former officers and directors against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, settlements, or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date to the full extent that ASB or the Bank would have been permitted under applicable law and its Certificate, Charter or Bylaws in effect on the date of the Agreement, to indemnify such person (and also advance expenses as incurred to the fullest extent permitted under applicable law).

DESCRIPTION OF DEBENTURES

     Mr. and Mrs. Adkins and Mrs. Spann, will surrender their ASB Common Stock certificates and receive Debentures on the Effective Date rather than BancGroup Common Stock. The value per share attributed to the ASB Common Stock held by Mr. and Mrs. Adkins and Mrs. Spann for purposes of receipt of the Debentures is $245.18, the same value per share attributed to ASB Common Stock held by other stockholders of ASB. The Debentures, which pay a rate of interest equal to the New York Prime Rate minus 1% (but in no event less than 7% per annum), are due and payable in ten years. They are senior to the BancGroup Common Stock upon liquidation, but are subordinate to BancGroup's Senior Indebtedness. See "BancGroup Capital Stock and Debentures." Commencing as of the Effective Date and ending at their maturity, the Debentures are redeemable by BancGroup with the consent of the holders thereof. Commencing as of the Effective Date, a holder of a Debenture may, subject to BancGroup's right to decline, request redemption of any or all of the Debentures held by him or her.

SURRENDER OF ASB COMMON STOCK CERTIFICATES

     Upon the Effective Date and subject to the conditions described at "Conditions to Consummation of the Merger," ASB's stockholders (except Mr. and Mrs. Adkins and Mrs. Spann and ASB stockholders who perfect their dissenters' rights of appraisal under Section 262 of the DGCL) will automatically, and without further action by such stockholders or by BancGroup, become owners of BancGroup Common Stock as described herein. Outstanding certificates representing shares of the ASB Common Stock shall represent shares of BancGroup Common Stock. Thereafter, upon surrender of the certificates formerly representing shares of ASB Common Stock, the holders will be entitled to receive certificates for the BancGroup Common Stock. Dividends on the shares of BancGroup Common Stock will accumulate without interest and will not be distributed to any former stockholder of ASB unless and until such stockholder surrenders for cancellation his certificate for ASB Common Stock. SunTrust Bank, Atlanta, Atlanta, Georgia, transfer agent for BancGroup Common Stock, will act as the Exchange Agent with respect to the shares of ASB Common Stock surrendered in connection with the Merger.

     A detailed explanation of these arrangements will be mailed to ASB stockholders promptly following the Effective Date. STOCK CERTIFICATES SHOULD NOT BE SENT TO THE EXCHANGE AGENT UNTIL SUCH NOTICE IS RECEIVED.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Code. The obligation of ASB to consummate the Merger is conditioned on the receipt by ASB of an opinion from Coopers & Lybrand L.L.P., which serves as BancGroup's independent public accountant, to the effect that the Merger will constitute such a reorganization. The opinion has been delivered to ASB. In delivering its opinion, Coopers & Lybrand L.L.P., has received and relied upon certain representations contained in certificates of officers of BancGroup and ASB and certain other information, data, documentation and other materials as it deemed necessary. The tax opinion is based upon customary assumptions contained therein, including the assumption that ASB has no knowledge of any plan or intention on the part of the ASB stockholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to the number of shares having in the aggregate a fair market value of less than 50% of the total fair market value of the ASB Common Stock outstanding immediately upon the Merger.

     Neither ASB nor BancGroup intends to seek a ruling from the IRS as to the federal income tax consequences of the Merger. ASB's stockholders should be aware that the opinion will not be binding on the IRS or the courts. ASB's stockholders also should be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

     The tax opinion states that, provided the assumptions stated therein are satisfied, the Merger will constitute a reorganization as defined in Section 368(a) of the Code and the following federal income tax consequences will result to ASB's stockholders who exchange their shares of ASB Common Stock for shares of BancGroup Common Stock:

          (i) No gain or loss will be recognized by ASB's stockholders on the exchange of shares of ASB Common Stock for shares of BancGroup Common Stock;

          (ii) The aggregate basis of BancGroup Common Stock received by each ASB stockholder (including any fractional shares of BancGroup Common Stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares of ASB Common Stock surrendered in exchange therefor;

          (iii) The holding period of the shares of BancGroup Common Stock received by each ASB stockholder will include the period during which the shares of ASB Common Stock exchanged therefor were held, provided that the shares of ASB Common Stock were a capital asset in the holder's hands as of the Effective Date;

          (iv) Cash payments received by each ASB stockholder in lieu of a fractional share of BancGroup Common Stock will be treated for federal income tax purposes as if the fractional share had been issued in the exchange and then redeemed by BancGroup. Gain or loss will be recognized on the redemption of the fractional share and generally will be capital gain or loss if the ASB Common Stock is a capital asset in the hands of the holder;

          (v) No gain or loss will be recognized by ASB upon the transfer of its assets and liabilities to BancGroup. No gain or loss will be recognized by BancGroup upon the receipt of the assets and liabilities of ASB;

          (vi) The basis of the assets of ASB acquired by BancGroup will be the same as the basis of the assets in the hands of ASB immediately prior to the Merger;

          (vii) The holding period of the assets of ASB in the hands of BancGroup will include the period during which such assets were held by ASB;

          (viii) An ASB stockholder who dissents and receives only cash pursuant to dissenters rights will recognize gain or loss. Such gain or loss will, in general, be treated as capital gain or loss, measured by the difference between the amount of cash received and the tax basis of the shares of ASB Common Stock converted, if the shares of ASB Common Stock were held as capital assets. However, an ASB stockholder who receives only cash may need to consider the effects of Section 302 and 318 of the Code in determining the federal income tax consequences of the transaction;

          (ix) ASB stockholders who receive Debentures pursuant to the Agreement will be treated as having received such Debentures in full payment in exchange for their ASB Common Stock and such exchange shall qualify as a capital gain which is eligible for installment treatment for purposes of
     Section 453 and 453A of the Codes; and

          (ix) Receipt of the Debentures shall not be considered payment for purposes of Section 453(f)(3) of the Code.

     Each ASB stockholder will be required to report on such stockholder's federal income tax return for the fiscal year of such stockholder in which the Merger occurs that such stockholder has received BancGroup Common Stock in a reorganization.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE STOCKHOLDERS OF ASB, TO ASB AND TO BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, STOCKHOLDERS WHO DO NOT HOLD THEIR SHARES OF ASB COMMON STOCK AS "CAPITAL ASSETS" WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES OF ASB COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION; MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF ASB OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. ASB STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of ASB and BancGroup, respectively, to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted under the Agreement and by law) of various conditions set forth in the Agreement, including, but not limited to, the following:

     The mutual obligations of ASB and BancGroup to consummate the Merger are conditioned upon, among other things: (i) the adoption of the Agreement by the holders the shares representing a majority of the voting power present at the Special Meeting; (ii) the notification to or approval of the Merger by the Federal Reserve and the approval of the Bank Merger by the Alabama Department and the Federal Reserve being obtained or being in full force and effect and all waiting periods required by law having expired (provided that such approval may not be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup would so materially adversely impact the economic benefits of the transaction as contemplated by the Agreement so as to render inadvisable the consummation of the Merger); (iii) each party having obtained any and all other consents required for consummation of the Merger for the preventing of any default under any contract or permit of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party (provided that no consent obtained which is necessary to consummate the transactions contemplated may be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of BancGroup would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement so as to render inadvisable the consummation of the Merger); (iv) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or obtaining divestiture, rescission or damages in connection with the Merger and no investigation by any government agency may be pending or threatened which might result in any such suit, action or other proceeding; (v) the absence of any investigation by any governmental agency which might result in any such proceeding; (vi) receipt of opinions of counsel regarding certain matters; (vii) the Registration Statement being effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement being in effect, no proceedings for such purpose, or under the proxy rules of the Commission or any bank regulatory authority pursuant to the Exchange Act, with respect to the transactions contemplated hereby, being pending before or threatened by the Commission or any bank regulatory authority, and all approvals or authorizations for the offer of BancGroup Common Stock having been received or obtained pursuant to any applicable state securities laws, and no stop order or proceeding with respect to the transactions contemplated under the Agreement being pending or threatened under any such state law; and (viii) receipt of an opinion from Coopers & Lybrand L.L.P. as to certain tax matters.

     The obligation of ASB to consummate the Merger is further subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE; (iii) Mr. Adkins having entered into a consulting agreement and an agreement not to compete as of the Effective Date;
(iv) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement; (v) receipt by ASB of a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying to certain facts as outlined in the Agreement; and (vi) receipt prior to the mailing of this Prospectus of a letter from Carson Medlin setting forth its opinion that the Merger consideration to be received by the stockholders of ASB under the terms of the Agreement is fair to the stockholders, from a financial point of view, and such opinion must not have been withdrawn as of the Effective Date.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of ASB; (ii) the number of shares as to which holders of ASB Common Stock have exercised dissenters' rights of appraisal not exceeding 15% of the outstanding shares of ASB Common Stock;
(iii) the accuracy in all material respects of the representations and warranties of ASB contained in the Agreement and the performance by ASB of all of its covenants and agreements under the Agreement; (iv) the receipt by BancGroup of certain undertakings from holders of ASB Common Stock who may be deemed to be

"affiliates" of ASB pursuant to the rules of the Commission; (v) the execution by Joe W. Adkins of certain ancillary agreements; (vi) the Class B Common Stock of the Bank having been surrendered to the Bank and canceled; and (vii) receipt by BancGroup of a certificate from ASB executed by the President or Vice President and from the Secretary or Assistant Secretary of ASB dated as of the Closing certifying to certain facts as outlined in the Agreement. See
"-- Interests of Certain Persons in the Merger".

     It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement will be satisfied. The Agreement provides that each of ASB and BancGroup may waive conditions to its respective obligations to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and adoption of the Agreement by ASB stockholders. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the Boards of Directors of ASB and BancGroup would be subject to the fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective stockholders.

AMENDMENT OR TERMINATION OF AGREEMENT

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, after adoption of the Agreement and the approval of Merger by the holders of ASB Common Stock, no amendment decreasing the consideration to be received by ASB stockholders may be made without the further approval of such stockholders. The Agreement may be terminated at any time prior to or on the Effective Date whether before or after adoption of the Agreement by the stockholders of ASB by the mutual consent of the respective Boards of Directors of ASB and BancGroup or by the Board of Directors of either BancGroup or ASB under certain circumstances including, but not limited to: (i) a material breach which cannot or has not been cured within 30 days of notice of such breach being given by the non-breaching party; (ii) failure to consummate the transactions contemplated under the Agreement by March 1, 1998, provided that such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate; and (iii) the inability to satisfy or fulfill by March 1, 1998 a condition precedent to the obligations of a party not then in breach to consummate the Merger.

REGULATORY APPROVALS

     Prior to the Merger, a notification of the Merger will be provided to the Federal Reserve pursuant to Section 3 of the BHCA and the regulations promulgated pursuant thereto. It is contemplated that the Merger will occur simultaneously with the Bank Merger. The approval of the Federal Reserve and the Alabama Department must be obtained prior to consummation of the Bank Merger. Applications were filed with the Federal Reserve and the Alabama Department on or about October 16, 1997. The regulatory approval process is expected to take approximately two months from that date.

     Federal Reserve Notification. Under limited circumstances, approval of the Merger by the Federal Reserve under Section 3 of the BHCA is not required. More specifically, the Merger would not require Federal Reserve approval if: (i) the Bank is merged into a BancGroup bank subsidiary simultaneously with the Merger;
(ii) the Bank's Merger into a BancGroup bank subsidiary requires the prior approval of a federal supervisory agency under the Bank Merger Act; (iii) the transaction does not involve an acquisition subject to Section 4 of the BHCA;
(iv) both before and after the transaction, BancGroup meets the Federal Reserve's capital adequacy guidelines; and (v) BancGroup provides written notice of the transaction to the Federal Reserve at least ten days prior to the transaction, and during that period, the Federal Reserve does not require an application under Section 3 of the BHCA. It is anticipated that BancGroup will satisfy the foregoing requirements, and, absent Federal Reserve action pursuant to item (vi) above, an application with the Federal Reserve pursuant to Section 3 of the BHCA will not be required.

     In the event the Federal Reserve requires an application pursuant to
Section 3 of the BHCA, approval of the Federal Reserve would be required prior to the Merger. Pursuant to Section 3 of the BHCA, and the regulations promulgated pursuant thereto, the Federal Reserve must withhold approval of the Merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve may not approve the Merger if it finds that the effect thereof may be substantially to lessen competition in any section of the country, or tend to create a monopoly, or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed by the probable effect of the Merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial condition and managerial resources of BancGroup, its subsidiaries, any banks related to BancGroup through common ownership or management, and the Bank. Finally, the Federal Reserve will consider the compliance records of BancGroup's subsidiaries under the Community Reinvestment Act.

     The BHCA provides for the publication of notice and public comment on the application and authorizes the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger. Section 11 of the BHCA imposes a waiting period which prohibits the consummation of the Merger, in ordinary circumstances, for a period ranging from 15-30 days following the Federal Reserve's approval of the Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     Alabama State Banking Department Approval. The Bank Merger must be approved by the Alabama Department pursuant to applicable provisions of the Alabama Banking Code. If the Superintendent of the Alabama Department finds that
(i) the proposed transaction will not be detrimental to the safety and soundness of the bank resulting from the Bank Merger, (ii) any new officers and directors of the resulting bank are qualified by character, experience, and financial responsibility to direct and manage the resulting bank, and (iii) the proposed Bank Merger is consistent with the convenience and needs of the communities to be served by the resulting bank in the State of Alabama and is otherwise in the public interest, the Bank Merger will be approved by the Superintendent.

     Federal Reserve Approval. The Federal Reserve must approve the Bank Merger pursuant to Section 18(c) of the Federal Deposit Insurance Act (the "Bank Merger Act"). The Federal Reserve is prohibited from approving the Bank Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve is prohibited from approving the Bank Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Bank Merger are clearly outweighed in the public interest by the probable effect of the Bank Merger in meeting the convenience and needs of the community to be served. The Federal Reserve is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

     The Bank Merger Act imposes a waiting period which prohibits consummation of the Bank Merger, in ordinary circumstances, for a period ranging from 15-30 days following the Federal Reserve's approval of the Bank Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     The Agreement provides that the obligation of each of BancGroup and ASB to consummate the Merger is conditioned upon the receipt of all necessary regulatory approvals, and the absence in such approvals of any condition or restriction which in the reasonable good faith judgment of the Board of Directors of BancGroup or ASB would so materially adversely impact the economic benefits of the transaction as contemplated by the Agreement so as to render inadvisable the Merger. There can be no assurance that the applications necessary for BancGroup to consummate the Merger with ASB will be approved, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger.

     Any approval received from the banking agencies reflects only their view that the Merger does not contravene applicable competitive standards imposed by law, and that the Merger is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANKING AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

     BancGroup is not aware of any other governmental approvals or actions that may be required for consummation of the Merger except for the Federal Reserve and the Alabama Department approvals, described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Agreement contains certain restrictions on the conduct of the business of ASB pending consummation of the Merger. The Agreement prohibits ASB from, among other things, taking any of the following actions, prior to the Effective Date, subject to certain limited exceptions previously agreed to by the parties, without the prior written approval of BancGroup:

          (i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), except shares of Common Stock to be issued pursuant to the Option Agreement;

          (ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) in excess of an aggregate of $50,000 except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (iv) Declaring or making or agreeing to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities, except that ASB may pay a cash dividend to its stockholders equal to the net income of ASB from May 1, 1997 through the end of the month immediately preceding the month in which the Effective Date occurs;

          (v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights having in the aggregate a book value in excess of $50,000 or canceling, or agreeing to cancel, any debts or claims;

          (vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

          (vii) Waiving any rights of value which in the aggregate are material;

          (viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (ix) Except in accordance with normal and usual practice (and except for the Deferred Compensation Agreement), making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (x) Except in accordance with normal and usual practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material (and except for the Deferred Compensation Agreement) increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (xi) Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations; and

          (xii) Entering into any other material transaction other than in the ordinary course of business.

     The Agreement also provides that (i) ASB will consult with BancGroup respecting loan requests in excess of $100,000 that are not single-family residential loan requests or, any of other loan requests outside the normal course of business, and (ii) ASB will consult with BancGroup respecting business issues that ASB believes should be brought to the attention of BancGroup.

COMMITMENTS WITH RESPECT TO OTHER OFFERS

     Until the termination of the Agreement, and except for the Merger, neither ASB nor any of its directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, ASB or any business combination involving ASB (collectively, an "Acquisition Proposal") other than as contemplated by the Agreement. ASB will notify BancGroup immediately if any such inquiries or proposals are received by ASB, if any such information is requested from ASB, or if any such negotiations or discussions are sought to be initiated with ASB. ASB shall instruct its officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above. ASB may communicate information about an Acquisition Proposal to its stockholders if and to the extent that legal counsel provides a written opinion to ASB (a copy of which shall be provided in advance to BancGroup) that it is required to do so in order to comply with its legal obligations.

     In connection with the Agreement, ASB has granted to BancGroup the option to purchase up to 19.9% of the ASB Common Stock at a purchase price of $245.18 per share. The option will become exercisable upon the occurrence of certain events which are generally related to the potential acquisition of ASB by another party. The option is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for any third party to acquire control of ASB while BancGroup is seeking to consummate the Merger. See "-- Certain Relationships and Related Transactions -- Stock Option."

RIGHTS OF DISSENTING STOCKHOLDERS

     If the Merger is consummated, holders of ASB Common Stock will be entitled to have the "fair value" of their shares of ASB Common Stock at the Effective Date (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them in cash, together with interest, if any, by complying with the provisions of Section 262 of the DGCL ("Section 262").

     Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of their ASB Common Stock must be delivered to ASB before the taking of the vote of the ASB stockholders at the Special Meeting on approval of the Agreement. Such demand will be sufficient if it reasonably informs ASB of the stockholder's identity and that the stockholder intends thereby to demand appraisal of such holder's shares. This written demand for appraisal of shares must be in addition to and separate from voting against, abstaining from voting, or failing to vote on adoption of the Agreement. Voting against, abstaining from voting, or failing to vote on adoption of the Agreement will not constitute a demand for appraisal within the meaning of Section 262.

     Stockholders electing to exercise their appraisal rights under Section 262 must not vote for adoption of the Agreement. Voting for adoption of the Agreement, or delivering a proxy in connection with the Special Meeting (unless the proxy specifies a vote against, or abstaining from voting on, adoption of the Agreement), will constitute a waiver of a stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on such stockholder's ASB Common Stock certificates. If the ASB Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the ASB Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such holder is acting as agent for the record owner.

     A record owner, such as a broker who holds ASB Common Stock as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of ASB Common Stock outstanding in the name of such record owner.

     Stockholders who elect to exercise appraisal rights should mail or deliver their written demands to: ASB Bancshares, Inc., 255 5th Street, Ashville, Alabama 35953; Attention: Francis Wise, Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of ASB Common Stock owned, and state that the stockholder is thereby demanding appraisal. Within ten days after the Effective Date, BancGroup must provide notice of the Effective Date to all stockholders who have complied with
Section 262 and have not voted for adoption of the Agreement.

     Within 120 days after the Effective Date, either BancGroup or any stockholder who has complied with the foregoing requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of ASB Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., 457 A.2d 701, decided February 1, 1983, the Delaware Supreme Court expanded the considerations that could be considered in determining fair value in an appraisal proceeding, stating that " . . . proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court . . ." should be considered, and that " . . . [f]air price obviously requires consideration of all relevant factors involving the value of a company . . ." The Delaware Supreme Court stated that in making this determination of fair value the court must consider ". . . Market Value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of Merger and which throw any light on future prospects of the merged corporation . . ." The court further stated that ". . . elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered . . ." However, the court noted that
Section 262 provides that fair value is to be determined ". . . exclusive of any element of value arising from the accomplishment or expectation of the Merger . . .".

     The fair value of shares determined under Section 262 could be more than, the same as, or less than the consideration ASB stockholders are entitled to receive pursuant to the Agreement if they do not seek appraisal of their shares. Investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

     At the hearing on such petition filed in the Court of Chancery, the court will determine the stockholders who have complied with Section 262 and who have become entitled to rights. The court may require dissenting stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Failure of a dissenting stockholder to submit such holder's certificates may result in the dismissal of such stockholder's appraisal proceedings.

     The cost of the appraisal proceeding may be determined by the Court of Chancery and taxed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of ASB Common Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Date, be entitled to vote for any purpose the shares of ASB Common Stock subject to such demand or to receive payment of dividends or other distributions, if any, on such shares, except for dividends or distributions payable to stockholders of record as of a date prior to the Effective Date.

     At any time within 60 days after the Effective Date, any former holder of ASB Common Stock will have the right to withdraw a demand for appraisal and to accept the consideration offered in the Agreement. After this period, such holder may withdraw such holder's demand for appraisal only with the consent of BancGroup. If no petition for appraisal is filed with the Court of Chancery within 120 days after the Effective Date, stockholders' rights to appraisal shall cease and all stockholders will be entitled to receive the consideration provided in the Agreement. Inasmuch as BancGroup has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

     Within 120 days after the Effective Date, any stockholder who has complied with the foregoing requirements of Section 262 is entitled, upon written request, to receive from BancGroup a statement setting forth the aggregate number of shares not voted in favor of the Merger and the aggregate number of holders of shares who have demanded appraisal. Such written statement shall be mailed to such stockholder within ten days of such holder's request.

     The foregoing is only a summary of the rights of dissenting holders of ASB Common Stock. Any holder of ASB Common Stock who intends to dissent should carefully review the text of the Delaware statutory law set forth in Appendix C to this Prospectus and should also consult with such holder's attorney. The failure of a ASB stockholder to follow precisely the procedures summarized above and set forth in Appendix C to this Prospectus, may result in loss of appraisal rights. No further notice of the events giving rise to appraisal rights or any steps associated therewith will be furnished to holders of ASB Common Stock, except as indicated above or otherwise required by law.

     In general, any dissenting stockholder who perfects such holder's right to be paid the "fair value" of such holder's ASB Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "-- Certain Federal Income Tax Consequences."

     The foregoing discussion is only a summary of the provisions of Delaware law and does not purport to be complete and is qualified in its entirety by reference to the provisions of Delaware law, which are attached hereto as Appendix C. Successful assertion by ASB stockholders of their dissenters' appraisal rights is dependent upon compliance with the requirements described above. Non-compliance with any provision will result in a failure to perfect those rights and the loss of any opportunity to receive payment for shares pursuant to an appraisal.

     BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE DELAWARE LAW RELATING TO DISSENTERS' APPRAISAL RIGHTS, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

RESALE OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     The issuance of the shares of BancGroup Common Stock pursuant to the Merger has been registered under the Securities Act. As a result, stockholders of ASB who are not "affiliates" of ASB (as such term is defined under the Securities
Act) may resell, without restriction, all shares of BancGroup Common Stock which they receive in connection with the Merger. Under the Securities Act, only affiliates of ASB are subject to restrictions on the resale of the BancGroup Common Stock which they receive in the Merger.

     The BancGroup Common Stock received by affiliates of ASB who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective Registration Statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup Common Stock held by such stockholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers or certain other transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup Common Stock or the average weekly trading volume in BancGroup Common Stock reported on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup. The restrictions on sales will cease to apply under most circumstances once the former ASB affiliate has held the BancGroup Common Stock for at least one year. BancGroup Common Stock held by affiliates of ASB who become affiliates of BancGroup, if any, will be subject to additional restrictions on the ability of such persons to resell such shares.

     ASB will provide BancGroup with such information as may be reasonably necessary to determine the identity of those persons (primarily officers, directors and principal stockholders) who may be deemed to be affiliates of ASB. ASB will also obtain from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup Common Stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act. Receipt of such an undertaking is a condition to BancGroup's obligation to close the Merger. If such undertakings are not received and BancGroup waives receipt of such condition, the certificates for the shares of BancGroup Common Stock to be issued to such person will contain an appropriate restrictive legend and appropriate stock transfer orders will be given to BancGroup's stock transfer agent.

ACCOUNTING TREATMENT

     The acquisition of ASB will be treated as a "purchase" transaction by BancGroup in accordance with generally accepted accounting principles. Accordingly, the purchase price will be assigned to the ASB assets acquired and liabilities assumed based on their fair values with any excess purchase price being recorded as goodwill.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

BANCGROUP

     BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." Prior to February 21, 1995, BancGroup had two classes of common stock outstanding, Class A and Class B. Class B Common Stock was not publicly traded. Class A Common Stock was traded on the Nasdaq National Market System ("Nasdaq NMS") under the symbol "CLBGA" until February 24, 1995. On February 21, 1995, the BancGroup Class A Common Stock and Class B Common Stock were reclassified into BancGroup Common Stock. Trading of BancGroup Common Stock on the NYSE commenced on February 24, 1995. The following table shows the dividends per share and indicates the high and low closing prices of the BancGroup Class A Common Stock and the BancGroup Common Stock as reported on the Nasdaq NMS and the NYSE, respectively, for the last two full fiscal years.

                                                                  PRICE PER
                                                                  SHARE(1)
                                                              -----------------   DIVIDENDS(1)
                                                               HIGH       LOW      PER SHARE
                                                              -------   -------   ------------
1995
1st Quarter.................................................   11 3/16    9 3/4     $0.1125
2nd Quarter.................................................   13 5/8    11 9/16     0.1125
3rd Quarter.................................................   14 15/16  13 3/4      0.1125
4th Quarter.................................................   16 7/16   14 1/4      0.1125
1996
1st Quarter.................................................   18 1/4    15          0.135
2nd Quarter.................................................   18 1/6    15 5/8      0.135
3rd Quarter.................................................   17 15/16  15 5/8      0.135
4th Quarter.................................................   20 1/8    17 3/8      0.135
1997
1st Quarter.................................................   24        18 2/3      0.15
2nd Quarter.................................................   24 7/8    22          0.15
3rd Quarter.................................................   29 3/16   24 1/4      0.15
4th Quarter (through December 11, 1997).....................   34 7/8    28 15/16    0.15

---------------

(1) Restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.

     On July 8, 1997, the business day immediately prior to the public announcement of the Merger, the closing price as reported on the NYSE of the BancGroup Common Stock was $26.25 per share.

     At December 31, 1996, BancGroup's subsidiaries accounted for approximately 98% of BancGroup's consolidated assets. BancGroup derives substantially all of its income from dividends received from its subsidiaries. Various statutory provisions and regulatory policies limit the amount of dividends the subsidiary banks may pay without regulatory approval. In addition, federal statutes restrict the ability of subsidiary banks to make loans to BancGroup, and regulatory policies may also restrict such dividends.

ASB

     There is no established public trading market for ASB Common Stock. The shares of ASB Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of ASB is aware of certain transactions in shares of ASB that have occurred January 1, 1995 although the trading prices of all stock transactions are not known. The following sets forth the trading prices for the shares of ASB Common Stock that have occurred since January 1, 1995 for transactions in which the trading prices are known to management of ASB:

                                                    PRICE PER SHARE
                                                   -----------------        DIVIDENDS
                                                    HIGH       LOW          PER SHARE
                                                   -------   -------   -------------------
1995
First Quarter....................................  $ 85.00   $ 85.00          $1.05
Second Quarter...................................      N/A       N/A             --
Third Quarter....................................      N/A       N/A             --
Fourth Quarter...................................   100.00    100.00             --
1996
First Quarter....................................      N/A       N/A           1.05
Second Quarter...................................      N/A       N/A             --
Third Quarter....................................   100.00    100.00             --
Fourth Quarter...................................   100.00    100.00             --
1997
First Quarter....................................   106.00    106.00           1.10
Second Quarter...................................      N/A       N/A             --
Third Quarter....................................      N/A       N/A             --
Fourth Quarter (through December 11, 1997).......      N/A       N/A             --

     The Agreement limits ASB's ability to pay dividends prior to the Effective Date to an amount equal to the net income of ASB from May 1, 1997 through the end of the month immediately preceding the month in which the Effective Date occurs. See "The Merger -- Conduct of Business Pending the Merger."

     The Debentures to be issued to Mr. and Mrs. Adkins and Mrs. Spann pursuant to the Agreement will be non-transferable except under limited circumstances, and therefore, are expected to have no determinable market value. Accordingly, no trading market for the Debentures is expected to develop.

                     BANCGROUP CAPITAL STOCK AND DEBENTURES

     BancGroup's authorized capital stock consists of 100,000,000 shares of BancGroup Common Stock, par value $2.50 per share, and 1,000,000 shares of its Preference Stock, par value $2.50 per share. As of September 30, 1997, there were issued and outstanding a total of 41,964,197 shares of BancGroup Common Stock. No shares of Preference Stock are issued and outstanding. BancGroup issued in 1986 $28,750,000 in principal amount of its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") of which $5,012,686 were outstanding as of September 30, 1996 and convertible at any time into 358,049 shares of BancGroup Common Stock, subject to adjustment. There are 1,774,988 shares of BancGroup Common Stock subject to issue upon exercise of options under BancGroup's stock option plans. In addition to BancGroup Common Stock to be issued in the Merger, BancGroup will issue additional shares of BancGroup Common Stock in pending acquisitions. On January 20, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities. See "Business of BancGroup -- Proposed Affiliate Banks."

     The following statements with respect to BancGroup Common Stock and Preference Stock are brief summaries of material provisions of Delaware law, the BancGroup Certificate, and the BancGroup Bylaws, and do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BANCGROUP COMMON STOCK

     Dividends. Subject to the rights of holders of BancGroup's Preference Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup Common Stock are entitled to share ratably in such dividends.

     Voting Rights. Each holder of BancGroup Common Stock has one vote for each share held on matters presented for consideration by the stockholders.

     Preemptive Rights. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup.

     Issuance of Stock. The BancGroup Certificate authorizes the BancGroup Board to issue authorized shares of BancGroup Common Stock without stockholder approval. However, the BancGroup Common Stock are listed on the NYSE, which requires stockholder approval of the issuance of additional shares of BancGroup Common Stock under certain circumstances.

     Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Preference Stock.

PREFERENCE STOCK

     BancGroup's Preference Stock may be issued from time to time as a class without series, or if so determined by the BancGroup Board of Directors, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of BancGroup Preference Stock (or of the entire class of BancGroup Preference Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the BancGroup Board of Directors. BancGroup Preference Stock may have a preference over the BancGroup Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the BancGroup Board.

1986 DEBENTURES

     BancGroup issued in 1986 its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") in the total principal amount of $28,750,000. The 1986 Debentures were issued under a trust indenture (the "1986 Indenture") between BancGroup and SunTrust Bank, Atlanta, Atlanta, Georgia, as trustee.

     The 1986 Debentures will mature on March 31, 2011, and are convertible at any time into shares of BancGroup Common Stock at the option of a holder thereof, at the conversion price of $14 principal amount of the 1986 Debentures for each share of BancGroup Common Stock. The conversion price is, however, subject to adjustment upon the occurrence of certain events as described in the 1986 Indenture. In the event all of the outstanding 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 512,800 shares of such BancGroup Common Stock will be issued. The 1986 Debentures are redeemable, in whole or in part, at the option of BancGroup at certain premiums until 1996, when the redemption price shall be equal to 100% of the face amount of the 1986 Debentures plus accrued interest. The payment of principal and interest on the 1986 Debentures is subordinate, to the extent provided in the 1986 Indenture, to the prior payment when due of all Senior Indebtedness of BancGroup. "Senior Indebtedness" is defined as any indebtedness of BancGroup for money borrowed, or any indebtedness incurred in connection with an acquisition or with a Merger or consolidation, outstanding on the date of execution of the 1986 Indenture as originally executed, or thereafter created, incurred or assumed, and any renewal, extension, modification or refunding thereof, for the payment of which BancGroup (which term does not include BancGroup's consolidated or unconsolidated subsidiaries) is at the time of determination responsible or liable as obligor, guarantor or otherwise. Senior Indebtedness does not include
(i) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of BancGroup, and (ii) indebtedness which by its terms states that such indebtedness is subordinate to or equally subordinate with the 1986 Debentures.

     At December 31, 1996, BancGroup's Senior Indebtedness as defined in the 1986 Indenture aggregated approximately $870 million. Such debt includes all short-term debt consisting of federal funds purchased, securities purchased under repurchase agreements and borrowings with the Federal Home Loan Bank but excludes all federally-insured deposits. BancGroup may from time to time incur additional indebtedness constituting Senior Indebtedness. The 1986 Indenture does not limit the amount of Senior Indebtedness which BancGroup may incur, nor does such indenture prohibit BancGroup from creating liens on its property for any purpose.

     On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities. These securities bear interest at 8.92% and are subject to redemption by BancGroup in whole or in part at any time after January 29, 2007 until maturing in January 2027; circumstances are remote that redemption will occur prior to maturity. The securities are subordinated to substantially all of BancGroup's indebtedness. In BancGroup's consolidated statement of condition, these securities will be shown as long-term debt.

     The Debentures to be issued to Mr. and Mrs. Adkins and Mrs. Spann pursuant to the Agreement will rank pari passu with the 1986 Debentures. See ("The Merger -- Description of Debentures").

CHANGES IN CONTROL

     Certain provisions of the BancGroup Certificate and the BancGroup Bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of the BancGroup Board of Directors to issue BancGroup Preference Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable the BancGroup Board to prevent a change in control despite a shift in ownership of the BancGroup Common Stock. See "-- Preference Stock." In addition, the power of BancGroup's Board to issue additional shares of BancGroup Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See
"-- BancGroup Common Stock." The following provisions also may deter any change in control of BancGroup.

     Classified Board. BancGroup's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup's Board of Directors is elected by stockholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 22 directors of BancGroup. This provision of the BancGroup Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

     Business Combinations. Certain "Business Combinations" of BancGroup with a "Related Person" may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of "Voting Stock," plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A "Related Person" is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup Common Stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup's Board of Directors, i.e., April 20,

1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and Chief Executive Officer of BancGroup, and certain members of his family from the definition of Related Person. A "Continuing Director" is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a Merger or other Business Combination that could be desired by a majority of BancGroup's stockholders. As of April 30, 1997, the Board of Directors and Executive Officers of BancGroup owned as a group approximately 10.64% of the outstanding shares of BancGroup Common Stock.

     Board Evaluation of Mergers. The BancGroup Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a Merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup Common Stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a Merger or other Business Combination of BancGroup.

     Director Authority. The BancGroup Certificate prohibits stockholders from calling special stockholders' meetings and acting by written consent. It also provides that only BancGroup's Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board to act by majority vote.

     Bylaw Provisions. The BancGroup Bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup stockholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of stockholder meetings but could make it more difficult for stockholders to nominate directors or introduce business at stockholder meetings.

     Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain "business combinations" (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup Common Stock (or who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Stockholder"), unless the BancGroup Board has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (a "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by the BancGroup Board of Directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of BancGroup which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the outstanding stock of BancGroup (excluding BancGroup stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of the BancGroup Certificate relating to business combinations with a related person, described above at "Business Combinations," but they are generally less restrictive than the BancGroup Certificate.

     Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than

10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     If the Merger is consummated, holders of ASB Common Stock (except for those holders who perfect their dissenters' rights of appraisal pursuant to the applicable provisions of the DGCL, Mr. and Mrs. Adkins and Mrs. Spann) will be exchanging their shares of ASB, a Delaware corporation, governed by the DGCL and the ASB Certificate and the ASB Bylaws, for shares of BancGroup, a Delaware corporation, governed by the DGCL and the BancGroup Certificate and the BancGroup Bylaws. Certain significant differences exist between the rights of ASB stockholders and those of BancGroup stockholders. In particular, the BancGroup Certificate and Bylaws contain certain provisions that could impede or prevent an acquisition of BancGroup. For additional description of such provisions, see "BancGroup Capital Stock and Debentures -- Change in Control." The following discussion is not intended to be a complete statement of all differences affecting the rights of ASB and BancGroup stockholders, and is qualified in its entirety by reference to the DGCL as well as to the BancGroup Certificate and Bylaws and the ASB Certificate and Bylaws. For additional description of the rights of the holders of BancGroup Common Stock, see "BancGroup Capital Stock and Debentures."

DIRECTOR ELECTIONS

     BancGroup. BancGroup's directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors. See "BancGroup Capital Stock and Debentures -- Changes in Control -- Classified Board."

     ASB. The ASB Board of Directors consists of a single class with five to 15 members, each of whom serves a one-year term. The ASB Bylaws provide for a nominating committee, consisting of not less than three directors, to select nominees to the ASB Board for election by the holders of at least a majority of the voting power of ASB Common Stock at an annual meeting of the stockholders of ASB.

REMOVAL OF DIRECTORS

     BancGroup. The BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

     ASB. The ASB Certificate and the ASB Bylaws do not contain any provision specifically providing for the removal of directors.

VOTING

     BancGroup. Each stockholder of BancGroup is entitled to one vote for each share of BancGroup Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

     ASB. The ASB Bylaws provide that each stockholder shall be entitled to one vote, in person or by proxy, for each voting share of ASB Common Stock held. The ASB Certificate and the ASB Bylaws do not provide for cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

     BancGroup. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup Common Stock or any other shares of BancGroup capital stock.

     ASB. The ASB Certificate provides that holders of shares of ASB Common Stock or shares of other ASB capital stock shall have no preemptive rights to acquire any other shares of ASB capital stock.

DIRECTORS' LIABILITY

     BancGroup. The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to BancGroup and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

     ASB. The ASB Certificate provides that a director shall not be held personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except this provision shall not eliminate liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchase or redemption under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION; EXCULPATION OF DIRECTORS

     BancGroup. The BancGroup certificate provides that BancGroup shall indemnify its officers, directors, agents and employees to the full extent permitted under the DGCL. Section 145 of the DGCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the DGCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     BancGroup maintains an officers' and directors' insurance policy and a separate indemnification agreement pursuant to which officers and directors of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the DGCL.

     ASB. The ASB Bylaws generally provide that without limitation, ASB shall indemnify any person who was or is a party to or is threatened in a proceeding, by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of ASB in such capacity for another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding, to the full extent permitted by the DGCL. The Bylaws further provide that expenses incurred by a person entitled to indemnification in defending a civil or criminal action suit or proceeding shall be paid by ASB in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by ASB.

     ASB maintains a directors' and officers' insurance policy pursuant to which officers and directors of ASB would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses.

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

     BancGroup. Under the BancGroup Certificate, a special meeting of BancGroup's stockholders may only be called by a majority of the BancGroup Board of Directors or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

     ASB. The ASB Bylaws provide that any action which is required to be taken or may be taken at a meeting of the ASB stockholders may be taken without prior notice and without a vote, if a consent in writing setting forth such action is signed by the holders of outstanding shares of ASB Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     BancGroup. The DGCL provides that Mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The DGCL also provides, however, that the stockholders of the corporation surviving a Merger need not approve the transaction if: (i) the agreement of Merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the Merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the Merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of Merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of Merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the Merger. See also "BancGroup Capital Stock and Debentures -- Changes in Control" for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of BancGroup.

     ASB. ASB is subject to the provisions of the DGCL concerning mergers, share exchanges, and sales of assets described above. The ASB Bylaws provide that the vote of the holders of the shares representing a majority of the voting power present at such meeting shall decide any question brought before such meeting, unless the DGCL or the ASB Certificate contains a supermajority voting requirement. The ASB Certificate does not contain a supermajority voting requirement for corporate actions involving mergers, share exchanges, or sales of assets.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     BancGroup. Under the DGCL, a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate requires "supermajority" stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate governing (i) the election or removal of directors,
(ii) business combinations between BancGroup and a Related Person, and (iii) Board of Directors evaluation of business combination procedures. See "BancGroup Capital Stock and Debentures -- Changes in Control."

     As is permitted by the DGCL, the BancGroup Certificate gives the Board of Directors the power to adopt, amend or repeal the bylaws. The stockholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup Bylaws.

     ASB. The ASB Certificate provides that the corporation reserves the right to amend, alter, change, or repeal any provision contained in the ASB Certificate in any manner now or hereafter prescribed by statute.

RIGHTS OF DISSENTING STOCKHOLDERS

     BancGroup. Under the DGCL, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, "fair value" may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to stockholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup Common Stock) or quoted on the Nasdaq NMS, or held of record by more than 2,000 stockholders (as is BancGroup Common Stock), and (ii) stockholders are permitted by the terms of the Merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Stockholders are not permitted appraisal rights in a Merger if such corporation is the surviving corporation and no vote of its stockholders is required.

     ASB. Pursuant to Section 262 of the DGCL, the holders of ASB Common Stock have dissenters' rights with respect to the Merger. Any ASB stockholder who does not vote in favor of the proposal to adopt the Agreement and approve the Merger contemplated thereby and who complies with certain requirements of the applicable provisions of the DGCL may have the right to an appraisal and payment for such person's shares of ASB Common Stock.

     TO PERFECT DISSENTERS' RIGHTS OF APPRAISAL, A HOLDER OF ASB COMMON STOCK MUST STRICTLY COMPLY WITH THE APPLICABLE STATUTORY PROVISIONS, A COPY OF WHICH PROVISIONS IS ATTACHED AS APPENDIX C TO THIS PROSPECTUS. ANY HOLDER OF ASB COMMON STOCK WHO RETURNS A SIGNED PROXY BUT WHO FAILS TO PROVIDE VOTING INSTRUCTIONS WITH RESPECT TO THE PROPOSAL TO ADOPT THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY WILL BE DEEMED TO HAVE VOTED IN FAVOR OF SUCH PROPOSAL AND WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS OF APPRAISAL. SEE "THE
MERGER -- RIGHTS OF DISSENTING STOCKHOLDERS."

PREFERRED STOCK

     BancGroup. The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the BancGroup Board of Directors. Currently, no shares of Preference Stock are issued and outstanding. See "BancGroup Capital Stock and Debentures -- Preference Stock," "-- Changes in Control."

     ASB. The ASB Certificate does not authorize the issuance of shares of capital stock other than common voting shares.

EFFECT OF THE MERGER ON ASB STOCKHOLDERS

     As of September 30, 1997, ASB had 180 stockholders of record and 84,120 outstanding shares of common stock. As of September 30, 1997, BancGroup had 41,964,197 shares of BancGroup Common Stock outstanding with 8,007 stockholders of record.

     Assuming that no dissenters' rights of appraisal are exercised in the Merger, a Market Value of BancGroup Common Stock of $27.60 (the maximum Market Value) on the Effective Date (as of October 20, 1997, the Market Value as defined exceeded the maximum Market Value allowed), an aggregate amount of 467,398 shares of BancGroup Common Stock would be issued to the stockholders of ASB pursuant to the Merger, other than Mr. and Mrs. Adkins and Mrs. Spann. Based on those assumptions, the 467,398 shares of BancGroup Common Stock would represent approximately 1.10% of the total number of shares of BancGroup

Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue, including shares to be issued pursuant to other pending acquisitions.

     The issuance of the BancGroup Common Stock pursuant to the Merger will reduce the percentage interest of the BancGroup Common Stock held by each principal stockholder and each director and officer of BancGroup. Based upon the foregoing assumptions and the additional shares issued pursuant to completed business combinations since April 30, 1997, as a group, the directors and executive officers of BancGroup who own approximately 10.33% of BancGroup's outstanding shares would own approximately 10.23% after the Merger. See "Business of BancGroup -- Voting Securities and Principal Stockholders."

     BancGroup has entered into agreements pursuant to which additional shares of BancGroup Common Stock will be issued. See "Business of BancGroup -- Proposed Affiliate Banks."

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)
                                 (IN THOUSANDS)

     The following summary includes (i) the condensed consolidated statement of condition of BancGroup and subsidiaries as of September 30, 1997, (ii) the condensed consolidated statements of condition of the completed business combination with First Independence Bank of Florida ("Completed Business Combination") as of September 30, 1997, (iii) adjustments to give effect to the completed pooling-of-interest method business combination with First Independence, (iv) the condensed consolidated statement of condition of ASB Bancshares, Inc., (v) adjustments to give effect to the proposed purchase method business combination with ASB, (vi) combined presentation of condensed consolidated statements of condition of the other probable business combinations with BancGroup; First Central Bank, South Florida Banking Corp. and United American Holding Corp. ("Other Probable Business Combinations") as of September 30, 1997, (vii) adjustments to give effect to the proposed pooling-of-interests method business combinations with First Central, south Florida and United American, (viii) the pro forma combined condensed statement of condition of BancGroup and Subsidiaries as if such combinations had occurred on September 30, 1997.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of condition of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided below may not be indicative of future results.

                                                                     SEPTEMBER 30, 1997
                            -----------------------------------------------------------------------------------------------------
                            CONSOLIDATED    COMPLETED                                                              OTHER PROBABLE
                              COLONIAL       BUSINESS     ADJUSTMENTS/      ASB       ADJUSTMENTS/                    BUSINESS
                             BANCGROUP     COMBINATION    (DEDUCTIONS)   BANCSHARES   (DEDUCTIONS)     SUBTOTAL     COMBINATIONS
                            ------------   ------------   ------------   ----------   ------------    ----------   --------------
                                                                   (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks...   $  221,463      $  3,432                     $  4,168                    $  229,063      $ 23,103
Interest-bearing deposits
 in banks.................       14,013                                         20                        14,033           270
Federal funds sold........        2,470           949                        1,800                         5,219        12,682
Securities available for
 sale.....................      524,740         7,318                        9,317                       541,375        99,742
Investment securities.....      311,796                                     18,861                       330,657         6,292
Mortgage loans held for
 sale.....................      182,878                                                                  182,878
Loans, net of unearned
 income...................    4,970,765        50,699                      106,178                     5,127,642       397,257
Less: Allowance for
 possible loan losses.....      (61,913)         (680)                        (524)                      (63,117)       (5,304)
                             ----------      --------       --------      --------      --------      ----------      --------
Loans, net................    4,908,852        50,019                      105,654                     5,064,525       391,953
Premises and equipment,
 net......................      123,776         2,137                        3,478          (115)(3)     129,276        16,043
Excess of cost over
 tangible and identified
 intangible assets
 acquired, net............       68,849                                                    8,937(3)       77,786         2,089
Mortgage servicing
 rights...................      134,118                                                                  134,118
Other real estate owned...       12,612           394                                                     13,006         1,992
Accrued interest and other
 assets...................      100,360           799                        1,233           235(3)      102,627         9,297
                             ----------      --------       --------      --------      --------      ----------      --------
       Total assets.......   $6,605,927      $ 65,048       $             $144,531      $  9,057      $6,824,563      $563,463
                             ==========      ========       ========      ========      ========      ==========      ========

LIABILITIES AND
 SHAREHOLDERS' EQUITY
Deposits..................   $5,136,556      $ 58,283                     $130,990                    $5,325,829      $489,374
FHLB short-term
 borrowings...............      610,000                                                                  610,000
Other short-term
 borrowings...............      185,333                                                                  185,333        18,159
Subordinated debt.........        6,208                                                    7,725(3)       13,933
Trust preferred
 securities...............       70,000                                                                   70,000
Other long-term debt......       24,891                                         85                        24,976         3,846
Other liabilities.........      100,586           449                        1,341           539(3)      102,915         3,679
                             ----------      --------       --------      --------      --------      ----------      --------
       Total
         liabilities......    6,133,574        58,732                      132,416         8,264       6,332,986       515,058
Preferred stock...........
Common stock..............      104,910         3,203         (3,203)(1)         2            (2)(3)     107,338         2,868
                                                               1,260(1)                    1,168(3)
Additional paid in
 capital..................      187,260         3,130         (3,130)(1)     1,048        (1,048)(3)     204,073        28,819
                                                               5,073(1)                   11,740(3)
Retained earnings.........      180,778           (15)                      11,533       (11,533)(3)     180,763        16,498
Treasury stock............                                                    (534)          534               0
Unearned compensation.....       (1,796)                                                                  (1,796)          (69)
Unrealized gain (loss) on
 securities available for
 sale, net of taxes.......        1,201            (2)                          66           (66)(3)       1,199           289
                             ----------      --------       --------      --------      --------      ----------      --------
       Total equity.......      472,353         6,316                       12,115           793         491,577        48,405
       Total liabilities
         and equity.......   $8,605,927      $ 65,048       $             $144,531      $  9,057      $6,824,563      $563,463
                             ==========      ========       ========      ========      ========      ==========      ========
Capital Ratios:
 Capital ratio............        8.11%
 Tangible leverage
   ratio..................        7.28%
 Tier one capital
   ratio*.................        9.93%
 Total capital ratio*.....       11,31%

                                SEPTEMBER 30, 1997
                            --------------------------
                                            PRO FORMA
                            ADJUSTMENTS/     COMBINED
                            (DEDUCTIONS)      TOTAL
                            ------------    ----------
                              (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks...                  $  252,166
Interest-bearing deposits
 in banks.................                      14,303
Federal funds sold........                      17,901
Securities available for
 sale.....................                     641,117
Investment securities.....                     336,949
Mortgage loans held for
 sale.....................                     182,878
Loans, net of unearned
 income...................                   5,524,899
Less: Allowance for
 possible loan losses.....                     (68,421)
                              --------      ----------
Loans, net................                   5,456,478
Premises and equipment,
 net......................                     145,319
Excess of cost over
 tangible and identified
 intangible assets
 acquired, net............                      79,875
Mortgage servicing
 rights...................                     134,118
Other real estate owned...                      14,998
Accrued interest and other
 assets...................                     111,924
                              --------      ----------
       Total assets.......    $             $7,388,026
                              ========      ==========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Deposits..................                  $5,815,203
FHLB short-term
 borrowings...............                     610,000
Other short-term
 borrowings...............                     203,492
Subordinated debt.........                      13,933
Trust preferred
 securities...............                      70,000
Other long-term debt......                      28,822
Other liabilities.........         5482,4,5    107,142
                              --------      ----------
       Total
         liabilities......         548       6,848,592
Preferred stock...........
Common stock..............       1,722(5)      118,880
                                (1,638)(5)
                                 4,777(2)
                                (1,213)(2)
                                 5,043(4)
                                   (17)(4)
Additional paid in
 capital..................       1,054(5)      223,218
                                (1,138)(5)
                                 5,152(2)
                                (8,716)(2)
                                13,939(4)
                               (18,965)(4)
Retained earnings.........        (548)2,4,5    196,713
Treasury stock............                           0
Unearned compensation.....                      (1,865)
Unrealized gain (loss) on
 securities available for
 sale, net of taxes.......                       1,488
                              --------      ----------
       Total equity.......        (548)        539,434
       Total liabilities
         and equity.......    $             $7,388,026
                              ========      ==========
Capital Ratios:
 Capital ratio............                       8.34%
 Tangible leverage
   ratio..................                       7,30%
 Tier one capital
   ratio*.................                       9.91%
 Total capital ratio*.....                      11.43%

---------------

* Based on risk weighted assets.

                         COMPLETED BUSINESS COMBINATION

FIRST INDEPENDENCE BANK OF FLORIDA
(pooling of interests)

     (1) To record the issuance of 504,075 shares of BancGroup Common Stock in exchange for all of the outstanding shares and warrants of First Independence:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
First Independence outstanding shares.......................    640,674
First Independence warrants (converted according to merger
  agreement)................................................    104,285
Conversion ratio -- shares..................................     0.7257
Conversion ratio -- warrants................................     0.3753
BancGroup shares to be issued...............................                  504,075
Par value of 504,075 shares issued at $2.50 per share.......                 $  1,260
Shares issued at par value..................................   $  1,260
Total capital stock of First Independence...................      6,333
Excess recorded as an increase to contributed capital.......                    5,073
                                                                             --------
                                                                                6,333
To eliminate First Independence Common stock, at par
  value.....................................................                 $ (3,203)
  Contributed capital.......................................                   (3,130)
                                                                             --------
                                                                               (6,333)
          Net change in equity..............................                 $     --
                                                                             ========

                         PENDING BUSINESS COMBINATIONS

SOUTH FLORIDA BANKING CORP.
(pooling of interests)

     (A) To record the issuance of 1,910,722 shares of BancGroup Common Stock in exchange for all of the outstanding shares of South Florida Banking Corp.

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
South Florida outstanding shares............................    1,213,465
Conversion ratio............................................       1.5746*
BancGroup shares to be issued...............................                 1,910,722
Par value of 1,910,722 shares issued at $2.50 per share.....                $    4,777
Shares issued at par value..................................   $    4,777
Total capital stock of South Florida........................        9,929
Excess recorded as an increase to contributed capital.......                     5,152
                                                                            ----------
                                                                                 9,929
To eliminate South Florida
  Common stock, at par value................................                    (1,213)
  Contributed capital.......................................                    (8,716)
                                                                            ----------
                                                                                (9,929)
     Net change in equity...................................                $       --
                                                                            ==========
(B) To record possible non-recurring charges associated with severance payable to terminated employees, net of
    taxes...................................................                $      120
                                                                            ==========

* The conversion ratio may be adjusted to 1.5908 upon the occurrence of certain events as defined in the agreement.

  ASB BANCSHARES, INC.
  (purchase)

     (3) (A) To assign the amount by which the estimated value of BancGroup's investment in ASB is in excess of the historical carrying value amount of the net assets acquired, based on their estimated fair value of such assets:

Equity in carrying value of net assets of ASB...............  $12,115
Adjustments to state assets at fair value:
  Write-off computer software and hardware..................     (115)
Acquisition accruals:
  Present value of deferred compensation (calculated
     assuming retirement in 1998, monthly payments of
     $8,333.33 beginning January 1, 2002 for 84 months at
     8%)....................................................     (393)
  Litigation accrual........................................      (15)
  Legal, accounting and professional........................      (15)
  Potential severance payable upon acquisition..............     (116)
Tax effect of purchase adjustments..........................      235
Goodwill....................................................    8,937
                                                              -------
                                                                8,518
Adjusted equity in carrying value of net assets.............   20,633
                                                              =======
Allocated as follows:
  Subordinated Debentures for 31,506 shares of ASB..........  $ 7,725
  Shares to be issued at par value 467,387 X 2.50...........    1,168
  Additional Paid in Capital................................   11,740
                                                              -------
          Total purchase price to be paid in stock and
           debt.............................................  $20,633
                                                              =======

UNITED AMERICAN HOLDING CORPORATION
(pooling of interests)

     (4) (A) To record the issuance of 2,017,177 shares of BancGroup Common Stock in exchange for all of the outstanding shares of United
             American:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
United American outstanding shares..........................   1,779,600
Conversion ratio............................................      1.1335
BancGroup shares to be issued...............................                 2,017,177
Par value of 2,017,177 shares issued at $2.50 per share.....                $    5,043
Shares issued at par value..................................  $    5,043
Total capital stock of United American......................      18,982
Excess recorded as an increase to contributed capital.......                    13,939
                                                                            ----------
                                                                                18,982
To eliminate United Common stock, at par value..............                $      (17)
  Contributed capital.......................................                   (18,965)
                                                                            ----------
                                                                               (18,982)
          Net change in equity..............................                $       --
                                                                            ==========
(B) To record possible non-recurring charges associated with severance payable to terminated employees and salary
    continuation agreements, net of taxes...................                $      317
                                                                            ==========

FIRST CENTRAL BANK
(pooling of interests)

     (5) (A) To record the issuance of 688,742 shares of BancGroup Common Stock in exchange for all of the outstanding shares of First Central:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
First Central outstanding shares............................    327,500
Conversion ratio............................................      2.103
BancGroup shares to be issued...............................                  688,742
Par value of 688,742 shares issued at $2.50 per share.......                 $  1,722
Shares issued at par value..................................   $  1,722
Total capital stock of First Central........................      2,776
Excess recorded as an decrease to contributed capital.......                    1,054
                                                                             --------
                                                                                2,776
To eliminate First Central Common stock, at par value.......                 $ (1,638)
  Contributed capital.......................................                   (1,138)
                                                                             --------
                                                                               (2,776)
                                                                             --------
          Net change in equity..............................                 $     --
                                                                             ========
(B) To record possible non-recurring charges associated with
    severance payable to terminated employees...............                 $    111
                                                                             ========

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)


     The following summary includes (i) the condensed consolidated statements of income of BancGroup and subsidiaries on a historical basis for the nine months ended September 30, 1997 and the year ended December 31, 1996, (ii) the condensed statements of income of the completed business combination with First Independence Bank of Florida ("Completed Business Combination"), for the nine months ended September 30, 1997 and the year ended December 31, 1996, (iii) adjustments to give effect to the pooling-of-interests method business combination with First Independence, (iv) the condensed consolidated statements of income of ASB Bancshares, for the nine months ended September 30, 1997 and the year ended December 31, 1996, (v) adjustments to give effect to the proposed purchase method business combination with ASB Bancshares, (vi) the combined presentation of condensed consolidated statements of income of the other probable business combinations with BancGroup; United American Holding Corp., First Central Bank and South Florida Banking Corp., and ("Other Probable Business Combinations"), for the nine months ended September 30, 1997 and the year ended December 31, 1996, (vii) adjustments to give effect to the probable pooling-of-interests method business combinations with United American, South Florida Banking Corp., and First Central and (viii) the pro forma statements of income of BancGroup and subsidiaries as if such business combinations had occurred on January 1, 1996.


     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided may not necessarily be indicative of future results.

                                                    NINE MONTHS ENDED SEPTEMBER 30, 1997
                             ----------------------------------------------------------------------------------

                             CONSOLIDATED    COMPLETED
                               COLONIAL      BUSINESS     ADJUSTMENTS/      ASB       ADJUSTMENTS/
                              BANCGROUP     COMBINATION   (DEDUCTIONS)   BANCSHARES   (DEDUCTIONS)    SUBTOTAL
                             ------------   -----------   ------------   ----------   ------------   ----------
                                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income............   $  362,830     $   3,935     $       --     $ 8,426       $    --      $  375,191
Interest expense...........      182,497         1,606             --       4,163           435(1)      188,701
                              ----------     ---------     ----------     -------       -------      ----------
Net interest income........      180,333         2,329             --       4,263          (435)        186,490
Provision for loan
 losses....................        8,833            --                         45                         8,878
                              ----------     ---------     ----------     -------       -------      ----------
Net interest income after
 provision for loan
 losses....................      171,500         2,329             --       4,218          (435)        177,612
                              ----------     ---------     ----------     -------       -------      ----------
Noninterest income.........       61,623           355             --         621            --          62,599
Noninterest expense........      143,609         2,023             --       3,007           (17)(1)     149,090
                                                                                        $   468(1)
                              ----------     ---------     ----------     -------       -------      ----------
Income before income
 taxes.....................       89,514           661             --       1,832          (885)         91,122
Applicable income taxes....       33,460            --             --         630          (153)(1)      33,937
                              ----------     ---------     ----------     -------       -------      ----------
Net income.................   $   56,054     $     661     $       --     $ 1,202       $  (733)     $   57,184
                              ==========     =========     ==========     =======       =======      ==========
Average primary shares
 outstanding**.............   42,370,000       640,674       (640,674)     84,120       (84,120)     43,612,142
                                                              494,904                   747,238
Average fully-diluted
 shares outstanding**......   42,963,000       640,674       (640,674)     84,120       (84,120)     44,214,173
                                                              503,935                   747,238
Earnings per share:
 Primary**.................   $     1.32                                                             $     1.31
 Fully diluted**...........   $     1.31                                                             $     1.30

                               NINE MONTHS ENDED SEPTEMBER 30, 1997
                             -----------------------------------------
                                OTHER
                               PROBABLE                     PRO FORMA
                               BUSINESS     ADJUSTMENTS/     COMBINED
                             COMBINATIONS   (DEDUCTIONS)      TOTAL
                             ------------   ------------    ----------

Interest income............   $  31,399                     $  406,590
Interest expense...........      12,808              --        201,509
                              ---------      ----------     ----------
Net interest income........      18,591              --        205,081
Provision for loan
 losses....................         755                          9,633
                              ---------      ----------     ----------
Net interest income after
 provision for loan
 losses....................      17,836              --        195,448
                              ---------      ----------     ----------
Noninterest income.........       3,678                         66,277
Noninterest expense........      14,321              --        163,411
                                                     --
                              ---------      ----------     ----------
Income before income
 taxes.....................       7,193              --         98,315
Applicable income taxes....       2,525              --         36,462
                              ---------      ----------     ----------
Net income.................   $   4,668      $       --     $   61,852
                              =========      ==========     ==========
Average primary shares
 outstanding**.............   3,221,200      (3,221,200)    48,333,694
                                              4,721,552
Average fully-diluted
 shares outstanding**......   3,221,200      (3,221,200)    48,954,127
                                              4,739,954
Earnings per share:
 Primary**.................                                 $     1.28
 Fully diluted**...........                                 $     1.27

---------------


 * Restated to give retroactive effect to the April 22, 1997 pooling-of-interests business combination with Fort Brooke Bancorporation, Inc.

** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

                                                           YEAR ENDED DECEMBER 31, 1996
                                ----------------------------------------------------------------------------------
                                CONSOLIDATED
                                  COLONIAL      COMPLETED
                                 BANCGROUP      BUSINESS     ADJUSTMENTS/      ASB       ADJUSTMENTS/
                                (RESTATED)*    COMBINATION   (DEDUCTIONS)   BANCSHARES   (DEDUCTIONS)    SUBTOTAL
                                ------------   -----------   ------------   ----------   ------------   ----------
                                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income...............   $  406,838     $   3,916     $       --     $10,443       $    --      $  421,197
Interest expense..............      205,843         1,692             --       5,141           579(3)      213,255
                                 ----------     ---------     ----------     -------       -------      ----------
Net interest income...........      200,995         2,224             --       5,302          (579)        207,942
Provision for loan losses.....       12,545           108                         60                        12,713
                                 ----------     ---------     ----------     -------       -------      ----------
Net interest income after
 provision for loan losses....      188,450         2,116             --       5,242          (579)        195,229
                                 ----------     ---------     ----------     -------       -------      ----------
Noninterest income............       72,382           602             --         862                        73,846
Noninterest expense...........      183,316         2,244             --       3,912           (23)(3)     190,072
                                                                                               623(3)
                                 ----------     ---------     ----------     -------       -------      ----------
Income before income taxes....       77,516           474             --       2,192        (1,179)         79,003
Applicable income taxes.......       27,303           (13)            --         743          (217)(3)      27,816
                                 ----------     ---------     ----------     -------       -------      ----------
Net income....................   $   50,213     $     487     $       --     $ 1,449       $  (962)     $   51,187
                                 ==========     =========     ==========     =======       =======      ==========
Average primary shares
 outstanding**................   39,764,000       529,153       (529,153)     88,100       (88,100)     40,965,173
                                                                 418,580                   782,592
Average fully-diluted shares
 outstanding**................   40,623,000       529,153       (529,153)     88,100       (88,100)     41,843,195
                                                                 437,602                   782,592
Earnings per share:
 Net income:
   Primary**..................   $     1.26                                                             $     1.25
   Fully diluted**............   $     1.25                                                             $     1.23

                                      YEAR ENDED DECEMBER 31, 1996
                                ----------------------------------------
                                   OTHER
                                  PROBABLE                    PRO FORMA
                                  BUSINESS     ADJUSTMENTS/    COMBINED
                                COMBINATIONS   (DEDUCTIONS)     TOTAL
                                ------------   ------------   ----------

Interest income...............   $  35,549                    $  456,746
Interest expense..............      13,651              --       226,906
                                 ---------      ----------    ----------
Net interest income...........      21,898              --       229,840
Provision for loan losses.....       1,019                        13,732
                                 ---------      ----------    ----------
Net interest income after
 provision for loan losses....      20,879              --       216,108
                                 ---------      ----------    ----------
Noninterest income............       3,972              --        77,818
Noninterest expense...........      15,457              --       205,529

                                 ---------      ----------    ----------
Income before income taxes....       9,394              --        88,397
Applicable income taxes.......       3,327              --        31,143
                                 ---------      ----------    ----------
Net income....................   $   6,067      $       --    $   57,254
                                 =========      ==========    ==========
Average primary shares
 outstanding**................   3,046,607      (3,046,607)   45,357,294
                                                 4,392,121
Average fully-diluted shares
 outstanding**................   3,046,607      (3,046,607)   46,253,793
                                                 4,410,598
Earnings per share:
 Net income:
   Primary**..................                                $     1.26
   Fully diluted**............                                $     1.25

---------------

 * Restated to give effect to the April 22, 1997 pooling of interests combination with Fort Brooke Bancorporation.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

PRO FORMA ADJUSTMENTS:
(In thousands)

PENDING BUSINESS COMBINATIONS

     Adjustments applicable to the purchase method business combination with ASB
Bancshares:

          (1) To amortize the assignment of estimated fair value in excess of the carrying amount of assets acquired. The amortization consists of the following:

                                                   NINE MONTHS
                                                      ENDED             YEAR ENDED
                                                SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                                ------------------   -----------------
Increases in income:
  Amortization of write-down on fixed assets
     (5 year period)..........................  $          17             $    23
                                                      -------             -------
          Total...............................             17                  23
                                                      -------             -------
Increase in expense:
  Interest on subordinated debentures (assumed
     at 7.5%).................................           (435)               (579)
  Amortization of goodwill (15 year period)...           (468)               (623)
                                                      -------             -------
          Total...............................           (903)             (1,202)
                                                      -------             -------
Net decrease in income before tax.............           (886)             (1,179)
                                                      -------             -------
Tax effect of the pro forma adjustments (other
  than goodwill amortization).................            153                 217
                                                      -------             -------
          Net decrease in income..............  $        (733)            $  (962)
                                                      -------             -------

NONRECURRING CHARGES
  (In thousands)

     Nonrecurring charges and related tax effects which result directly from the business combinations and which will be included in BancGroup's results are set forth below. These charges are not reflected in the condensed pro forma statements of income.

                                                              NINE MONTHS ENDED       YEAR ENDED
                                                              SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                                              ------------------   -----------------

     (1) Possible adjustments applicable to the purchase method business combination with ASB.

Increase in expense:
  Potential severance payable to terminated employees.......        $ (87)              $  --
                                                                  -------             -------
  Net decrease in income before taxes.......................          (87)                 --
  Tax effect of the pro forma adjustment....................           32                  --
                                                                  -------             -------
          Net decrease in income............................        $ (55)              $  --
                                                                  =======             =======

     (2) Possible adjustments applicable to the pooling of interest method business combination with South Florida:

Increase in expense:
  Potential severance payable to terminated employees.......         (188)                 --
                                                                  -------             -------
  Net decrease in income before tax.........................         (188)                 --
                                                                  -------             -------
  Tax effect of the pro forma adjustments...................           69                  --
                                                                  -------             -------
          Net decrease in income............................        $(120)                 --
                                                                  =======             =======

     (3) Possible adjustments applicable to the pooling of interest method business combination with United American:

Increase in expense:
  Adjustment for immediate vesting under salary continuation
     agreement..............................................         (424)
  Potential severance payable to terminated employees.......          (76)                 --
                                                                  -------             -------
Net decrease in income before tax...........................         (500)                 --
                                                                  -------             -------
Tax effect of the pro forma adjustments.....................          182                  --
                                                                  -------             -------
          Net decrease in income............................        $(317)                 --
                                                                  =======             =======

     (4) Possible adjustments applicable to the pooling of interest method business combination with First Central:

Increase in expense:
  Adjustment for immediate vesting under salary continuation
     agreement..............................................         (169)
  Potential severance payable to terminated employees.......           (6)
                                                                  -------             -------
Net decrease in income before tax...........................         (175)                 --
                                                                  -------             -------
Tax effect of the pro forma adjustments.....................           64                  --
                                                                  -------             -------
          Net decrease in income............................        $(111)                 --
                                                                  =======             =======

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                  SELECTED FINANCIAL AND OPERATING INFORMATION

     The following tables present certain financial information for BancGroup on a historical basis for the nine months ended September 30, 1997 and 1996, as of September 30, 1997 and, years ended December 31, 1996, 1995, 1994, 1993 and 1992 and as of December 31, 1996, 1995, 1994, 1993 and 1992 and on a pro forma basis for the nine months ended September 30, 1997 and 1996, as of September 30, 1997 and, years ended December 31, 1996, 1995 and 1994.

     The pro forma information includes consolidated BancGroup and subsidiaries and consolidated First Independence, South Florida, United American, ASB, and First Central. The pro forma balance sheet data gives effect to the combinations as if they had occurred on December 31, 1996 and the pro forma operating data gives effect to the combinations as if they occurred at the beginning of the earliest period presented. Note that for the purchase method combination Article 11 of Regulation S-X requires pro forma statements to be presented for only the most recent fiscal year and interim period. Accordingly, ASB is only included in the pro forma information as of and for the nine months ended September 30, 1997 and the year ended December 31, 1996.

     The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and all of the financial statements included elsewhere in this Prospectus and incorporated by reference. The pro forma information provided below may not be indicative of future results.

                                                             NINE MONTHS ENDED SEPTEMBER 30,
                                                     ------------------------------------------------
                                                     BANCGROUP   BANCGROUP     BANCGROUP   BANCGROUP
                                                     PRO FORMA   HISTORICAL    PRO FORMA   HISTORICAL
                                                       1997         1997         1996         1996
                                                     ---------   ----------    ---------   ----------
STATEMENT OF INCOME
Interest income....................................  $406,590     $362,830     $329,810     $300,943
Interest expense...................................   201,509      182,497      162,712      151,547
                                                     --------     --------     --------     --------
Net interest income................................   205,081      180,333      167,098      149,396
Provision for loan losses..........................     9,633        8,833        7,116        6,292
                                                     --------     --------     --------     --------
Net interest income after provision for loan
  losses...........................................   195,448      171,500      159,982      143,104
Noninterest income.................................    66,277       61,623       57,137       53,900
Noninterest expense................................   163,411      143,609      142,305      129,378
                                                     --------     --------     --------     --------
Income before income taxes.........................    98,315       89,514       74,814       67,626
Applicable income taxes............................    36,462       33,460       26,280       23,794
                                                     --------     --------     --------     --------
Net income.........................................  $ 61,852     $ 56,054     $ 48,534     $ 43,832
                                                     ========     ========     ========     ========
EARNINGS PER SHARE
Net income:
  Primary..........................................  $   1.28     $   1.32     $   1.09     $   1.11
  Fully-diluted....................................  $   1.27     $   1.31     $   1.08     $   1.10
Average shares outstanding
  Primary..........................................    48,334       42,370       44,479       39,525
  Fully-diluted....................................    48,954       42,963       45,163       40,204
Cash dividends:
  Common...........................................  $   0.45     $   0.45     $  0.405     $  0.405

                                               YEAR ENDED DECEMBER 31,                    YEAR ENDED DECEMBER 31,
                              ---------------------------------------------------------   -----------------------
                              BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP    BANCGROUP
                              PRO FORMA   PRO FORMA   PRO FORMA   PRO FORMA   PRO FORMA   HISTORICAL   HISTORICAL
                                1996        1995        1994        1993        1992        1996*        1995*
                              ---------   ---------   ---------   ---------   ---------   ----------   ----------
STATEMENT OF INCOME
Interest Income.............  $456,746    $375,260    $281,009    $236,084    $226,057     $406,838     $341,826
Interest Expense............   226,906     183,798     114,679      92,813     100,932      205,843      170,483
                              --------    --------    --------    --------    --------     --------     --------
Net interest income.........   229,840     191,462     166,330     143,271     125,125      200,995      171,343
Provision for possible loan
  losses....................    13,732      10,198       9,076      15,234      18,207       12,545        8,986
                              --------    --------    --------    --------    --------     --------     --------
Net interest income after
  provision for loan
  losses....................   216,108     181,264     157,254     128,037     106,918      188,450      162,357
Noninterest income..........    77,818      63,891      56,889      55,649      50,217       72,382       60,527
Noninterest expense.........   201,064     167,747     157,622     144,335     129,476      178,851      150,654
SAIF special
  assessment(1).............     4,465          --          --                                4,465
                              --------    --------    --------    --------    --------     --------     --------
Income before income
  taxes.....................    88,397      77,408      56,521      39,351      27,659       77,516       72,230
Applicable income taxes.....    31,143      27,462      18,610      12,265       7,793       27,303       25,765
                              --------    --------    --------    --------    --------     --------     --------
Income before extraordinary
  items.....................    57,254      49,946      37,911      27,086      19,866       50,213       46,465
Extraordinary items.........        --          --          --        (396)
Cumulative effect of change
  in accounting.............        --          --          --       3,933
                              --------    --------    --------    --------    --------     --------     --------
Net income..................  $ 57,254    $ 49,946      37,911    $ 30,623    $ 19,866     $ 50,213     $ 46,465
                              ========    ========    ========    ========    ========     ========     ========
EARNINGS PER SHARE
Income before extraordinary
  items:
  Primary**.................  $   1.26    $   1.17    $   0.95    $   0.73    $   0.61     $   1.26     $   1.23
  Fully Diluted**...........  $   1.25    $   1.14    $   0.95        0.73        0.61         1.25         1.19
Net Income:
  Primary**.................  $   1.26    $   1.17    $   0.95        0.82        0.61         1.26         1.23
  Fully Diluted**...........  $   1.25    $   1.14    $   0.95        0.82        0.61     $   1.25     $   1.19
Average shares outstanding
  Primary**.................    45,357      42,630      39,796      37,194      32,361       39,764       37,912
  Fully Diluted**...........    46,254      44,564      41,272      39,380      35,025       40,623       39,796
Cash dividends:
  Common**..................  $   0.54    $  0.338    $     --                             $  0.540     $  0.338
  Class A**.................        --    $  0.113    $  0.400    $  0.355    $  0.335                     0.113
  Class B**.................        --    $  0.063    $  0.200       0.155       0.135                     0.063

                                    YEAR ENDED DECEMBER 31,
                              ------------------------------------
                              BANCGROUP    BANCGROUP    BANCGROUP
                              HISTORICAL   HISTORICAL   HISTORICAL
                                1994*        1993*        1992*
                              ----------   ----------   ----------
STATEMENT OF INCOME
Interest Income.............   $255,758     $204,322     $192,526
Interest Expense............    105,797       81,008       86,283
                               --------     --------     --------
Net interest income.........    149,961      123,314      106,243
Provision for possible loan
  losses....................      8,254       11,767       14,625
                               --------     --------     --------
Net interest income after
  provision for loan
  losses....................    141,707      111,547       91,618
Noninterest income..........     54,149       50,990       46,226
Noninterest expense.........    144,119      125,901      112,340
SAIF special
  assessment(1).............
                               --------     --------     --------
Income before income
  taxes.....................     51,737       36,636       25,504
Applicable income taxes.....     17,243       11,249        6,960
                               --------     --------     --------
Income before extraordinary
  items.....................     34,494       25,387       18,544
Extraordinary items.........                    (396)
Cumulative effect of change
  in accounting.............                   3,890
                               --------     --------     --------
Net income..................   $ 34,494     $ 28,881     $ 18,544
                               ========     ========     ========
EARNINGS PER SHARE
Income before extraordinary
  items:
  Primary**.................   $   0.96     $   0.81     $   0.67
  Fully Diluted**...........       0.95         0.81         0.67
Net Income:
  Primary**.................       0.96         0.92         0.67
  Fully Diluted**...........   $   0.95     $   0.91     $   0.67
Average shares outstanding
  Primary**.................     35,907       31,272       27,785
  Fully Diluted**...........     37,383       33,458       30,407
Cash dividends:
  Common**..................
  Class A**.................   $  0.040     $  0.355     $  0.335
  Class B**.................      0.020        0.155        0.135

---------------

  * Restated to give retroactive effect to the April 22, 1997 pooling-of-interest business combination with Fort Brooke Bancorporation.
 ** Restated to reflect the impact of a two-for-one stock split in the form of a
    100% stock dividend paid February 11, 1997.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,874,000 net of applicable income taxes in 1996.

                                SEPTEMBER 30,                                 DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                           BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP
                           PRO FORMA    HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL
                              1997         1997        1996*        1995*        1994*        1993*        1992*
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF CONDITION
  DATA
At year end:
Total assets.............  $7,388,026   $6,605,927   $5,672,537   $4,960,165   $3,865,936   $3,728,270   $2,658,833
  Loans, net of unearned
    inc..................   5,524,899    4,970,765    4,215,802    3,645,727    2,736,041    2,289,233    1,657,604
  Mortgage loans held for
    sale.................     182,878      182,878      157,966      112,203       61,556      368,515      150,835
  Deposits...............   5,815,203    5,136,556    4,299,821    3,869,012    3,067,500    2,990,190    2,251,299
  Long-term debt.........     112,755      101,099       39,092       47,688       86,662       57,397       22,979
  Shareholders' equity...     539,434      472,353      402,708      352,731      275,319      256,866      165,142
Average daily balances
  Total assets...........   6,695,111    5,956,312    5,286,587    4,373,227    3,708,350    3,015,787    2,592,966
  Interest-earning
    assets...............   6,142,738    5,462,405    4,835,713    3,985,649    3,349,026    2,681,428    2,294,670
  Loans, net of unearned
    income...............   5,000,795    4,479,967    3,931,084    3,123,407    2,477,768    1,813,569    1,615,713
  Mortgage loans held for
    sale.................     127,862      127,862      135,135       98,785      135,046      248,502      121,820
  Deposits...............   4,485,524    3,913,525    4,032,610    3,420,881    2,994,868    2,407,015    2,181,233
  Shareholders' equity...     485,780      424,886      383,401      308,532      269,353      200,217      159,785
Book value per share**...  $    11.34   $    11.26   $    10.29   $     9.43   $     7.93   $     7.69   $     6.34
Tangible book value per
  share**................  $     9.71   $     9.66   $     9.51   $     8.62   $     7.35   $     7.18   $     6.06
SELECTED RATIOS
Income before
  extraordinary items and
  the cumulative effect
  of a change in
  accounting for income
  taxes to:
    Average assets.......        1.22%        1.21%        0.95%        1.06%        0.93%        0.84%        0.72%
    Average stockholders'
      equity.............       16.81        16.84        13.09        15.06        12.81        12.68        11.61
Net income to:
    Average assets.......        1.22         1.21         0.95         1.06         0.93         0.96         0.72
    Average stockholders'
      equity.............       16.81        16.84        13.09        15.06        12.81        14.42        11.61
Efficiency ratio(1)......       62.44        58.92        64.94        64.39        69.83        71.96        73.16
Dividend payout..........       30.45        33.28        42.86        36.59        41.67        38.59        50.00
Average equity to average
  assets.................        7.26         7.13         7.25         7.06         7.26         6.64         6.16
Allowance for possible
  loan losses to total
  loans (Net of unearned
  income)................        1.24%        1.25%        1.27%        1.29%        1.55%        1.61%        1.50%

---------------

  * Restated to give retroactive effect to the April 22, 1997 pooling-of-interest business combinations with Fort Brooke Bancorporation.
 ** Restated to reflect the impact of a two-for-one stock split in the form of a
    100% stock dividend paid February 11, 1997.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,874,000 net of applicable income taxes in 1996.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

                            SELECTED FINANCIAL DATA

     The following tables present selected historical financial data for ASB Bancshares, Inc. and subsidiary. These tables should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus.

                                                    AT AND FOR
                                                     THE NINE
                                                   MONTHS ENDED
                                                   SEPTEMBER 30,               AT OR FOR THE YEAR ENDED DECEMBER 31
                                                -------------------   ------------------------------------------------------
                                                  1997       1996       1996       1995       1994       1993        1992
                                                --------   --------   --------   --------   --------   --------   ----------
                                                                (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
For the Period:
  Interest income.............................  $  8,426   $  7,774   $ 10,443   $  9,242   $  8,115   $  7,523   $    7,278
  Interest expense............................     4,163      3,823      5,141      4,621      3,531      3,200        3,413
                                                --------   --------   --------   --------   --------   --------   ----------
  Net interest income.........................     4,263      3,951      5,302      4,621      4,584      4,323        3,865
  Provision for credit losses.................        45         45         60         72         72         66           82
                                                --------   --------   --------   --------   --------   --------   ----------
  Net interest income after provision for
    credit losses.............................     4,218      3,906      5,242      4,549      4,512      4,257        3,783
  Noninterest income..........................       621        646        862        609        532        535          523
  Noninterest expenses........................     3,007      2,884      3,912      3,704      3,548      3,292        2,980
                                                --------   --------   --------   --------   --------   --------   ----------
  Income before taxes on income...............     1,832      1,668      2,192      1,454      1,496      1,500        1,326
  Taxes on income.............................       630        540        743        450        457        458          402
                                                --------   --------   --------   --------   --------   --------   ----------
  Net income..................................  $  1,202   $  1,128   $  1,449   $  1,004   $  1,039   $  1,042   $      924
                                                ========   ========   ========   ========   ========   ========   ==========
  Per share data:
    Net income per share......................     14.29      12.68      16.45      11.28      11.68      11.72        10.41
    Cash dividends declared...................      0.00       0.00       1.10       1.05       1.05       1.05         1.00
    Book value at end of period...............    144.02     124.43     128.86     112.53     101.44      91.25        80.75
  Common shares outstanding at end of
    period....................................    84,120     88,930     84,120     88,950     88,950     88,950       88,770
  Weighted average common shares outstanding
    during period.............................    84,120     88,948     88,100     88,950     88,950     88,950       88,768
At Period End:
  Total assets at end of period...............   144,531    134,033    134,496    122,543    109,855     97,478       87,198
  Cash and cash equivalents...................     4,188      5,139      6,942      5,320      4,688      6,415        3,326
  Investment securities.......................    29,978     29,520     28,192     26,641     26,640     23,295       19,889
  Loans receivable, net.......................   105,654     95,219     95,281     86,461     74,602     64,383       59,169
  Deposits....................................   130,990    121,687    122,437    111,442     99,869     88,640       79,365
  Stockholders' equity........................    12,115     11,066     10,840     10,009      9,023      8,117    7,168,167
Selected Ratios:
  Allowance for credit losses as a percentage
    of period-end total loans.................     0.49%      0.51%      0.52%      0.51%      0.48%      0.50%        0.47%
  Allowance for credit losses as a percentage
    of non-performing loans...................      0.00       0.00       0.00       0.00       0.00       0.00        0.00%
  Total non-performing loans as a percentage
    of total loans............................      0.00       0.00       0.00       0.00       0.00       0.00         0.00
  Total non-performing loans as a percentage
    of total assets...........................      0.00       0.00       0.00       0.00       0.00       0.00         0.00
  Total non-performing loans and real estate
    owned as a percentage of total assets.....     0.00%      0.00%      0.00%      0.04%      0.07%      0.00%        0.00%

                      ASB BANCSHARES, INC. AND SUBSIDIARY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

     The following discussion is provided to afford the reader an understanding of the major elements of ASB's financial condition, results of operations, capital resources and liquidity. It should be read in conjunction with the financial statements and notes thereto and other information appearing elsewhere in this Prospectus.

GENERAL

     ASB's results of operations are primarily dependent upon the results of operations of the Bank. The Bank conducts commercial banking business consisting of attracting deposits from the general public and applying those funds to the origination of commercial, consumer, and real estate loans (including commercial loans collateralized by real estate). The Bank's profitability depends primarily on net interest income, which is the excess of interest income generated from interest-earning assets (i.e., loans, investments, and federal funds sold) over interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate earned and paid on these balances. Net interest income is dependent upon The Bank's interest-rate spread which is the excess of average yield earned on its interest-earning assets over the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest-rate spread is impacted by interest rates and the amounts of deposits and loans. Additionally, the Bank's profitability is affected by such factors as the level of noninterest income and expenses, the provision for credit losses, and the effective tax rate. Noninterest income consists primarily of service fees on deposit accounts, other fees and income from the sale of fixed assets, and investment securities. Noninterest expense consists primarily of compensation and employee benefits, occupancy and equipment expenses, directors and advisors fees, data processing costs, deposit insurance premiums paid to the FDIC, and other operating expenses.

     Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of ASB at, and the results of operations of ASB, for the years ended December 31, 1996 and 1995. The discussion should be read in conjunction with the consolidated financial statements and related footnotes of ASB Bancshares presented elsewhere herein.

LIQUIDITY

  ASB

     ASB is a legal business entity separate and distinct from the Bank. ASB's principal source of cash flow during 1996 was dividends from the Bank. Possible future sources of cash flow for ASB include dividends or management fees from the Bank. However, there are various statutory limitations on the ability of the Bank to pay dividends, extend credit, or otherwise supply funds to ASB. The FDIC and the Alabama State Banking Department also have the general authority to limit the dividends paid by insured banks and bank holding companies. ASB Bancshares paid cash dividends of $92,532 and $93,398 to its shareholders during the years ended December 31, 1996 and 1995, respectively.

     During the year ended December 31, 1996, ASB's cash and cash equivalents increased $1.6 million, to $6.9 million as of December 31, 1996, from $5.3 million as of December 31, 1995. During 1996, investing activities used $10.6 million of cash, and financing activities provided $10.4 million of cash. ASB Bancshares, Inc.'s total assets increased $12.0 million to $134.5 million at December 31, 1996 from $122.5 million at December 31, 1995.

  The Bank

     Liquidity management involves the ability to meet the cash flow requirements of customers who may be depositors wanting to withdraw their funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. In the ordinary course of business, the Bank's cash flows are generated from interest and fee income, as well as from loan repayments and the maturity of investment securities held-to-maturity. In addition to cash and due from banks, the Bank considers all securities available-for-sale and federal funds sold as primary sources of asset liquidity. Many factors affect the ability to accomplish these liquidity objectives successfully, including economic environment, and the asset/liability mix within the balance sheet, as well as the Bank's reputation in the community. At December 31, 1996, the Bank had commitments to originate loans totaling $1.7 million. In addition, scheduled maturities of certificates of deposit during 1997 totaled $52 million. Management believes that the Bank has adequate resources to fund all of its commitments, that substantially all of its existing commitments will be funded within 12 months and, if so desired, that the Bank can adjust the rates and terms on certificates of deposit and other deposit accounts to retain deposits in a changing interest rate environment.

     A state-chartered commercial bank is required to maintain at all times a reserve fund in an amount fixed by resolution of the State of Alabama banking board. Such reserve on demand deposits shall not exceed 14% and shall be not less than 7% of the total of such demand deposits. Such reserve on time and savings deposits shall not exceed 6% and shall not be less than 3% of the total of such time and savings deposits. The reserve shall consist of cash on hand and demand deposits due from other banks.

CAPITAL RESOURCES

     ASB's total stockholders' equity was $10.8 million and $10.0 million as of December 31, 1996 and 1995, respectively, which represents an increase of $800,000. This increase was a result of 1996's net income of $1.4 million offset by the $43,000 change in unrealized losses at December 31, 1996 from December 31, 1995, dividends paid of $93,000, and purchase of treasury stock of $483,000. ASB Bancshares, Inc.'s total stockholders' equity was 8.06% and 8.17% of total assets as of December 31, 1996 and 1995, respectively. The Bank's total stockholders' equity was $10.8 million and $10.0 million as of December 31, 1996 and 1995, or an increase of $800,000. This increase was a result of 1996's net income of $872,000 less the $43,000 change in the unrealized securities losses at December 31, 1996 from December 31, 1995.

     The federal banking regulatory authorities have adopted certain "prompt corrective action" rules with respect to depository institutions. The rules establish five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized". The various federal banking regulatory agencies have adopted regulations to implement the capital rules by, among other things, defining the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level. At December 31, 1996, the Bank met the capital ratios of a "well capitalized" financial institution with a total risk-based capital ratio of 15.45%, and Tier 1 leverage ratio of 14.77%. Depository institutions which fall below the "adequately capitalized" category generally are prohibited from making any capital distribution, are subject to growth limitations, and are required to submit a capital restoration plan. There are a number of requirements and restrictions that may be imposed on institutions treated as "significantly undercapitalized" and, if the institution is "critically undercapitalized," the banking regulatory agencies have the right to appoint a receiver or conservator.

     In accordance with risk capital guidelines issued by the FDIC, the Bank is required to maintain a minimum standard of total capital to risk-weighted assets of 8%. Additionally, the FDIC requires banks to maintain a minimum leverage-capital ratio of Tier 1 capital (as defined) to total assets. The leverage-capital ratio ranges from 3% to 5% based on the bank's rating under the regulatory rating system. The required leverage-capital ratio for the Bank at December 31, 1996, was 8%. The following table summarized the regulatory capital levels and ratios for the Bank:

                                                              ACTUAL    REGULATORY
                                                              RATIOS    REQUIREMENT
                                                              ------    -----------
At December 31, 1996:
  Total capital to risk-weighted assets.....................  15.45%       8.00%
  Tier 1 capital to risk-weighted assets....................  14.77        4.00
  Tier 1 capital to total assets-leverage ratio.............   8.06        4.00
At December 31, 1995:
  Total capital to risk-weighted assets.....................  14.91        8.00
  Tier 1 capital to risk-weighted assets....................  14.26        4.00
  Tier 1 capital to total assets-leverage ratio.............   8.08%       4.00%

RESULTS OF OPERATIONS

  General

     ASB's net income was $1.4 million, or $16.45 per share, for the year ended December 31, 1996, as compared to $1 million, or $11.28 per share, for the year ended December 31, 1995, or an increase of $445,000 or 44.5%. ASB's income before taxes on income was $2.2 million for the year ended December 31, 1996, as compared to $1.5 million for the year ended December 31, 1995, or an increase of $738,000 or 49.2%.

     For the years ended December 31, 1996 and 1995, selected ratios were as follows:

                                                              1996     1995
                                                              -----    -----
Average equity as a percentage of average assets............   8.12%    8.19%
Return on average assets....................................   1.13     0.87
Return on average equity....................................  13.90    10.55
Noninterest expense to average assets.......................   3.05%    3.19%

     For the years ended December 31, 1996 and 1995, the following table presents information regarding (i) the total dollar amount of ASB's interest income from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) net interest spread; and (v) net interest margin.

                                                                          1996                            1995
                                                              -----------------------------   -----------------------------
                                                                                    AVERAGE                         AVERAGE
                                                              AVERAGE                YIELD    AVERAGE                YIELD
                                                              BALANCE    INTEREST    RATE     BALANCE    INTEREST    RATE
                                                              --------   --------   -------   --------   --------   -------
ASSETS:
Interest earning asset:
  Loans receivable:
    Commercial..............................................  $  6,899   $   562     8.15%    $  5,426    $  546     10.06%
    Real estate:(1)
      Construction and Mortgage.............................    75,741     7,203     9.51       67,314     5,763      8.56
    Consumer and other......................................     8,706       767     8.81        8,200     1,080     13.17
                                                              --------   -------     ----     --------    ------     -----
        Total loans, net of unearned interest...............    91,346     8,532     9.34       80,940     7,389      9.13
  Investments -- taxable....................................    23,442     1,520     6.48       22,198     1,469      6.62
  Investment -- tax free(2).................................     3,975       236     9.34        4,442       284      9.80
  Federal funds sold........................................     2,413       155     6.42          950       100     10.53
                                                              --------   -------     ----     --------    ------     -----
        Total interest-earning assets.......................   121,176    10,443     8.61%     108,530     9,242      8.52%
                                                                         -------     ----                 ------     -----
  Cash and due from banks...................................     3,719                           4,054
  Allowance for credit losses...............................      (475)                           (409)
  Other non-earning assets..................................     4,101                           4,023
                                                              --------                        --------
        Total assets........................................  $128,521                        $116,198
                                                              ========                        ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Interest-bearing liabilities:
    NOW accounts............................................  $ 11,854   $   308     2.60%    $ 11,528    $  272      2.36%
    Savings.................................................    18,012       542     3.01       18,495       572      3.09
    Time deposits:
      Under $100,000........................................    54,539     3,130     5.74       47,864     2,991      6.25
      $100,000 and over.....................................    18,256     1,121     6.14       14,919       740      4.96
      Open..................................................       575        29     5.04          575        32      5.57
  Long-term debt............................................       149        11     7.38          191        14      7.33
                                                              --------   -------     ----     --------    ------     -----
        Total interest-bearing liabilities..................   103,385     5,141     4.97%      93,572     4,621      4.94%
                                                                         -------     ----                 ------     -----
  Demand deposits...........................................    13,704                          12,274
  Other liabilities.........................................     1,007                             836
  Stockholders' equity......................................    10,425                           9,516
                                                              --------                        --------
        Total liabilities and stockholders' equity..........  $128,521                        $116,198
                                                              ========                        ========
SPREAD AND INTEREST DIFFERENTIAL:
Net interest income.........................................             $ 5,302                          $4,621
                                                                         =======                          ======
Interest rate spread(3).....................................                         3.64%                            3.58%
                                                                                     ====                            =====
Net interest margin(4)......................................                         4.38%                            4.26%
                                                                                     ====                            =====
Excess of total interest-earning assets over
  interest-bearing liabilities..............................  $ 17,791                        $ 14,958
                                                              ========                        ========

---------------

(1) Interest income on mortgage loans included loan fees recognized as income of $262,000 and $137,000 during the years ended December 31, 1996 and 1995, respectively.
(2) Yields on tax-free investments are computed on a tax equivalent basis using a 34% effective income tax rate.
(3) Interest-rate spread represents the excess of the average yield on interest-earning assets over the average cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

  Net interest income

     Net interest income, which constitutes the principal source of income for ASB, represents the excess of interest income on interest-earning assets over interest expense on interest-bearing liabilities. The principal interest-earning assets are federal funds sold, investment securities and loans receivable. Interest-bearing liabilities primarily consist of time deposits, interest-bearing checking accounts ("NOW accounts"), savings deposits, and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

     The following table sets forth certain information regarding changes in ASB Bancshares, Inc.'s interest income and interest expense during the year ended December 31, 1996, as compared to the year ended December 31, 1995. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in interest rate (change in rate multiplied by prior volume), (2) changes in the volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                              INCREASE (DECREASE) DUE TO
                                                          -----------------------------------
                                                                             RATE/
                                                          RATE     VOLUME    VOLUME    TOTAL
                                                          -----    ------    ------    ------
                                                                    (IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans receivable:
  Commercial............................................  $(104)   $  149     $(29)    $   16
  Real estate:
     Construction and Mortgage..........................    639       722       79      1,440
  Consumer and other....................................   (358)       67      (22)      (313)
                                                          -----    ------     ----     ------
          Total loans receivable........................    177       938       28      1,143
Investments -- taxable..................................    (31)       84       (2)        51
Investments -- tax free(1)..............................    (21)      (30)       3        (48)
Federal funds sold......................................    (39)      154      (60)        55
                                                          -----    ------     ----     ------
          Total interest-earning assets.................     86     1,146      (31)     1,201
                                                          -----    ------     ----     ------
INTEREST-BEARING LIABILITIES:
  NOW accounts..........................................     27         8        1         36
  Savings...............................................    (15)      (15)      --        (30)
  Time deposits under $100,000..........................   (244)      417      (34)       139
  Time deposits $100,000 and over.......................    176       166       39        381
  Open..................................................     (3)       --       --         (3)
  Long-term debt........................................     --        (3)      --         (3)
                                                          -----    ------     ----     ------
          Total interest-bearing liabilities............    (59)      573        6        520
                                                          -----    ------     ----     ------
  Net change in net interest income.....................  $ 145    $  573     $(37)    $  681
                                                          =====    ======     ====     ======

---------------

(1) Yields on tax-free investments are computed on a tax equivalent basis using a 34% effective income tax rate.

     ASB's net interest income was $5.3 million for the year ended December 31, 1996, compared with $4.6 million for the year ended December 31, 1995, or an increase of $700,000 or 15.3%. This increase in net interest income resulted from a growth in earning assets of $12 million. Throughout 1996, management received high priced deposit accounts which they applied to the origination of loans. The 12% volume increase in 1996 from 1995 in interest expense was primarily attributable to the 11% increase in average interest-bearing liabilities. The yield on total investments and Federal Funds sold decreased 471 basis points reflecting a general decrease in the rate paid on Federal Funds sold and securities maturing paying a higher interest rate than the securities purchased. The interest rate paid on interest bearing liabilities increased 3 basis points primarily due to an increased amount of deposits as a result of management's policy to price the Bank's deposits at competitive rates. The overall result was an increase in the net interest margin to 4.38% during 1996 from 4.26% during 1995.

  Provision for Credit Losses

     The provision for credit losses is charged to earnings to bring the allowance for credit losses to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by ASB, the amounts of non-performing loans, general economic conditions, particularly as they relate to ASB's market area, and other factors related to the collectibility of ASB Bancshares, Inc.'s loan portfolio. During the year ended December 31, 1996, the provision for credit losses was $60,000, as compared to $72,000 during the year ended December 31, 1995, or a decrease of $12,000. While the provision for credit losses decreased, the allowance for credit losses increased to $498,000 at December 31, 1996, from $451,000 at December 31, 1995, or an increase of $47,000. As of December 31, 1996 and 1995, the allowance for credit losses was .52% and .52%, respectively, of total loans receivable, and was 0% and 0%, respectively, of non-performing loans.

  Other Income

     Other income is primarily composed of deposit service charges and fees and gains on sales of certain assets. During the year ended December 31, 1996, other income increased to $862,000 from $609,000 during the year ended December 31, 1995, or an increase of $253,000 or 41.6%.

     During the year ended December 31, 1996, deposit services charges and fees increased to $625,000 from $515,000 during the year ended December 31, 1995, or an increase $110,000 or 21.4%. This increase was primarily attributable to the increase in service chargeable accounts and an increase of higher priced deposit accounts in 1996.

  Other Expenses

     During the year ended December 31, 1996, other expenses increased to $3.9 million from $3.7 million during the year ended December 31, 1995, or an increase of $200,000 or 5.41%. The following narrative sets forth additional information on certain other expense categories which had significant changes:

     During the year ended December 31, 1996, compensation and benefits increased to $2.5 million from $2.3 million during the year ended December 31, 1995, or an increase of $200,000 or 8.7%. This increase was primarily due to an increase in the number of employees at the Bank and annual compensation and benefit increases for existing employees.

     Professional fees decreased to $39,000 during 1996, from $64,000, or a decrease of $25,000 or 39%. This decrease resulted in a reduction in attorney fees and legal expense.

     Supplies increased to $106,000 during 1996, from $96,000, or an increase of $10,000 or 10.42%. This increase resulted from an increase in customer base, a new branch, and a change to monthly statements on a large percentage of savings accounts.

     Postage increased to $83,000 during 1996, from $67,200 during 1995, or an increase of $16,000 or 23.88%. This increase resulted primarily from an increase in deposit accounts being mailed each month.

     ATM expense increased to $43,000 during 1996, from $18,000 during 1995, or an increase of $25,000 or 139%. This increase resulted primarily from ATM machines being placed in service at the end of 1995.

     FDIC and statement assessments insurance expense decreased to $19,000 during 1996, from $131,000 during 1995, a decrease of $114,000 or 87%. This decrease resulted primarily from two factors: (i) the FDIC and state's reduction in insurance premiums; and (ii) a reduction of the 4th Quarter Assessment to $500.

  Taxes on Income

     During the years ended December 31, 1996 and 1995, ASB, recorded taxes on income of $743,000 and $450,000, respectively, reflecting effective income tax rates of 33.90% in 1996 and 30.98% in 1995. The increase in the effective income tax rate during 1996 was primarily due to a decrease in tax-exempt interest.

ASSET/LIABILITY MANAGEMENT

     A principal objective of ASB's asset/liability management strategy is to minimize its exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interestbearing liabilities. The strategy is overseen in part through the direction of Bank's Asset and Liability Committee (the "ALCO Committee") which establishes policies and monitors results to control interest rate sensitivity.

     Management evaluates interest rate risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to maintain interest rate risk within target levels for the appropriate level of risk which are determined by the ALCO Committee.

     As a part of ASB's interest-rate risk management policy, the ALCO Committee examines the extent to which its assets and liabilities are "interest-rate sensitive" and monitors the Bank's interest-rate sensitivity gap". An asset or liability is considered to be interest-rate sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to adversely affect net interest income. In addition, any premiums on mortgage-backed securities are amortized to interest income based on the estimated remaining life of the related securities. Management periodically reviews the remaining estimated life of mortgage-backed securities, and adjusts the amortization of the premiums accordingly, in light of changes in market interest rates and other factors affecting prepayment rates on the underlying mortgages. Acceleration of the amortization of premiums on mortgage-backed securities reduces the effective yield on these investments and, accordingly, adversely affects net interest income. As of December 31, 1996, the remaining unamortized premiums on mortgage-backed securities totaled $0. See
"-- Financial Condition -- Investment Securities."

     The ALCO Committee's policy is to maintain a cumulative one-year gap which falls in the range of (20%) to 20% of total assets. As of December 31, 1996, ASB's cumulative one-year gap was a positive 14.62% of total assets. Management attempts to conform to this policy by managing the maturity distribution of its investment portfolio, emphasizing originations and purchases of adjustable-interest rate loans, and by managing the product mix and maturity of its deposit accounts.

     A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or period of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable-interest rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments (on loans and mortgage-backed securities) and early withdrawal (of deposit accounts) levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

     Management's strategy is to maintain a relatively balanced interest-rate risk position to protect its net interest margin from market fluctuations. To this end, the ALCO Committee reviews, on a quarterly basis, the maturity and repricing of assets and liabilities.

     Management believes that the type and amount of ASB's interest rate sensitive liabilities may reduce the potential impact that a rise in interest rates might have on ASB's net interest income. ASB, seeks to maintain a core deposit base by providing quality services to its customers without significantly increasing its cost of funds or operating expenses. ASB's noninterest bearing demand deposits, NOW accounts, money market, and savings accounts were 35.9% and 38.8% of total deposits at December 31, 1996 and 1995, respectively. These accounts bore a weighted average interest rate of 1.96% and 2.00% during the years ended December 31, 1996 and 1995, respectively. Management anticipates that these accounts will continue to comprise a significant portion of ASB's total deposit base. ASB, also maintains a relatively large portfolio of liquid assets in order to reduce its overall exposure to changes in market interest rates. ASB, also maintains a "floor", or minimum rate, on certain of its floating or prime based loans. These floors allow ASB, to continue to earn a higher rate when the floating rate falls below the established floor rate.

     The following table sets forth certain information relating to ASB Bancshares, Inc.'s interest-earning assets and interest-bearing liabilities at December 31, 1996, that are estimated to mature or are scheduled to reprice within the period shown.

                            0 TO 30     31 TO 90    91 TO 180    181 TO 365    OVER ONE
                              DAYS        DAYS        DAYS          DAYS         YEAR       TOTALS
                            --------    --------    ---------    ----------    --------    --------
                                                    (DOLLARS IN THOUSANDS)
Loans receivable:(1)
  Commercial..............  $    240    $    580    $    828      $  1,005     $ 5,272     $  7,925
  Real estate
     construction.........         7          19          27            33         177          263
  Real estate mortgage....     2,282       5,539       7,913         9,604      50,341       75,679
  Commercial real
     estate...............       118         285         408           495       2,587        3,893
  Consumer and other......       268         655         936         1,136       5,954        8,949
                            --------    --------    --------      --------     -------     --------
          Total loans.....     2,915       7,078      10,112        12,273      64,331       96,709
Federal funds sold........     3,225          --          --            --          --        3,225
Investment Securities:(2)
Available-for-sale........        --          --         301            --       7,112        7,413
  Held-to-maturity........        --         510         877         3,060      16,332       20,779
                            --------    --------    --------      --------     -------     --------
          Total
            rate-sensitive
            assets........     6,141       7,588      11,290        15,333      87,775      128,126
                            --------    --------    --------      --------     -------     --------
Deposits:
  NOW accounts............    12,004          --          --            --          --       12,004
  Savings accounts........    17,944          --          --            --          --       17,944
  Time deposits:(3)
     Under $100,000.......     5,653      11,003       8,107        13,493      19,675       57,931
     $100,000 and over....     1,956       3,806       2,804         4,667       6,778       20,011
     Open.................       575          --          --            --          --          575
                            --------    --------    --------      --------     -------     --------
          Total
            rate-sensitive
            liabilities...    38,132      14,809      10,911        18,160      26,453      108,465
                            --------    --------    --------      --------     -------     --------
Gap (repricing
  differences)............   (31,997)     (7,221)        379        (2,827)     61,322       19,661
                            ========    ========    ========      ========     =======     ========
Cumulative Gap............  $(31,997)   $(39,213)   $(38,834)     $(41,661)    $19,661
                            ========    ========    ========      ========     =======
Cumulative GAP/total
  assets..................    (23.79)%    (29.15)%    (28.87)%      (30.97)%    14.62%
                            ========    ========    ========      ========     =======

---------------

(1) In preparing the table above, adjustable-interest rate loans were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-interest rate loans were scheduled according to their contractual maturities.
(2) In preparing the table above, adjustable-interest rate investment securities were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the investment securities mature. Fixed-interest rate investment securities were scheduled according to their contractual maturities.
(3) Time deposits were scheduled according to their contractual maturities.

FINANCIAL CONDITION

  Lending Activities

     A significant source of ASB's income was in interest earned on its loan portfolio. At December 31, 1996, ASB Bancshares, Inc.'s total assets were $134.5 million and its loans receivable, net were $95.3 million or 70.85% of total assets. At December 31, 1995, ASB's total assets were $122.5 million and its loans receivable, net were $86.5 million or 70.56% of total assets. The increase in total loans receivable to December 31, 1996 from December 31, 1995, was $8.8 million or 10.2%.

     For the years ended December 31, 1996 and 1995, the net change in total loans receivable was approximately as follows:

                                                        1996        1995
                                                      --------    --------
                                                         (IN THOUSANDS)
Balances at beginning of year.......................  $ 87,981    $ 75,989
Loan originations...................................    54,469      23,169
Loan repayments.....................................   (45,728)    (11,190)
Loans charged-off...................................       (13)         13
Transfers to other real estate owned................        --          --
                                                      --------    --------
Balance at end of year..............................  $ 96,709    $ 87,981
                                                      ========    ========

     The increase in loan originations during 1996 from 1995 was primarily due to the emphasis placed by Bank's management during 1996 on soliciting new loans and the opening of a new branch.

     The Bank's primary market area consists of St. Clair County, Blount County, and Etowah County, Alabama. Market risks are minimized by the geographic dispersion of the various branches. The diverse mixture of customers have incomes derived from a wide variety of sources. It does not appear that any single adverse economic event would have a serious negative effect on bank earnings or capital.

     Lending activities are conducted pursuant to a written policy which has been adopted by the Bank. Each loan officer has defined lending authority beyond which loans, depending upon their type and size, must be reviewed and approved by a loan committee comprised of certain officers and directors of the Bank.

     As of December 31, 1996 and 1995, the composition of ASB's loan portfolio was as follows:

                                                      1996                 1995
                                                -----------------    -----------------
                                                            % OF                 % OF
                                                AMOUNT     TOTAL     AMOUNT     TOTAL
                                                -------    ------    -------    ------
                                                        (DOLLARS IN THOUSANDS)
Commercial....................................  $ 7,925      8.19%   $ 5,917      6.73%
Real estate construction......................      263      0.28%        --      0.00%
Real estate mortgage..........................   75,679     78.25%    68,540     77.90%
Commercial real estate........................    3,893      4.03%     3,837      4.36%
Consumer and other............................    8,949      9.25%     9,687     11.01%
                                                -------    ------    -------    ------
          Total loans receivable..............   96,709    100.00%    87,981    100.00%
                                                           ======               ======
Less:
  Unearned income and fees....................     (930)              (1,069)
  Allowance for credit losses.................     (498)    (0.52)%     (451)    (0.51)%
                                                -------    ======    -------    ======
          Loans, net..........................  $95,281              $86,461
                                                =======              =======

     As of December 31, 1996, the maturities and interest rate sensitivities of ASB's loan portfolio based on remaining scheduled principal repayments, were as follows:

                                                 DUE IN    DUE AFTER ONE
                                                ONE YEAR   YEAR THROUGH    DUE AFTER
                                                OR LESS       5 YEARS       5 YEARS     TOTAL
                                                --------   -------------   ---------   -------
                                                                (IN THOUSANDS)
Commercial....................................  $ 2,653       $ 3,482       $ 1,790    $ 7,925
Real estate construction......................       86           115            62        263
Real estate mortgage..........................   25,338        33,264        17,077     75,679
Commercial real estate........................    1,306         1,713           874      3,893
Consumer and other............................    2,995         3,936         2,018      8,949
                                                -------       -------       -------    -------
          Total loans receivable..............  $32,378       $42,510       $21,821    $96,709
                                                =======       =======       =======    =======
Loans with maturities over one year:
  Fixed-interest rate.........................                $42,510       $21,821    $64,331
                                                              =======       =======    =======

  Asset Quality

     Management seeks to maintain quality assets through sound underwriting and sound lending practices. The largest category of loans in ASB's loan portfolio is collateralized by real estate mortgages. As of December 31, 1996 and 1995, 82.28% and 82.26%, respectively, of the total loan portfolio were collateralized by this type of property. The level of delinquent loans and other real estate owned also is relevant to the credit quality of a loan portfolio. As of December 31, 1996, total non-performing assets were $0 or 0% of total assets, compared to $50,000 or .04% of total assets as of December 31, 1995.

     The real estate mortgage loans in ASB Bancshares, Inc.'s portfolio consist of fixed-interest rate loans which were originated at prevailing market interest rates. The Bank's policy has been to originate real estate mortgage loans predominantly in its primary market area. Real estate mortgage loans are generally made in amounts up to 80% of the appraised value of the property securing the loan. Real estate mortgages are generally made on the basis of the borrower's ability to make repayment from his employment and other income, and are collateralized by real property whose value tends to be readily ascertainable.

     Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or conditions. ASB, on a routine basis, monitors these concentrations in order to consider adjustments in its lending practices to reflect economic conditions, loan to deposit ratios, and industry trends. As of December 31, 1996 and 1995, no concentration of loans within any portfolio category to any group of borrowers engaged in similar activities or in a similar business exceeded 10% of total loans, except that as of such dates, loans collateralized with mortgages on real estate represented 82.56% and 82.27%, respectively, of the loan portfolio and were to borrowers in varying activities and businesses.

     The Loan Committee of the Board of Directors of the Bank concentrates its efforts and resources and that of its senior management and lending officers on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and the existence and valuations of collateral. In addition, management of the Bank has established a review process with the objective of identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and non-performing loans as early as possible.

  Classification of Assets

     Generally, interest on loans accrues and is credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income and classify a loan on non-accrual status when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation or when principal or interest is past due 90 days or more unless, in the determination of management, the principal and interest on the loan are well collateralized and in the process of collection. Consumer installment loans are generally charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income.

     Real estate acquired by ASB, as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned ("OREO"). OREO properties are recorded at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for credit losses at the time it is transferred to OREO. Further write-downs in OREO are recorded at the time management believes additional deterioration in value has occurred and are charged to nonintrusion expense.

     Interest income that would have been recorded under the original terms of loans on non-accrual status and interest income actually recognized were $0 and $0, respectively, for the year ended December 31, 1996 and $0 and $0, respectively, for the year ended December 31, 1995.

     On January 1, 1995, ASB adopted Statements of Financial Accounting Standards No. 114 and 118. These Statements address the accounting by creditors for impairment of certain loans and generally require ASB to identify loans, for which full repayment of principal and interest will probably not be received, as impaired loans. The Statements require that impaired loans be valued at the present value of the value of expected future cash flows, discounted at the loan's effective interest rate, or at the observable market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. ASB has implemented the Statements by modifying its quarterly review of the adequacy of the allowance for credit losses related to these loans totaling $0 and $0 as of December 31, 1996 and 1995, respectively. The average balance of impaired loans amounted to approximately $0 and $0 during the years ended December 31, 1996 and 1995, respectively. The adoption of the Statements did not have a material effect on the results of operations for the year ended December 31, 1995.

     As of December 31, 1996 and 1995, loans on non-accrual status and other real estate owned, the ratio of such loans and real estate owned to total assets, and certain other related information were as follows:

                                                             1996             1995
                                                        --------------   --------------
                                                                 % OF             % OF
                                                                 TOTAL            TOTAL
                                                        AMOUNT   LOANS   AMOUNT   LOANS
                                                        ------   -----   ------   -----
                                                            (DOLLARS IN THOUSANDS)
Loans on non-accrual status:
  Commercial..........................................   $ --      --%    $ --      --%
  Real estate construction............................     --      --       --      --
  Commercial real estate..............................     --      --       --      --
  Residential mortgage................................     --      --       --      --
  Consumer and other..................................     --      --       --      --
                                                         ----    ----     ----    ----
          Total loans on non-accrual status...........     --      --       --      --
Accruing loans over 90 days delinquent:
  Residential mortgage................................     --      --       --      --
Troubled debt restructuring...........................     --      --       --      --
                                                         ----    ----     ----    ----
          Total non-performing loans..................     --      --       --      --
                                                         ====    ====     ====    ====
Other real estate owned...............................     --               50
                                                         ====             ====
          Total non-performing assets.................     --               50
                                                         ====             ====
Loans past-due:
  30-59 days delinquent...............................    195    0.20      142    0.16
  60-89 days delinquent...............................      2    0.00       --    0.00
                                                         ----    ----     ----    ----
          Total loans past-due 30 to 89 days..........   $197    0.20%    $142    0.16%
                                                         ====    ====     ====    ====
As a percentage of total assets:
  Total non-performing loans..........................   0.00%            0.00%
                                                         ====             ====
  Total non-performing assets.........................   0.00%            0.04%
                                                         ====             ====

                                                             1996             1995
                                                        --------------   --------------
                                                                 % OF             % OF
                                                                 TOTAL            TOTAL
                                                        AMOUNT   LOANS   AMOUNT   LOANS
                                                        ------   -----   ------   -----
                                                            (DOLLARS IN THOUSANDS)
Allowance for credit losses as a percentage of:
  Total loans.........................................   0.52%            0.62%
                                                         ====             ====
  Non-performing loans................................   0.00%            0.00%
                                                         ====             ====

     As of December 31, 1996, loans on non-accrual status total $0.

     As of December 31, 1996, there were no accruing loans over 90 days delinquent.

     As of December 31, 1996, loans 30 to 89 days deliquent totaled $197,000 and consisted of 15 customer relationships.

  Allowance for Credit Losses

     In originating loans, ASB recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the credit worthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan, as well as general economic conditions. As a matter of policy, ASB maintains an allowance for credit losses. The amount provided for credit losses during any period is based on an evaluation by management of the amount needed to maintain the allowance at a level sufficient to cover anticipated losses and the inherent risk of losses in the loan portfolio. In determining the amount of the allowance, management considers the dollar amount of loans outstanding, its assessment of known or potential problem loans, current economic conditions, the risk characteristics of the various classifications of loans, credit record of its borrowers, the fair market value of underlying collateral, and other factors. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the fair value of the underlying collateral for each loan. See Results of Operations -- Provision for Credit Losses.

     As of December 31, 1996 and 1995, the allocation of the allowance for credit losses was as follows:

                                                             1996             1995
                                                        --------------   --------------
                                                                 % OF             % OF
                                                                 LOANS            LOANS
                                                                  TO               TO
                                                                 TOTAL            TOTAL
                                                        AMOUNT   LOANS   AMOUNT   LOANS
                                                        ------   -----   ------   -----
                                                            (DOLLARS IN THOUSANDS)
Commercial............................................   $ 24    0.03%    $ 23    0.03%
Real estate construction..............................     --      --       --      --
Residential mortgage..................................     75    0.08%      68%   0.08%
Consumer and other....................................    399    0.41%     360    0.42%
                                                         ----    ----     ----    ----
          Total allowance for credit losses...........   $498    0.52%    $451    0.52%
                                                         ====    ====     ====    ====

     During the year ended December 31, 1996, the provision for credit losses was $60,000, compared to $72,000 during the year ended December 31, 1995, or an decrease of $12,000.

     The Bank continued to provide for loan losses throughout 1996. Total charged-off loans, net of recoveries, were $13,000 for 1996 and $(13,000) for 1995.

     During 1996, $24,000 of loans were charged-off, of which $13,000 consisted of unsecured loans. The three largest charged-off loans totaled $12,000, representing 50% of the total loans charged-off. The first charged-off loan was a $5,500 unsecured consumer loan. The second charged-off loan was a $4,000 consumer loan secured by a truck. The third charged-off loan was a $2,500 consumer loan secured by a truck.

     During the years ended December 31, 1996 and 1995, the activity in the ASB allowance for credit losses was as follows:

                                                                1996         1995
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Allowance at beginning of period............................    $   451      $   366
Loans charged-off:
  Commercial................................................         --           --
  Real estate construction..................................         --           --
  Residential mortgage......................................         --           (5)
  Consumer and other........................................        (24)         (22)
                                                                -------      -------
          Total loans charged-off...........................        (24)         (27)
                                                                -------      -------
Recoveries:
  Commercial................................................         --           --
  Real estate construction..................................         --           --
  Residential mortgage......................................         --           26
  Consumer and other........................................         11           14
                                                                -------      -------
          Total recoveries..................................         11           40
                                                                -------      -------
  Net loans charged-off.....................................        (13)          13
                                                                -------      -------
Provision for credit losses charged to expense..............         60           72
                                                                -------      -------
Allowance at end of period..................................    $   498      $   451
                                                                =======      =======
Net charge-offs as a percentage of average loans
  outstanding...............................................       0.01%        0.02%
                                                                =======      =======
Allowance for credit losses as a percentage of period-end
  total loans receivable....................................       0.52%        0.52%
                                                                =======      =======
Allowance for credit losses as a percentage of
  non-performing loans......................................       0.00%        0.00%
                                                                =======      =======
Average loans outstanding...................................     91,346       80,940
                                                                =======      =======
Period-end total loans receivable...........................     96,709       87,981
                                                                =======      =======

Investment Securities

     The total investment portfolio increased to $28.2 million as of December 31, 1996, from $26.6 million as of December 31, 1995, or an increase of $1.6 million or 6.02%. This increase was primarily from the increase in deposits during 1996.

     The following table sets forth the carrying balances of ASB's investment portfolio as of December 31, 1996 and 1995:

                                                               1996      1995
                                                              -------   -------
                                                               (IN THOUSANDS)
Securities available-for-sale:
  U.S. Treasury securities..................................  $ 3,731   $ 1,940
  U.S. Government agency obligations........................    3,380     2,153
  State, county, and municipal securities...................      302        --
                                                              -------   -------
          Total securities available-for-sale...............  $ 7,413   $ 4,093
                                                              =======   =======
Securities held-to-maturity:
  U.S. Treasury securities..................................  $ 8,297   $ 9,645
  U.S. Government agency obligations........................    8,796     8,137
  State, county, and municipal securities...................    3,646     4,685
  FNMA and FHLMC mortgage-backed securities.................       40        80
                                                              -------   -------
          Total held-to-maturity............................  $20,779   $22,547
                                                              =======   =======
          Total investment securities.......................  $28,192   $26,640
                                                              =======   =======
Federal funds sold..........................................  $ 3,225   $ 1,600
                                                              =======   =======
          Total investment portfolio........................  $31,417   $28,240
                                                              =======   =======

     ASB has adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), which requires companies to classify investment securities, including mortgage-backed securities as either held-to-maturity, available-for-sale, or trading securities. Securities classified as held-to-maturity are carried at amortized cost. Securities classified as available-for-sale are reported at fair value, with unrealized gains and losses, net of tax effect, reported as a separate component of stockholders' equity. Securities classified as trading securities are recorded at fair value, with unrealized gains and losses included in earnings.

     As allowed by "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board, ASB reevaluated the classification of its investment securities and on December 11, 1995, the Bank transferred selected securities from its held-to-maturity category to its availale-for-sale catergory, a change affecting securities with a total amortized cost of $1.1 million and a fair value at the time of the transfer of $1.1 million.

     As of December 31, 1996, the maturity distribution and certain other information pertaining to investment securities were as follows:

                                                              AMORTIZED    FAIR
                                                                COST       VALUE    YIELD
                                                              ---------   -------   -----
                                                                (DOLLARS IN THOUSANDS)
Securities available-for-sale:
  U.S. Treasury securities:
     Due within one year....................................   $   300    $   301   6.428%
     Due one to five years..................................     2,879      2,898   6.078%
     Due five to ten years..................................       528        532   6.275%
                                                               -------    -------   -----
                                                               $ 3,707    $ 3,731   6.178%
                                                               =======    =======   =====
  U.S. Government agency obligations:
     Due one to five years..................................   $ 1,898    $ 1,888   4.449%
     Due five to ten years..................................     1,495      1,492   7.126%
                                                               -------    -------   -----
                                                               $ 3,393    $ 3,380   5.657%
                                                               =======    =======   =====
  State, county, and municipal securities
     Due over ten years.....................................   $   325    $   302   8.673%
                                                               =======    =======   =====
          Total securities available-for-sale...............   $ 7,425    $ 7,413   6.060%
                                                               =======    =======   =====
Securities held-to-maturity:
  U.S. Treasury securities:
     Due within one year....................................   $ 3,750    $ 3,788   7.020%
     Due one to five years..................................     3,898      3,966   6.906%
     Due five to ten years..................................       649        664   6.523%
                                                               -------    -------   -----
                                                               $ 8,297    $ 8,418   6.955%
                                                               =======    =======   =====
  U.S. Government agency obligations:
     Due within one year....................................   $   400    $   404   8.034%
     Due one to five years..................................     4,550      4,527   6.431%
     Due five to ten years..................................     3,846      3,797   6.737%
                                                               -------    -------   -----
                                                               $ 8,796    $ 8,728   6.663%
                                                               =======    =======   =====
  State, county and municipal obligations:(2)
     Due within one year....................................   $   270        276   9.965%
     Due one to five years..................................       817        825   9.414%
     Due five to ten years..................................     1,670      1,702   8.977%
     Due over ten years.....................................       889        907   8.055%
                                                               -------    -------   -----
                                                               $ 3,646    $ 3,710   8.942%
                                                               =======    =======   =====
  FNMA and FHLMC mortgage-backed securities:
     Due within one year....................................   $    27    $    27   7.708%
     Due one to five years(1)...............................        13         13   8.887%
                                                               -------    -------   -----
                                                               $    40    $    40   7.500%
                                                               =======    =======   =====
          Total securities held-to-maturity.................   $20,779    $20,896   7.181%
                                                               =======    =======   =====

---------------

(1) The mortgage-backed securities and collateral mortgage obligations were purchased with an expected average life of approximately three years.
(2) Yields on state, county and municipal obligations are not computed on a tax equivalent basis.

     ASB invests in mortgage-backed securities that are guaranteed as to principal and interest by the Government National Mortgage Association ("GNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), or the Federal National Mortgage Association ("FNMA"). Although mortgage-backed securities generally have a lower yield than loans, mortgage-backed securities increase the quality of ASB's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of ASB. Due to repayment and prepayments of the underlying loans, the actual maturities of mortgage-backed securities are substantially less than the scheduled maturities. ASB's portfolio of mortgage-backed securities was purchased with an anticipated average life of approximately three years. Changes in interest and prepayment rates may also affect the average life, yield to maturity, and related market value of ASB Bancshares, Inc.'s mortgage-backed securities. Changes in the market values of ASB Bancshares, Inc.'s mortgage-backed securities may result in volitility in capital based on how ASB classifies the securities. See "Asset/Liability Management".

  Deposit Activities

     Deposits are the major source of ASB's funds for lending and other investment purposes. Deposits are attracted principally from within ASB's primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more), and retirement savings plans. As of December 31, 1996 and 1995, the distribution by type of ASB's deposit accounts was as follows:

                                                       1996                   1995
                                                -------------------    -------------------
                                                             % OF                   % OF
                                                 AMOUNT    DEPOSITS     AMOUNT    DEPOSITS
                                                --------   --------    --------   --------
                                                          (DOLLARS IN THOUSANDS)
Demand deposits...............................  $ 13,971     11.41%    $ 13,435     12.03%
NOW deposits..................................    12,004      9.80%      11,704     10.51%
Savings accounts..............................    17,945     14.66%      18,080     16.23%
Time deposits under $100,000..................    57,931     47.31%      51,147     45.90%
Time deposits $100,000 and over...............    20,011     16.34%      16,501     14.81%
Time deposits open............................       575      0.48%         575      0.52%
                                                --------    ------     --------    ------
          Total deposits......................  $122,437    100.00%    $111,442    100.00%
                                                ========    ======     ========    ======

     Time deposits included individual retirement accounts ("IRAs") totaling $10.7 million and $10.2 million at December 31, 1996 and 1995, all of which are in the form of certificates of deposit.

     ASB's deposits increased to $122.4 million as of December 31, 1996, from $111.4 million as of December 31, 1995, or an increase of $11.0 million or 9.88%. This increase was primarily attributable to the Bank's pricing of deposits at competitive rates.

     Maturity terms, service fees, and withdrawal penalties are established by the Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and federal regulations.

     FDIC regulations limit the ability of certain insured depository institutions to accept, renew, or rollover deposits of offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institutions' normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew, or roll over deposits at such rates without restriction, "adequately capitalized" depository institutions may accept, renew or roll over deposits at such rates with a waiver from the FDIC (subject to certain restrictions on payments of rates), and "undercapitalized" depository institutions may not accept, renew or roll over deposits at such rates. As of December 31, 1996, the Bank met the definition of a "well capitalized" depository institution.

     ASB does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on ASB. Management believes that substantially all of ASB's depositors are residents in its primary market area. ASB Bancshares, Inc., currently does accept brokered deposits.

     Time deposits of $100,000 and over, public fund deposits, and other large deposit accounts tend to be short-term in nature and more sensitive to changes in interest rates than other types of deposits and, therefore, may be a less stable source of funds. In the event that exiting short-term deposits are not renewed, the resulting loss of the deposited funds could adversely affect ASB's liquidity. In a rising interest rate market, such short-term deposits may prove to be a costly source of funds because their short-term nature facilities renewal at increasingly higher interest rates, which may adversely affect ASB's earnings. However, the converse is true in a falling interest-rate market where such short-term deposits are more favorable to ASB.

     As of December 31, 1996 and 1995, time deposits of $100,000 and over mature as follows:

                                                               1996       1995
                                                              -------    -------
                                                                (IN THOUSANDS)
Due in three months or less.................................  $ 8,647    $ 5,125
Due from three to one year..................................    5,634      3,793
Due over one year...........................................    5,730      7,583
                                                              -------    -------
          Total time deposits $100,000 and over.............  $20,011    $16,501
                                                              =======    =======

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data concerning ASB have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The principal element of ASB's earnings is interest income which may be significantly affected by the level of inflation and by government monetary and fiscal policies adopted in response to inflationary or deflationary pressures.

     Inflation affects the reported financial condition and results of operations of all companies. However, the majority of assets and liabilities of financial institutions are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. Inflation does have an important impact on the growth of total assets and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also is a factor which may influence interest rates, yet the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. In an effort to cope with the effects of inflation, ASB Bancshares, Inc., attempts to monitor its interest-rate sensitivity gap position, as discussed above. In addition, a periodic review of banking services and products is conducted to adjust pricing in view of current costs.

FUTURE ACCOUNTING REQUIREMENTS

     Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. SFAS 125 provides standards for distinguishing transfers of financial assets from transfers that are secured borrowings. The accounting and disclosure requirements of SFAS 125 will become effective for ASB beginning January 1, 1997. Management is in the process of evaluating SFAS 125, but does not anticipate that SFAS 125 will have a material impact on ASB's financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

  Results of Operations for the Nine Months Ended September 30, 1997, Compared to the Nine Months Ended September 30, 1996

     ASB and the Bank's net income for the nine months ended September 30, 1997, was $1,202,000, an increase of 6.56% from net income of $1,128,000 reported in the first nine months of 1996. Net income per share was also up 12.7% to $14.29 from $12.68 reported in 1996. The principal reasons for this improvement were the growth of assets and liabilities (due to increased market penetration). Also, part of the increase in net income per share is due to the purchase of treasury stock in 1997.

NET INTEREST INCOME

     Net interest income totalled $4,263,000 for the first nine months of 1997, or 7.9% higher than $3,951,000 in the first nine months of 1996. The increase in net interest income was due to an increase of $10.4 million or 10.96% in loans and an increase of $8.1 million or 7.61% in interest-bearing deposits. Earning assets as of the end of the third quarter of 1997 were $135.6 million, up 8.73% or $10.9 million from the $124.7 million reported at September 30, 1996. The increase in earning assets reflects a $1.8 million or 6.6% increase in investments securities and a $1.3 million decrease in federal funds sold. Net loans at the end of the second quarter were $105.7 million, reflecting a $10.4 million increase from September 30, 1996.

     The increase in earning assets was largely attributable to increases in loans and investment securities. Total deposits at September 30, 1997, were $131 million, up $9.3 million or 7.64% from the $121.7 million reported at September 30, 1996. The increase resulted from a $142,000 decrease in NOW deposits, a $543,000 decrease in money market deposits, a $525,000 increase in savings deposits, and a $1,189,000 increase in non-interest-bearing demand deposits, in addition to an increase of $8,274,000 in time deposits. The increase was due to attractive and competitively priced deposit products and an expanded market base. The positive effect of the increase in deposits in funding the growth of earning assets was augmented by a $1,049,000 increase in stockholders' equity.

     The net interest margin for the first nine months of 1997 was 3.24% compared to 3.29% in 1996. This decrease was due to the impact of more rapidly rising rates on deposits as well as growth in earning assets.

PROVISIONS FOR LOAN LOSSES

     The provision for loan losses was $45,000 during the first nine months of 1997, compared to $45,000 for the first nine months of 1996.

NONINTEREST INCOME

     Noninterest income for the first nine months of 1997 totalled $621,000, which was 3.87% less than the $646,000 reported in the same period of the prior year. The change was primarily due to ASB and the Bank's sale of fixed assets during 1996.

NONINTEREST EXPENSE

     Noninterest expenses totalled $3,007,000 for the first nine months of 1997, up 4.26% or $123,000 from the $2,884,000 reported for the first nine months of 1996. The major factor in the change was an increase in personnel expense.

PROVISION FOR INCOME TAXES

     The income tax provision for the first nine months of 1997 totalled $630,000 compared with $540,000 for the same period in 1996. The $90,000 increase from the prior year was attributable to an increase in ASB and the Bank's net income.

STATEMENT OF CONDITION

     Total assets as of September 30, 1997, were $144.5 million, up 7.84% from $134 million on September 30, 1996. The growth in total assets paralleled the growth in deposits discussed above. Net loans totalled $105.7 million at September 30, 1997, representing a 10.96% increase from $95.2 million reported at September 30, 1996. The increase in loans was due to increased business development and favorable economic conditions. Investment securities totalled $30 million at September 30, 1997, up 1.55% from $29.5 million on September 30, 1996. The increase in investments was due to the growth of deposits discussed above.

     The continuing profitability of ASB and the Bank resulted in an increase of stockholders' equity to $12.1 million, or 9.48% more than the $11.1 million at September 30, 1996.

ASSET QUALITY

     The total non-performing assets at September 30, 1997 and 1996, were $0 and $63,000, respectively. There were no loans which the Bank had specifically classified as impaired on which the accrual of interest had been discontinued or reduced at September 30, 1997 and 1996.

     On January 1, 1995, ASB and the Bank adopted Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Recognition and Disclosures, an amendment of SFAS No. 114. These standards address the accounting for impairment of certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Adoption of these standards entailed the identification of commercial, industrial, real estate commercial, and real estate construction loans which are considered impaired under the provisions of SFAS No. 114. Adoption of these statements did not have a material impact on ASB and the Bank's financial position or results of operations and does not affect the comparability of the above amounts at September 30, 1997, to prior periods.

PROVISION FOR LOAN LOSSES

     The provision for loan losses for the nine months ended September 30, 1997, was $45,000, compared to $45,000 for the first nine months of 1996. The allowance for loan losses was $524,000 on September 30, 1997, which equaled .49% of outstanding loans. This compares with $489,000 or .51% of outstanding loans at September 30, 1996, and $498,000 or .52% of outstanding loans at December 31, 1996. The low level of loan loss reserves (relative to outstanding loans) is attributable to the quality of the loan portfolio.

     The quality of the loan portfolio remains sound, and the reserve for loan losses is considered to be adequate to cover current credit related uncertainties. Established credit review procedures ensure that close attention is given to commercial real estate loans as well as other credit exposures which may be adversely affected by a significant increase in interest rates and/or down-turns of segments of the local economy.

                             BUSINESS OF BANCGROUP

GENERAL

     BancGroup is a bank holding company registered under the BHCA. It was organized in 1974 under the laws of Delaware and has operated under its current name and management since 1981. BancGroup operates Colonial Bank as its wholly owned commercial banking subsidiary in the states of Alabama, Georgia, Florida and Tennessee. Colonial Bank, an Alabama banking corporation, conducts a full service commercial banking business through 118 branches in Alabama, five branches in Tennessee, fourteen branches in Georgia and 51 branches in Florida. Colonial Mortgage Company, a subsidiary of Colonial Bank is a mortgage banking company which services approximately $12.3 billion in residential loans and which originates mortgages in 37 states through 4 divisional offices. BancGroup's commercial banking loan portfolio is comprised primarily of commercial real estate loans (24%) and residential real estate loans (45%), a significant portion of which is located within the State of Alabama. BancGroup's growth in loans over the past several years has been concentrated in commercial and residential real estate loans. The above numbers and amounts are compiled as of June 30, 1997. At June 30, 1997, BancGroup had consolidated total assets of $6.1 billion and consolidated stockholders' equity of $431.4 million.

RECENTLY COMPLETED AND OTHER PROPOSED BUSINESS COMBINATIONS

     Since September 30, 1997, BancGroup has acquired one banking institution, First Independence, with assets and stockholders' equity acquired of $65.0 million and $6.3 million, respectively. This acquisition is included in the pro forma statements contained herein. See "The Colonial BancGroup, Inc. and Subsidiaries -- Condensed Pro Forma Statements of Condition (Unaudited)."

     BancGroup has entered into a definitive agreement dated as of September 8, 1997, to acquire United American Holding Corporation ("United American"). United American is a Florida corporation and is a holding company for United American Bank located in Orlando, Florida. United American will merge with and into BancGroup and following such merger United American Bank of Central Florida, located in Orlando, Florida, will merge with Colonial Bank. BancGroup will issue a maximum of 2,729,218 shares of its Common Stock, depending upon the market at the time of the Merger. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of BancGroup Common Stock at the time of the acquisition. This transaction is subject to, among other things, approval by the stockholders of United American and approval by appropriate regulatory authorities. At September 30, 1997, United American had assets of $260.8 million, deposits of $227.5 million and stockholders' equity of $21.5 million.

     BancGroup has entered into a definitive agreement dated as of September 4, 1997, to acquire South Florida Banking Corp. ("South Florida"). South Florida is a Florida corporation and is a holding company for First National Bank of Florida at Bonita Springs located in Bonita Springs, Florida. South Florida will merge with and into BancGroup and, following such merger, First National Bank of Florida at Bonita Springs will merge with Colonial Bank. BancGroup will issue a maximum of 1,929,744 shares of its Common Stock, depending upon certain conditions as defined in the Merger. This transactions is subject to, among other things, approval by the stockholders of South Florida and approval by appropriate regulatory authorities. At September 30, 1997, South Florida had assets of $246 million, deposits of $215.9 million and stockholders' equity of $16.9 million.

     BancGroup has entered into a definitive agreement dated as of September 9, 1997, to acquire First Central Bank ("First Central"). First Central is a Florida bank located in St. Petersburg, Florida. First Central will merge with Colonial Bank. BancGroup will issue a maximum of 841,796 shares of its Common Stock, depending upon the market at the time of the Merger. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of BancGroup Common Stock at the time of the acquisition. This transaction is subject to, among other things, approval by the stockholders of First Central and approval by appropriate regulatory authorities. At September 30, 1997, First Central had assets of $56.6 million, deposits of $45 million and stockholders' equity of $10.1 million.

YEAR 2000 COMPLIANCE

     Most computer software programs and processing systems, including those used by BancGroup and its subsidiaries in their operations have not been designed to accommodate entries beyond the year 1999 in date fields. Failure to address the anticipated consequences of this design deficiency could have material adverse effects on the business and operations of any business, including BancGroup, that relies on computers and associated technologies. In response to the challenges of addressing such consequences in the banking industry, bank regulatory agencies, including the Federal Reserve, BancGroup's primary regulator, have established a Year 2000 Supervision Program and published guidelines for implementing procedures to bring the computer software programs and processing systems into year 2000 compliance.

     In compliance with the guidelines of the Federal Reserve, BancGroup has assigned staff on a full time basis to assess the impact of year 2000 on all areas of BancGroup, Colonial Bank and the bank's mortgage company subsidiary. The staff is responsible for developing and implementing a strategy to ensure that all critical systems are year 2000 compliant and testing has begun by fourth quarter 1998. All critical Bank software and processing systems are currently being upgraded to year 2000 compliant status. The anticipated cost of upgrading those systems for Colonial Bank is presently estimated to be approximately $800,000. The mortgage company servicing system is scheduled to be rewritten into year 2000 compliant format by November 1998. The cost of the mortgage company servicing system rewrite, in addition to other systems upgrades is estimated to be $2.7 million spread over the next two to three years. BancGroup anticipates that these modifications will bring added functionality and capacity to BancGroup. Micro computer based systems are currently being assessed and the cost of bringing those systems into year 2000 compliance is not currently ascertainable. The costs to bring other miscellaneous systems into year 2000 compliance is not expected to be material.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     As of April 30, 1997, BancGroup had issued and outstanding 40,740,357 shares of BancGroup Common Stock with 7,729 stockholders of record. Each such share is entitled to one vote. In addition, as of that date, 1,839,981 shares of BancGroup Common Stock were subject to issue upon exercise of options pursuant to BancGroup's stock option plans and up to 512,800 shares of BancGroup Common Stock were issuable upon conversion of BancGroup's 1986 Debentures. There are currently 100,000,000 shares of BancGroup Common Stock authorized.

     The following table shows those persons who are known to BancGroup to be beneficial owners as of April 30, 1997, of more than five percent of BancGroup's outstanding Common Stock.

                                                                             PERCENTAGE
                                                               COMMON         OF CLASS
NAME AND ADDRESS                                                STOCK      OUTSTANDING(1)
----------------                                              ---------    --------------
Robert E. Lowder(2).........................................  2,888,820(3)      6.78%
  Post Office Box 1108
  Montgomery, AL 36101
James K. Lowder.............................................  2,199,298         5.17%
  Post Office Box 250
  Montgomery, AL 36142
Thomas H. Lowder............................................  2,146,106         5.04%
  Post Office Box 11687
  Birmingham, AL 35202

---------------

(1) Percentages are calculated assuming the issuance of 1,839,981 shares of Common Stock pursuant to BancGroup's stock option plans.
(2) Robert E. Lowder is the brother of James K. and Thomas H. Lowder. Robert E. Lowder disclaims any beneficial ownership interest in the shares owned by his brothers.

(3) Includes 181,020 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates for each director, executive officer, and all executive officers and directors of BancGroup as a group the number of shares of outstanding Common Stock of BancGroup beneficially owned as of April 30, 1997.

                                                                             PERCENTAGE
                                                               COMMON         OF CLASS
NAME                                                            STOCK      OUTSTANDING(1)
----                                                          ---------    --------------
DIRECTORS
Lewis Beville...............................................      1,816            *
Young J. Boozer.............................................     15,256(2)         *
William Britton.............................................     19,616            *
Jerry J. Chesser............................................    147,428            *
Augustus K. Clements, III...................................     18,600            *
Robert S. Craft.............................................     11,994            *
Patrick F. Dye..............................................     37,960(3)         *
Clinton O. Holdbrooks.......................................    280,900(4)         *
D. B. Jones.................................................     20,714(5)         *
Harold D. King..............................................    156,108            *
Robert E. Lowder**..........................................  2,888,820(6)      6.78%
John Ed Mathison............................................     28,454            *
Milton E. McGregor..........................................         --            *
John C. H. Miller, Jr.......................................     70,480(7)         *
Joe D. Mussafer.............................................     20,264            *
William E. Powell, III......................................     14,352            *
J. Donald Prewitt...........................................    222,940(8)         *
Jack H. Rainer..............................................      2,900            *
Jimmy Rane..................................................         --            *
Frances E. Roper............................................    365,342            *
Simuel Sippial..............................................      2,774            *
Ed V. Welch.................................................     30,454            *
EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
Purser L. McLeod, Jr........................................     74,951(9)         *
Young J. Boozer, III........................................     46,920(9)         *
W. Flake Oakley, IV.........................................     39,458(9)         *
Michelle Condon.............................................     18,586(9)         *
All Executive Officers and Directors as a Group.............  4,529,087(10)    10.64%

---------------

   * Represents less than one percent.
  ** Executive Officer.
 (1) Percentages are calculated assuming the issuance of shares of Common Stock pursuant to BancGroup's stock option plans.
 (2) Includes 1,000 shares of Common Stock out of 2,000 shares owned by Young J. Boozer, and Young J. Boozer, III EX U/W Phyllis C. Boozer.
 (3) Includes 35,960 shares of Common Stock subject to options exercisable under BancGroup's stock option plans.
 (4) Includes 24,524 shares of Common Stock subject to options under BancGroup's stock option plans, and 78,998 shares over which Mr. Holdbrooks serves as trustee.
 (5) Mr. Jones holds power to vote these shares as trustee.

 (6) These shares include 181,020 shares of Common Stock subject to options under BancGroup's stock option plans. See the table at "Voting Securities and Principal Stockholders."
 (7) Includes 20,000 shares subject to options.
 (8) Includes 61,604 shares subject to stock options.
 (9) Young J. Boozer, III, W. Flake Oakley, IV, P.L. "Mac" McLeod, Jr. and Michelle Condon, hold options respecting 25,000, 18,000, 26,000 and 11,000 shares of Common Stock, respectively, pursuant to BancGroup's stock option plan.
(10) P.L. "Mac" McLeod, Jr. was nominated as President of BancGroup on August 12, 1997, and such nomination was approved by BancGroup's Board of Directors on October 15, 1997.
(11) Includes shares subject to options.

MANAGEMENT INFORMATION

     Certain information regarding the biographies of the directors and executive officers of BancGroup, executive compensation and related party transactions is included in (i) BancGroup's Annual Report on Form 10-K for the fiscal year ending December 31, 1996, at items 10; (ii) BancGroup's Proxy Statement for its 1997 Annual Meeting, at items 10, 11 and 13; and (iii) BancGroup's Report on Form 8-K dated October 30, 1997; and is incorporated herein by reference.

                                BUSINESS OF ASB

GENERAL

     ASB, a Delaware corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of June 30, 1997, ASB had consolidated total assets of approximately $142.2 million and consolidated stockholders' equity of approximately $11.6 million.

     ASB conducts its business activities through its wholly-owned bank subsidiary, the Bank, which is organized in Alabama as a commercial bank chartered under the laws of the State of Alabama. The Bank operates from its main office in Ashville, Alabama and at 8 branch offices located in Blount, Etowah and St. Clair, Alabama counties. ASB's principal executive office is located at 255 5th Street, Ashville, Alabama, 35953 and its telephone number at such address is (205) 594-4141.

BUSINESS AND PROPERTIES

     The Bank offers a full range of traditional commercial banking services including demand, savings, and time deposits, consumer, commercial and real estate loans, safe deposit boxes, access to a retail credit plan, drive-in banking facilities and access to 24-hour teller machines through various networks. The Bank owns the facility in which it operates described above.

     As of June 30, 1997, the Bank had approximately 72 employees. The parent company, ASB, has no salaried employees, although certain executive officers hold parallel positions with the Bank. No employees are represented by unions or other bargaining units, and management considers its relations with employees to be satisfactory.

COMPETITION

     ASB encounters vigorous competition in its market areas from a number of sources, including bank holding companies and commercial banks, thrift institutions, credit unions, other financial institutions and financial intermediaries. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other business offering financial services and products. The Bank also competes for interest bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms "money market" funds, government, and financial institutions, some of which have greater financial resources than ASB. At June 30, 1997, there were approximately 22 commercial bank branches, one savings bank branch, and three credit union branches competing in Blount, Etowah and St. Clair, Alabama counties.

LEGAL PROCEEDINGS

     ASB and the Bank are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

     The following table presents information about the directors and executive officers of ASB and the Bank:

                                                                                                    NUMBER OF SHARES BENEFICIALLY
                                                                                                        OWNED AT MAY 30, 1996
                                PRESENT OCCUPATION AND     POSITION AND OFFICE      DIRECTOR OR    --------------------------------
                               PRINCIPAL OCCUPATION FOR       HELD WITH ASB          EXECUTIVE                             PERCENT
NAME                     AGE       LAST FIVE YEARS              AND BANK           OFFICER SINCE   DIRECTLY   INDIRECTLY   OF CLASS
----                     ---   ------------------------   ---------------------    -------------   --------   ----------   --------
Joe Adkins.............  70    Banker                              (1)                 1952         20,076        830        24.85
Wayne Harrison.........  57    Merchant                         Director               1976            320          0          .4
Lyman Lovejoy..........  56    Realtor                          Director               1983            440          0          .5
Barry Rich.............  49    Pharmacist                       Director               1994             10          0          .01
Donnie Thomas..........  43    Judge of Probate(2)              Director               1991             10          0          .01
Donald Wilson..........  60    Building Contractor              Director               1986            764      1,564         2.8
Frances Wise...........  55    Banker                              (3)                 1987            100          0          .12
Donald Sanders.........  44    Banker                     Senior Vice President        1988            130          0          .14
Barbara Moore..........  54    Banker                        Vice President            1992            740          0          .88
Nancy Burton...........  44    Banker                     Senior Vice President        1993             30          0          .04

---------------

(1) Chairman of the Board of ASB
     President of ASB and
     President and Chief Executive Officer of the Bank
(2) Judge of Probate for two years -- previously Blount County Administrator
(3) Executive Vice President of Ashville Savings Bank
     Secretary and Treasurer of ASB Bancshares

     Directors serve as directors of ASB and the Bank.

EMPLOYEE BENEFIT PLANS

     ASB currently has a retirement plan which is termed as a money purchase pension plan which is 100% funded by the Bank and involves both cash investments and life insurance. ASB employees also have the option to have full health coverage by Blue Cross Blue Shield of Alabama Insurance Company. The Bank pays the premium for single coverage but further gives each employee the option of paying an additional premium for full family coverage. In addition to this regular medical coverage, each employee has the option to pay an additional premium for a dental rider. Also each employee has a term life insurance policy. Non-officers have $25,000 and officers have $50,000 in coverage. Each employee receives 10 days sick leave per year cumulative to 30 days. Employees also are given nine paid holidays per year. Each full time employee receives two weeks paid vacation each year and those with ten years or more receive up to three weeks vacation.

TRANSACTIONS WITH MANAGEMENT

     In the ordinary course of business, the Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and company(s) in which they have a 10% or more ownership interest as of June 30, 1997 were approximately $761,000.

              VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF ASB

     The following table sets forth certain information concerning the beneficial owners of more than 5.0% of ASB Common Stock, as of the Record Date. Unless otherwise indicated, the person listed is the record owner and has the sole voting and investment power over the shares.

                                                                            NUMBER OF SHARES BENEFICIALLY
                                                                                OWNED AT MAY 30, 1996
                                                                       ----------------------------------------
TITLE OF CLASS                 NAME AND ADDRESS OF BENEFICIAL OWNER    DIRECTLY   INDIRECTLY   PERCENT OF CLASS
--------------                 ------------------------------------    --------   ----------   ----------------
Common......................  Joe W. Adkins                             20,076       830            24.85%
                                31699 U.S. Highway 411
                                Ashville, Al 35953
Common......................  Carolyn Spann                             10,600        --            12.60%
                                31993 U.S. Highway 411
                                Ashville, Al 35953

                         ADJOURNMENT OF SPECIAL MEETING

     Adoption of the Agreement and the transaction contemplated by ASB's stockholders requires the affirmative vote of the holders of the shares representing a majority of the voting power present at the Special Meeting. In the event there are an insufficient number of shares of ASB Common Stock present in person or by proxy at the Special Meeting to approve the Agreement, ASB's Board of Directors intends to adjourn the Special Meeting to a later date provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting. Proxies voted against the Agreement and abstentions will not be voted to adjourn the Special Meeting. Abstentions and broker non-votes will not be voted on this matter but will not count as "no votes." If it is necessary to adjourn the Special Meeting and the adjournment is for a period of not more than 30 days from the original date of the Special Meeting, no notice of the time and place of the adjourned meeting need be given the stockholders, other than an announcement made at the Special Meeting.

     The effect of any such adjournment would be to permit ASB to solicit additional proxies for approval of the Agreement. While such an adjournment would not invalidate any proxies previously filed as long as the record date for the adjourned meeting remained the same, including proxies filed by stockholders voting against the Agreement, an adjournment would afford ASB the opportunity to solicit additional proxies in favor of the Agreement.

                                 OTHER MATTERS

     The Board of Directors of ASB is not aware of any business to come before the Special Meeting other than those matters described above in this Prospectus. If, however, any other matters not now known should properly come before the Special Meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of ASB.

             DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in BancGroup's proxy solicitation materials for its 1998 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BancGroup's main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101, no later than 120 calendar days in advance of the date of March 14, 1998.

                                 LEGAL MATTERS

     Certain legal matters regarding the shares of BancGroup Common Stock offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H.

Miller, Jr., a director of BancGroup, is a partner. Such firm received fees for legal services performed in 1996 of $1,474,853. John C. H. Miller, Jr. beneficially owns 38,352 shares of BancGroup Common Stock. Mr. Miller also received employee-related compensation from BancGroup in 1996 of [$41,000]. Certain legal matters relating to the Merger are being passed upon for ASB by the law firm of Alston & Bird, LLP, Atlanta, Georgia.

                                    EXPERTS

     Coopers & Lybrand L.L.P. serves as the independent accountants for BancGroup. The consolidated financial statements of BancGroup and the supplemental consolidated financial statements of BancGroup as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996 are incorporated by reference in this Prospectus in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     McGriff, Dowdy & Co. serves as the independent certified public accountants for ASB. ASB's consolidated financial statements as of December 31, 1996 and for the year ended December 31, 1996 are in this Prospectus in reliance upon the report of such firm, are given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting. ASB's consolidated financial statements as of December 31, 1995 and for each of the two years ended December 31, 1995, are in this Prospectus in reliance upon the report of Schauer, Taylor, Cox & Edwards, P.C., independent certified public accountants and are given on the authority of that firm as experts in accounting and auditing.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF ASB PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE SECRETARY OF ASB PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING VOTING IN PERSON.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
December 31, 1996 and 1995
  Independent Auditors' Report..............................   F-2
  Independent Auditors' Report..............................   F-3
  Consolidated Balance Sheets...............................   F-4
  Consolidated Statements of Income.........................   F-5
  Consolidated Statements of Stockholders' Equity...........   F-6
  Consolidated Statements of Cash Flows.....................   F-7
  Notes to Consolidated Financial Statements................   F-8
September 30, 1997 and 1996
  Unaudited Consolidated Balance Sheets.....................  F-20
  Unaudited Consolidated Statements of Income...............  F-21
  Unaudited Consolidated Statements of Cash Flows...........  F-22
  Note to Unaudited Consolidated Financial Statements.......  F-23

                                  [LETTERHEAD]

Board of Directors
ASB Bancshares, Inc. and Subsidiary
Ashville, Alabama

                          INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying consolidated balance sheet of ASB Bancshares, Inc. and Subsidiary as of December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Holding Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of ASB Bancshares, Inc. and Subsidiary as of December 31, 1995, were audited by other auditors whose report dated January 17, 1996, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ASB Bancshares, Inc. and Subsidiary as of December 31, 1996, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ McGriff, Dowdy & Associates, P.C.
McGriff, Dowdy & Associates, P.C.
Albertville, Alabama
January 23, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of ASB Bancshares, Inc. and Subsidiary
Ashville, Alabama

     We have audited the consolidated balance sheets of ASB Bancshares, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting, the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ASB Bancshares, Inc. and subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Schauer, Taylor, Cox & Edwards, P.C.

Birmingham, Alabama
January 17, 1996

                      ASB BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS,
                                                                    EXCEPT FOR
                                                                  SHARE AMOUNTS)
                                       ASSETS
Cash and due from banks.....................................    $  3,717     $  3,720
Federal funds sold..........................................       3,225        1,600
                                                                --------     --------
          Total cash and cash equivalents...................       6,942        5,320
Investment securities:
  Available for sale........................................       7,413        4,093
  Held to maturity..........................................      20,779       22,548
Loans receivable, net of allowance for credit losses........      95,281       86,461
Accrued interest receivable.................................         816          858
Property and equipment, less accumulated depreciation.......       3,080        3,069
Other assets................................................         116          163
Deferred tax asset..........................................          69           31
                                                                --------     --------
          Total assets......................................    $134,496     $122,543
                                                                ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits..................................................    $122,437     $111,442
  Accrued interest payable..................................         663          626
  Long-term note payable....................................         128          170
  Other liabilities.........................................         373          273
  Deferred tax liability....................................          56           23
                                                                --------     --------
          Total liabilities.................................     123,657      112,534
Stockholders' equity:
  Common stock, par value $.01 per share, 150,000 shares
     authorized, 90,000 shares issued.......................           1            1
  Minority interest.........................................           1            1
  Additional paid-in capital................................       1,048        1,048
  Retained earnings.........................................      10,331        8,975
  Less: Treasury stock at cost (5,880 shares of common
     stock, at cost)........................................        (534)         (51)
  Unrealized gain (loss) on securities available-for-sale,
     Net of applicable deferred income taxes................          (8)          35
                                                                --------     --------
          Total stockholders' equity........................      10,839       10,009
                                                                --------     --------
          Total liabilities and stockholders' equity........    $134,496     $122,543
                                                                ========     ========

          See accompanying notes to consolidated financial statements.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996           1995
                                                              ----------     ----------
                                                               (DOLLARS IN THOUSANDS,
                                                              EXCEPT FOR SHARE AMOUNTS)
Interest Income:
  Interest and fees on loans................................     $ 8,532        $ 7,390
  Interest on investment securities
     United States government obligations...................       1,491          1,469
     Obligations of states and political subdivisions.......         265            284
  Interest on federal funds sold............................         155             99
                                                                 -------        -------
          Total interest income.............................      10,443          9,242
                                                                 -------        -------
Interest Expense:
  Interest on deposits......................................       5,130          4,607
  Interest on long-term debt................................          11             14
                                                                 -------        -------
          Total interest expense............................       5,141          4,621
                                                                 -------        -------
          Net interest income...............................       5,302          4,621
Provision for credit losses.................................          60             72
                                                                 -------        -------
          Net interest income after provision for credit
           losses...........................................       5,242          4,549
                                                                 -------        -------
Other Income:
  Service charges and fees..................................         730            515
  Gain (loss) on sale of fixed assets and other real
     estate.................................................          77             --
  Gain on sale of investment securities.....................          25              9
  Other.....................................................          30             85
                                                                 -------        -------
          Total other income................................         862            609
                                                                 -------        -------
Other Expenses:
  Salaries and employee benefits............................       2,546          2,319
  Occupancy and equipment...................................         559            547
  Directors and advisors fees...............................         140            127
  Other.....................................................         667            711
                                                                 -------        -------
          Total other expenses..............................       3,912          3,704
                                                                 -------        -------
          Income before income taxes........................       2,192          1,454
Income tax provision........................................         743            450
                                                                 -------        -------
Net income..................................................     $ 1,449        $ 1,004
                                                                 =======        =======
Net income per share of common stock........................     $ 16.45        $ 11.28
                                                                 =======        =======
Weighted average number of shares...........................      88,100         88,950
                                                                 =======        =======

          See accompanying notes to consolidated financial statements.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                        UNREALIZED
                                                                                          GAIN ON
                                                                                        SECURITIES
                                                                                        AVAILABLE-
                                                                                         FOR-SALE,
                                                                                          NET OF
                                                                                        APPLICABLE
                                                    ADDITIONAL                           DEFERRED
                                          CAPITAL    PAID-IN     RETAINED   TREASURY      INCOME
                                           STOCK     CAPITAL     EARNINGS    STOCK         TAXES        TOTAL
                                          -------   ----------   --------   --------   -------------   -------
                                                    (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)
Balance --
  December 31, 1994.....................    $2        $1,048     $ 8,064     $ (51)        $(41)       $ 9,022
Dividends paid..........................    --            --         (93)       --           --            (93)
Change in unrealized gains on securities
  available-for-sale, net of applicable
  deferred income taxes.................    --            --          --        --           76             76
Net income..............................    --            --       1,004        --           --          1,004
                                            --        ------     -------     -----         ----        -------
Balance --
  December 31, 1995.....................     2         1,048       8,975       (51)          35         10,009
Dividends paid..........................    --            --         (93)       --           --            (93)
Purchase of 4,830 shares of treasury
  stock.................................    --            --          --      (483)          --           (483)
Change in unrealized gains on securities
  available-for-sale, net of applicable
  deferred income taxes.................    --            --          --        --          (43)           (43)
Net income..............................    --            --       1,449        --           --          1,449
                                            --        ------     -------     -----         ----        -------
Balance --
  December 31, 1996.....................    $2        $1,048     $10,331     $(534)        $ (8)       $10,839
                                            ==        ======     =======     =====         ====        =======

          See accompanying notes to consolidated financial statements.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1996        1995
                                                              ---------   ---------
                                                                   (DOLLARS IN
                                                              THOUSANDS, EXCEPT FOR
                                                                 SHARE AMOUNTS)
Cash Flows from Operating Activities:
  Net income................................................   $  1,449    $  1,004
                                                               --------    --------
  Adjustments to reconcile net income to net cash provided
    by (used for) operating activities:
    Provision for loan losses...............................         60          72
    Provision for depreciation..............................        276         286
    Provision for amortization of intangible assets.........         16          --
    Provision for deferred taxes............................         --          20
    Gain on sale of investment securities...................        (25)         (9)
    Accretion of investment security discounts..............        (20)         --
    Amortization of investment security premiums............          6          --
    Gain on sale of fixed assets............................        (72)         --
    Gain (loss) on sale of other real estate................         (5)          5
  Changes in assets and liabilities:
    (Increase) decrease in accrued interest receivable......         42         (64)
    Increase in prepaid expenses............................        (18)         --
    Increase in deferred tax asset..........................        (33)         --
    Increase in accrued interest payable....................         37         178
    Increase (decrease) in other liabilities................         59         (63)
    Increase in corporate taxes payable.....................         43          --
    Increase in deferred tax liability......................         56          --
                                                               --------    --------
         Total adjustments..................................        422         425
                                                               --------    --------
         Net cash provided by operating activities..........      1,871       1,429
                                                               --------    --------
Cash Flows from Investing Activities:
  Purchases of held-to-maturity securities..................     (3,852)     (2,887)
  Proceeds from maturities of held-to-maturity securities...      5,567       5,147
  Principal paydowns on held-to-maturity securities.........         73          --
  Purchases of available-for-sale securities................     (4,022)     (2,331)
  Proceeds from sale of available-for-sale securities.......        650         200
  Net increase in loans.....................................     (8,880)    (11,930)
  Proceeds from sale of fixed assets........................        188          40
  Purchase of premises, furniture, and equipment............       (403)       (539)
  Proceeds from sale of other real estate...................         54          20
                                                               --------    --------
         Net cash used for investing activities.............    (10,625)    (12,280)
                                                               --------    --------
Cash Flows from Financing Activities:
  Net increase in deposits..................................   $ 10,995    $  9,729
  Principal repayments on long-term debt....................        (43)        (43)
  Dividends paid............................................        (93)        (93)
  Net increase in demand deposits, NOW, and savings
    accounts................................................         --       1,844
  Net increase in short-term borrowings.....................         --          46
  Purchase of treasury stock................................       (483)         --
                                                               --------    --------
         Net cash provided by financing activities..........     10,376      11,483
                                                               --------    --------
Net Increase in Cash and Cash Equivalents...................      1,622         632
Cash and Cash Equivalents, beginning of year................      5,320       4,688
                                                               --------    --------
Cash and Cash Equivalents, end of year......................   $  6,942    $  5,320
                                                               ========    ========
Supplemental Disclosures:
    Interest paid in cash...................................   $  5,105    $  4,443
    Income taxes paid in cash...............................        677         451
Supplemental Schedule of Noncash Investing and Financing
  Activities:
  Investment securities of $1,101,570 were transferred
    during December 1995 from held-to-maturity to securities
    available-for-sale.

          See accompanying notes to consolidated financial statements.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     The Company provides financial services to individuals and corporate customers and is subject to competition from other financial institutions. The Company is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

CONSOLIDATION

     The consolidated financial statements include the accounts of ASB Bancshares, Inc., (the "Company"), and its wholly owned subsidiary, Ashville Savings Bank (the "Bank"). All significant intercompany balances and transactions have been eliminated.

INVESTMENT SECURITIES

     Effective January 1, 1994, the Company and its subsidiary bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement, among other things, requires debt and equity securities to be divided into one of three categories: held-to-maturity, available-for-sale, and trading.

     The Bank's investments in securities are classified in two categories and accounted for as follows:

          Securities Held-to-Maturity Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using methods which approximate level yields over the period to maturity.

          Securities Available-for-Sale Bonds, notes, debentures, and certain equity securities not classified as securities held to maturity are reported at fair value.

     The Company and its subsidiary have no trading securities. During 1995, the Financial Accounting Standards Board issued a report clarifying several provisions of SFAS No. 115. The report authorized entities to "reassess the appropriateness of the classifications of all securities" that were held when the current rule took effect, without risking the classification of other securities, for a limited period of time from November 15, 1995 to December 31, 1995. Effective December 11, 1995, the Bank transferred selected securities from its held-to-maturity category to its available-for-sale category, a change affecting securities with a total amortized cost of $1,101,570 and a fair value at the time of the transfer of $1,135,279.

     Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of stockholders' equity until realized.

     Gains and losses on the sale of securities available-for-sale are determined using the specific identification method.

CASH AND CASH EQUIVALENTS

     The Company considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks, and federal funds sold to be cash and cash equivalents for purposes of the statement of cash flows.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

REVENUE RECOGNITION

     Interest on loans is accrued and credited to operations based upon the principal amount outstanding except for interest on certain consumer loans which is recognized over the term of the loan using a method which approximates level yields.

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the loan is impaired. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for possible loan losses. Unearned discount on installment loans is recognized as income over the terms of the loan by the straight-line and simple interest methods. Interest on other loans is calculated by using simple interest method on daily balances of the principal amount outstanding. The allowance for possible loan losses is established through a provision for loan losses charged to expense. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

BANK PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Additions and improvements which extend the life of an asset are capitalized. Expenditures for repairs and maintenance are charged against income when incurred. The carrying values of assets traded in are used to adjust the carrying values of the new assets acquired by trade. Assets which are disposed of are removed from the accounts and the resulting gains or losses are recorded in operations. Depreciation is computed by the straight-line and accelerated methods based on the estimated useful lives of individual assets.

OTHER REAL ESTATE

     Other real estate is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value at the date acquired. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. An allowance for losses on other real estate is maintained for subsequent valuation adjustments on a specific property basis.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes) and the loan loss provision (use of different methods for financial statement and income tax

                      ASB BANCSHARES, INC. AND SUBSIDIARY
purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     The Company and its subsidiary file a consolidated federal income tax return. The subsidiary provides for income taxes on a separate return basis, and remits to the Company amounts determined to be currently payable.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgements about information available to them at the time of their examination.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

     The Bank has available as a source of short-term financing, the purchase of federal funds from other commercial banks from available lines totaling $3,000,000.

EARNINGS PER COMMON SHARE

     Earnings per common share are calculated on the basis of the weighted average number of common shares outstanding.

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114, as amended by SFAS No. 118, became effective January 1, 1995, and requires that impaired loans that are within the scope of this Statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

     The adoption of SFAS No. 114 did not have a material effect on financial position and results of operations.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

NOTE 2 -- INVESTMENTS

     The amortized cost and estimated market values of investment securities for December 31, 1996, are as follows:

                         AVAILABLE-FOR-SALE SECURITIES

                                                               GROSS        GROSS      ESTIMATED
                                                 AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                   COST        GAINS        LOSSES       VALUE
                                                 ---------   ----------   ----------   ---------
                                                                 (IN THOUSANDS)
U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies....   $7,100        $34          $23        $7,111
Obligations of states and political
  subdivisions.................................      325          3           26           302
                                                  ------        ---          ---        ------
                                                  $7,425        $37          $49        $7,413
                                                  ======        ===          ===        ======

                          HELD-TO-MATURITY SECURITIES

                                                               GROSS        GROSS      ESTIMATED
                                                 AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                   COST        GAINS        LOSSES       VALUE
                                                 ---------   ----------   ----------   ---------
                                                                 (IN THOUSANDS)
U.S. Treasury securities and obligations of
  U.S. Government corporations and agencies....   $17,134       $177         $125       $17,186
Obligations of states and political
  subdivisions.................................     3,342         72            9         3,405
Obligations of private corporations............       303          2           --           305
                                                  -------       ----         ----       -------
                                                  $20,779       $251         $134       $20,896
                                                  =======       ====         ====       =======

     The following is a summary of maturities of securities held-to-maturity and available-for-sale as of December 31, 1996 and 1995. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                              1996
                                                            ----------------------------------------
                                                             HELD-TO-MATURITY     AVAILABLE-FOR-SALE
                                                            -------------------   ------------------
                                                            AMORTIZED    FAIR     AMORTIZED    FAIR
                                                              COST       VALUE      COST      VALUE
                                                            ---------   -------   ---------   ------
                                                                         (IN THOUSANDS)
Amounts maturing in:
  One year or less........................................   $ 4,446    $ 4,495    $  300     $  301
  After one year through five years.......................     9,279      9,332     4,777      4,786
  After five years through ten years......................     6,165      6,162     2,024      2,024
  After ten years.........................................       889        907       325        302
                                                             -------    -------    ------     ------
                                                             $20,779    $20,896    $7,426     $7,413
                                                             =======    =======    ======     ======
  One year or less........................................   $ 2,472    $ 2,482    $  500     $  500
  After one year through five years.......................    13,547     13,883     3,035      3,088
  After five years through ten years......................     5,673      5,775       499        505
  After ten years.........................................       856        877        --         --
                                                             -------    -------    ------     ------
                                                             $22,548    $23,017    $4,034     $4,093
                                                             =======    =======    ======     ======

     Mortgage-backed securities have been included in the maturity tables based upon the guaranteed pay off date of each security.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

     Dispositions through calls, maturities, and paydowns of securities held-to-maturity resulted in net gains of $12,563 and $9,332 for the years ended December 31, 1996 and 1995, respectively.

     During the year, the Company securities available-for-sale were called for total proceeds of $650,000, resulting in gross realized gains of $12,637.

     Securities with book values of approximately $15,635,000 and $14,596,000 at December 31, 1996 and 1995, respectively, were pledged to secure various public funds.

NOTE 3 -- RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     The Bank is required by regulatory authorities to maintain average reserve balances either in vault cash or on deposit with the Federal Reserve. The average amount of those reserves required at December 31, 1996 and 1995, was approximately $605,000 and $562,000, respectively.

NOTE 4 -- LOANS

     The Bank grants loans primarily in Blount, Etowah, and St. Clair Counties of North Central Alabama.

     The major classifications of loans as of December 31, 1996 and 1995, were as follows:

                                                               1995      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Commercial, Financial, and Agricultural.....................  $ 7,925   $ 5,917
Real Estate -- Construction.................................      263        --
Real Estate -- Mortgage.....................................   79,572    72,377
Consumer....................................................    8,908     9,010
Other (including overdrafts)................................       41       677
                                                              -------   -------
                                                               96,709    87,981
Less: Unearned Discount.....................................     (930)   (1,069)
      Allowance for Possible Loan Losses....................     (498)     (451)
                                                              -------   -------
Net Loans...................................................  $95,281   $86,461
                                                              =======   =======

     A summary of transactions in the allowance for possible loan losses is as follows:

Balance -- Beginning of Year................................  $451   $366
Provision Charges to Operating Expenses.....................    60     72
Recoveries on Loans Previously Charged Off..................    11     40
Loans Charged Off...........................................   (24)   (27)
                                                              ----   ----
Balance -- End of Year......................................  $498   $451
                                                              ====   ====

     Certain directors, executive officers, and principal shareholders, including their immediate families and associates, were loan customers of the Bank during the year. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1996 and 1995, amounted to approximately $823,000 and $984,000, respectively.

     There were no loans which the Bank had specifically classified as impaired on which the accrual of interest had been discontinued or reduced at December 31, 1996 and 1995.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

NOTE 5 -- PREMISES AND EQUIPMENT

     A summary of Bank premises and equipment at December 31, 1996 and 1995, is as follows:

                                                               1996     1995
                                                              ------   ------
                                                              (IN THOUSANDS)
Land........................................................  $  758   $  871
Land Improvements...........................................     339      269
Buildings...................................................   2,414    2,386
Furniture and Equipment.....................................   1,809    1,756
Construction in Process.....................................     229       --
                                                              ------   ------
                                                               5,549    5,282
Less Accumulated Depreciation...............................   2,469    2,213
                                                              ------   ------
Bank Premises and Equipment -- Net..........................  $3,080   $3,069
                                                              ======   ======

     Depreciation expense was $275,885 and $270,500 for the years ended December 31, 1996 and 1995, respectively.

NOTE 6 -- INCOME TAX PROVISION

     The components of the provision for income taxes for the years ended December 31, 1996 and 1995, are as follows:

                                                               1996     1995
                                                              ------   ------
                                                              (IN THOUSANDS)
Current
  Federal Income Tax Expense................................    $646     $396
  State Excise Tax Expense..................................      74       34
                                                                ----     ----
                                                                 720      430
          Deferred Income Tax Expense.......................      23       20
                                                                ----     ----
                                                                $743     $450
                                                                ====     ====

     The components of the deferred income tax asset included in other assets are as follows:

                                                               1996     1995
                                                              ------   ------
                                                              (IN THOUSANDS)
Deferred Tax Asset:
  Federal...................................................    $118     $ 99
  State.....................................................      14       17
                                                                ----     ----
  Total Gross Deferred Tax Asset............................     132      116
  Less Valuation Allowance..................................     (63)     (45)
                                                                ----     ----
                                                                  69       71
                                                                ----     ----
Deferred Tax Liability:
  Federal...................................................      50       53
  State.....................................................       6       10
                                                                ----     ----
                                                                  56       63
                                                                ----     ----
Net Deferred Tax Asset......................................    $ 13     $  8
                                                                ====     ====

                      ASB BANCSHARES, INC. AND SUBSIDIARY

     The tax effects of each type of income and expense item that gave rise to deferred taxes are:

                                                              1996    1995
                                                              ----    ----
                                                                  (IN
                                                               THOUSANDS)
Net unrealized depreciation on securities
  available-for-sale........................................  $  4    $(23)
Depreciation................................................   (46)    (29)
Allowance for Loan Losses...................................   127     115
Other.......................................................    (9)    (10)
                                                              ----    ----
                                                                76      53
Less Valuation Allowance....................................   (63)    (45)
                                                              ----    ----
                                                              $ 13    $  8
                                                              ====    ====

     The net changes in total valuation allowance for the years ended December 31, 1996 and 1995, were $17,902 and $28,800, respectively.

NOTE 7 -- LONG-TERM DEBT

     At December 31, 1996 and 1995, the Bank had a note payable in the amount of $127,500 and $170,000, respectively, payable in annual installments of $42,500 plus interest at 7.25% through July 1999.

     Maturities of long-term debt for the years ending December 31 are as follows:

1997........................................................  $ 42,500
1998........................................................    42,500
1999........................................................    42,500
                                                              --------
                                                              $127,500
                                                              ========

NOTE 8 -- DEPOSITS

     The major classifications of deposits as of December 31, 1996 and 1995, were as follows:

                                                                1996       1995
                                                              --------   --------
                                                                (IN THOUSANDS)
Non-interest-bearing demand.................................  $ 13,971   $ 13,388
NOW accounts................................................    12,004     11,704
Savings.....................................................    17,945     18,080
Time deposits of less than $100,000.........................    57,931     51,147
Time deposits of $100,000 or more...........................    20,011     16,501
Time deposits open..........................................       575        575
                                                              --------   --------
                                                              $122,437   $111,395
                                                              ========   ========

     The maturities of time certificates of deposit and other time deposits of $100,000 or more issued by the Bank at December 31, 1996 and 1995, are as follows:

                                                               1996      1995
                                                              -------   -------
                                                               (IN THOUSANDS)
Three months or less........................................  $ 8,647   $ 5,700
Over three through twelve months............................    5,634     3,793
Over twelve months..........................................    5,730     7,583
                                                              -------   -------
                                                              $20,011   $17,076
                                                              =======   =======

                      ASB BANCSHARES, INC. AND SUBSIDIARY

NOTE 9 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amounts recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the subsidiary has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Subsidiary uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                CONTRACT OR
                                                              NOTIONAL AMOUNT
                                                              ---------------
                                                               1996     1995
                                                              ------   ------
                                                              (IN THOUSANDS)
Financial instruments whose contract amounts represent
  credit risk:
  Commitments to extend credit..............................  $1,463   $1,453
  Standby letters of credit and financial guarantees
     written................................................     206        5

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based upon management's credit evaluation of the counterparty.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan services to customers.

NOTE 10 -- RISK-BASED CAPITAL REQUIREMENTS

     The Bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. The Bank met these ratio requirements as of December 31, 1996 and 1995.

NOTE 11 -- CONCENTRATIONS OF CREDIT RISK

     The majority of the Bank's loans and commitments and all commercial and standby letters of credit have been granted to customers in the Bank's market area (See Note 4). Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit related primarily to unused real estate draw lines. Commercial and standby letters of credit are granted primarily to commercial borrowers. Although the Subsidiary has diversified loan and investment portfolios, a portion of the debtors' ability to honor their contracts is dependent upon economic factors within the Bank's market area.

     The Bank maintains its cash accounts at various commercial banks in Alabama. The total cash balances in commercial banks are insured by the Federal Deposit Insurance Corporation up to $100,000. Total uninsured balances held at other commercial banks amounted to $163,376 and $94,081 at December 31, 1996 and 1995, respectively.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

NOTE 12 -- RETIREMENT PLAN

     The Bank has a money purchase pension plan covering all employees, subject to eligibility requirements. The Bank makes annual contributions to the plan. The plan benefits are fully vested at all times.

     Contributions of the Bank for the years ended December 31, 1996 and 1995, were $117,837 and $144,043, respectively.

NOTE 13 -- COMMITMENTS

     As of December 31, 1996, the Company was in the process of constructing a facility at its new Hokes Bluff location. The estimated cost of the project is $450,000. As of December 31, 1996, construction in progress in the amount of $229,222, had been recorded representing expenditures related to the project. Management estimates that the project will be completed by April 1997.

NOTE 14 -- LITIGATION

     While the Company and its subsidiary are parties to various legal proceedings arising from the ordinary course of business, management believes after consultation with legal counsel that there are no proceedings threatened or pending against the Company or its subsidiary that will, individually or in the aggregate, have a material adverse effect on the business or consolidated financial condition of the Company.

NOTE 15 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

          Cash and Short-Term Investments For those short-term investments, the carrying amount is a reasonable estimate of fair value.

          Investment Securities For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals the quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

          Loans Receivable For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

          Deposit Liabilities The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposit of similar remaining maturities.

          Long-term Debt For long-term debt, which bears interest at a current rate, the carrying amount is a reasonable estimate of fair value.

          Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees Written The fair value of commitments and letters of credit is estimated to be approximately the same as the notional amount of the related commitment.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

     The estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                                       1996                  1995
                                                -------------------   -------------------
                                                CARRYING     FAIR     CARRYING     FAIR
                                                 AMOUNT     VALUE      AMOUNT     VALUE
                                                --------   --------   --------   --------
                                                             (IN THOUSANDS)
Financial Assets:
  Cash and Short-Term Investments.............  $  6,942   $  6,942   $  5,320   $  5,320
  Investment Securities.......................    28,192     28,309     26,641     27,109
  Loans.......................................    95,779     95,736     86,912         --
  Less Allowance for Loan Losses..............       498        498        451         --
                                                --------   --------   --------   --------
  Net Loans...................................    95,281     95,238     86,461     86,715
                                                --------   --------   --------   --------
Total Financial Assets........................   130,415    130,489    118,422    119,144
                                                ========   ========   ========   ========
Financial Liabilities:
  Deposits....................................   122,437    123,419    111,442    111,934
  Long-Term Debt..............................       128        128        170        170
                                                --------   --------   --------   --------
Total Financial Liabilities...................   122,565    123,547    111,612   $112,104
                                                ========   ========   ========   ========
Unrecognized Financial Instruments:
  Commitments to Extend Credit................  $  1,463   $  1,463   $  1,453   $  1,453
  Standby Letters of Credit...................       206        206          5          5
                                                --------   --------   --------   --------
Total Unrecognized Financial Instruments......  $  1,669   $  1,669   $  1,458   $  1,458
                                                ========   ========   ========   ========

                      ASB BANCSHARES, INC. AND SUBSIDIARY

NOTE 16 -- OTHER EXPENSES

     The major components of other expense included in other expenses at December 31, 1996 and 1995, are as follows:

                                                              1996      1995
                                                              ----      ----
                                                              (IN THOUSANDS)
Supplies....................................................  $106      $ 96
Postage.....................................................    83        67
Telephone...................................................    57        --
Computer Expense............................................    51        54
Bank Charges................................................    48        41
ATM Expense.................................................    43        18
Professional Fees...........................................    39        64
Miscellaneous...............................................    37        86
Advertising.................................................    36        37
Taxes and Licenses..........................................    27        31
FDIC and State Assessments..................................    19       131
Armed Guard.................................................    17        15
Goodwill Amortization.......................................    16        16
Dues and Subscriptions......................................    16        --
Charge-Off Overdrafts.......................................    15        --
Club Expense................................................    15        15
Senior Citizen Expenses.....................................    12        --
Contributions...............................................    11        --
Other Insurance.............................................     7        --
Teller Cash Over and Short..................................     6        --
Education...................................................     4         8
Travel......................................................     2        --
Bank Bond...................................................    --        32
                                                              ----      ----
                                                              $667      $711
                                                              ====      ====

                      ASB BANCSHARES, INC. AND SUBSIDIARY

NOTE 17 -- CONDENSED PARENT COMPANY INFORMATION

BALANCE SHEETS

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1995
                                                              -------   -------
                                                               (IN THOUSANDS)
                                    ASSETS
Cash and due from banks.....................................  $   101   $   103
Investment in and amounts due from subsidiary (equity
  method) -- eliminated upon consolidation..................   10,826     9,996
Other assets................................................        4         2
                                                              -------   -------
  TOTAL ASSETS..............................................  $10,931   $10,101
                                                              =======   =======
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Dividends payable...........................................  $    93   $    93
                                                              -------   -------
  TOTAL LIABILITIES.........................................       93        93
                                                              -------   -------
  STOCKHOLDERS' EQUITY......................................   10,838    10,008
                                                              -------   -------
                                                              $10,931   $10,101
                                                              =======   =======
STATEMENTS OF INCOME
INCOME
  From subsidiary -- eliminated upon consolidation
     Dividends..............................................  $   580   $    93
EXPENSES
  Other expenses............................................        5         6
                                                              -------   -------
Income before income taxes and equity in undistributed
  earnings of subsidiary....................................      575        87
INCOME TAX BENEFIT..........................................        2         2
                                                              -------   -------
Income before equity in undistributed earnings of
  subsidiary................................................      577        89
EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY..............      872       915
                                                              -------   -------
NET INCOME..................................................  $ 1,449   $ 1,004
                                                              =======   =======
STATEMENTS OF CASH FLOWS
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
  Net income................................................  $ 1,449   $ 1,004
  Adjustments to reconcile net income to net cash:
     Equity in undistributed income of subsidiary...........     (872)     (915)
  Change in assets:
     Other assets...........................................       (3)       (1)
                                                              -------   -------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................      574        88
                                                              -------   -------
CASH FLOWS USED BY FINANCING ACTIVITIES
  Purchase of treasury stock................................     (483)       --
  Cash dividends paid to shareholders.......................      (93)      (93)
                                                              -------   -------
NET CASH USED BY FINANCING ACTIVITIES.......................     (576)      (93)
                                                              -------   -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................       (2)       (5)
CASH AND CASH EQUIVALENTS -- Beginning of Year..............      103       108
                                                              -------   -------
CASH AND CASH EQUIVALENTS -- End of Year....................  $   101   $   103
                                                              =======   =======

                      ASB BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
                                                               (UNAUDITED)
                                  ASSETS
Cash and due from banks.....................................  $  4,187,624
Federal funds sold..........................................     1,800,000
Investments available-for-sale..............................     9,317,174
Investments held-to-maturity................................    18,860,676
Loans, net..................................................   105,654,169
Premises and equipment, net.................................     3,478,282
Accrued interest receivable.................................     1,054,497
Prepaid expenses............................................        78,291
Other assets................................................        36,484
Deferred tax asset..........................................        63,386
                                                              ------------
          Total assets......................................  $144,530,583
                                                              ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest-bearing......................................  $ 16,216,950
  Interest-bearing..........................................   114,773,093
                                                              ------------
                                                               130,990,043
Accrued interest payable....................................       753,529
Long-term note payable......................................        85,000
Other liabilities...........................................       352,478
Corporate income taxes payable..............................       130,842
Deferred tax liability......................................       103,797
                                                              ------------
          Total Liabilities.................................  $132,415,689
                                                              ============
Stockholders' equity:
  Common stock, par value $.01 per share, 150,000 shares
     authorized, 90,000 shares issued.......................           900
  Minority interest.........................................         1,400
  Additional paid-in capital................................     1,048,350
  Retained earnings.........................................    11,532,547
  Less: treasury stock at cost (5,880 shares of common
     stock, at cost)........................................      (533,829)
  Unrealized gain on securities available-for-sale, net of
     applicable deferred income taxes.......................        65,526
                                                              ------------
          Total liabilities and stockholders' equity........  $144,530,583
                                                              ============

            See accompanying note to unaudited financial statements.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
                                                                    (UNAUDITED)
Interest income:
  Loans.....................................................  $6,877,113   $6,356,983
  Investment securities.....................................   1,424,082    1,317,636
  Federal funds sold........................................     124,569       99,533
                                                              ----------   ----------
          Total interest income.............................   8,425,764    7,774,152
                                                              ----------   ----------
Interest expense:
  Deposits..................................................   4,156,658    3,813,999
  Long-term debt............................................       6,419        8,730
                                                              ----------   ----------
          Total interest expense............................   4,163,077    3,822,729
                                                              ----------   ----------
Provision for loan losses...................................      45,000       45,000
            Net interest income after provision for loan
               losses.......................................   4,217,687    3,906,423
Noninterest income:
  Service charges on deposits...............................     521,971      455,826
  Other fees and commissions................................      79,057       83,215
  Gain on sale of fixed assets..............................       8,649       74,646
  Gain on sale of other real estate.........................          --        4,955
  Gain on sale of investments...............................         995       12,563
  Other operating income....................................       9,980       14,283
                                                              ----------   ----------
          Total noninterest income..........................     620,652      645,488
                                                              ----------   ----------
Noninterest expense:
  Salaries and employee benefits............................   1,955,614    1,856,535
  Occupancy and equipment...................................     418,398      425,087
  Other expenses............................................     632,949      601,906
                                                              ----------   ----------
          Total noninterest expense.........................   3,006,961    2,883,528
                                                              ----------   ----------
Income before income taxes..................................   1,831,378    1,668,383
Income tax provision........................................     629,615      540,013
                                                              ----------   ----------
          Net Income........................................  $1,201,763   $1,128,370
                                                              ==========   ==========
          Net Income Per Share of Common Stock..............  $    14.29   $    12.68
                                                              ==========   ==========
          Weighted Average Number of Shares.................      84,120       88,948
                                                              ==========   ==========

            See accompanying note to unaudited financial statements.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $ 1,201,763   $ 1,128,370
                                                              -----------   -----------
  Adjustments to reconcile net income to net cash:
     Provision for loan losses..............................       45,000        45,000
     Provision for depreciation.............................      212,373       207,110
     Provision for amortization of intangible assets........       12,150        12,150
     Gain on sale of investment securities..................         (995)      (12,563)
     Accretion of investment security discounts.............      (15,103)      (14,722)
     Amortization of investment security premiums...........        7,274         3.677
     Gain on sale of fixed assets...........................       (8,649)      (74,646)
     Gain on sale of other real estate......................           --        (4,955)
  Changes in assets and liabilities:
     (Increase) in accrued interest receivable..............     (239,096)      (67,095)
     Increase in prepaid expenses...........................      (10,769)      (23,245)
     (Increase) decrease in deferred tax asset..............          803       (32,937)
     Increase in other assets...............................          (34)      (10,000)
     Increase in accrued interest payable...................       90,899         8,420
     Increase in other liabilities..........................       62,483       158,856
     Increase in corporate taxes payable....................       47,605        34,275
     Increase in deferred tax liability.....................        9,940        52,333
                                                              -----------   -----------
          Total adjustments.................................      213,881       281,658
                                                              -----------   -----------
          Net cash provided by operating activities.........    1,415,644     1,410,028
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of held-to-maturity securities..................   (1,134,900)   (3,201,562)
  Proceeds from maturities of held-to-maturity securities...    3,041,259     5,070,041
  Principal paydowns on held-to-maturity securities.........       13,073        63,754
  Purchases of available-for-sale securities................   (2,580,462    (1,802,219)
  Proceeds from sale of available-for-sale securities.......      800,000            --
  Net increase in loans.....................................  (10,418,302)   (8,866,687)
  Proceeds from sale of fixed assets........................        8,990       179,965
  Purchase of premises and equipment........................     (610,788)     (190,864)
  Proceeds from sale of other real estate...................           --        54,955
                                                              -----------   -----------
          Net cash used for investing activities............  (10,881,130)   (8,692,617)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in non-interest-bearing deposits.............    2,246,120     1,593,718
  Net increase in interest-bearing deposits.................    6,307,195     8,652,075
  Principal repayments on long-term debt....................      (42,500)      (42,500)
  Purchase of treasury stock................................           --        (2,000)
                                                              -----------   -----------
          Net cash provided by financing activities.........    8,510,815    10,201,293
                                                              -----------   -----------
Net increase (decrease) in cash and due from banks..........     (954,671)    2,918,704
Cash and due from banks at beginning of period..............    6,942,295     5,319,840
                                                              -----------   -----------
Cash and due from banks at end of period....................  $ 5,987,624   $ 8,238,544
                                                              ===========   ===========
Supplemental disclosure of cash flow information
  Cash paid during the period for:
     Interest...............................................  $ 4,072,178   $ 3,814,309
     Income Taxes...........................................      567,737       486,342
Supplemental schedule of noncash investing activities:
  Change in net unrealized holding losses/gains on
     securities available-for-sale, net of taxes of $37,938
     and $20,386, respectively..............................  $    73,159   $   (70,185)
  Loans transferred to other real estate owned..............  $        --   $    63,138

            See accompanying note to unaudited financial statements.

                      ASB BANCSHARES, INC. AND SUBSIDIARY

                     NOTE TO UNAUDITED FINANCIAL STATEMENTS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

NOTE 1 -- BASIS OF PRESENTATION:

     The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Bank, the financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the financial position of the Bank as of September 30, 1997, and the results of operations for the six months ended September 30, 1997 and 1996, and cash flows for the six months ended September 30, 1997 and 1996. The results of operations for the nine months ended September 30, 1997, are not necessarily indicative of the results which may be expected for the entire fiscal year.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE COLONIAL BANCGROUP, INC.,

                                      AND

                              ASB BANCSHARES, INC.

                                  DATED AS OF

                                AUGUST 28, 1997

                               TABLE OF CONTENTS

CAPTION                                                                PAGE
-------                                                                ----
ARTICLE 1 -- NAME
   1.1   Name........................................................   A-5

ARTICLE 2 -- MERGER -- TERMS AND CONDITIONS
   2.1   Applicable Law..............................................   A-5
   2.2   Corporate Existence.........................................   A-5
   2.3   Certificate of Incorporation and Bylaws.....................   A-5
   2.4   Resulting Corporation's Officers and Board..................   A-6
   2.5   Stockholder Approval........................................   A-6
   2.6   Further Acts................................................   A-6
   2.7   Effective Date and Closing..................................   A-6
   2.8   Subsidiary Bank Merger......................................   A-6

ARTICLE 3 -- CONVERSION OF ACQUIRED CORPORATION STOCK
   3.1   Conversion of Acquired Corporation Stock....................   A-6
   3.2   Surrender of Acquired Corporation Stock.....................   A-7
   3.3   Fractional Shares...........................................   A-7
   3.4   Adjustments.................................................   A-7
   3.5   BancGroup Stock.............................................   A-7
   3.6   Dissenting Rights...........................................   A-7

ARTICLE 4 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP
   4.1   Organization................................................   A-8
   4.2   Capital Stock...............................................   A-8
   4.3   Financial Statements; Taxes.................................   A-8
   4.4   No Conflict with Other Instrument...........................   A-9
   4.5   Absence of Material Adverse Change..........................   A-9
   4.6   Approval of Agreement.......................................   A-9
   4.7   Tax Treatment...............................................   A-9
   4.8   Title and Related Matters...................................   A-9
   4.9   Subsidiaries................................................   A-9
   4.10  Contracts...................................................  A-10
   4.11  Litigation..................................................  A-10
   4.12  Compliance..................................................  A-10
   4.13  Registration Statement......................................  A-10
   4.14  SEC Filings.................................................  A-10
   4.15  Form S-4....................................................  A-11
   4.16  Brokers.....................................................  A-11
   4.17  Government Authorization....................................  A-11
   4.18  Absence of Regulatory Communications........................  A-11
   4.19  Disclosure..................................................  A-11

ARTICLE 5 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED
             CORPORATION
   5.1   Organization................................................  A-11
   5.2   Capital Stock...............................................  A-11
   5.3   Subsidiaries................................................  A-11

CAPTION                                                                PAGE
-------                                                                ----
   5.4   Financial Statements; Taxes.................................  A-12
   5.5   Absence of Certain Changes or Events........................  A-13
   5.6   Title and Related Matters...................................  A-14
   5.7   Commitments.................................................  A-14
   5.8   Charter and Bylaws..........................................  A-14
   5.9   Litigation..................................................  A-15
   5.10  Material Contract Defaults..................................  A-15
   5.11  No Conflict with Other Instrument...........................  A-15
   5.12  Governmental Authorization..................................  A-15
   5.13  Absence of Regulatory Communications........................  A-15
   5.14  Absence of Material Adverse Change..........................  A-15
   5.15  Insurance...................................................  A-15
   5.16  Pension and Employee Benefit Plans..........................  A-16
   5.17  Buy-Sell Agreement..........................................  A-16
   5.18  Brokers.....................................................  A-16
   5.19  Approval of Agreements......................................  A-16
   5.20  Disclosure..................................................  A-16
   5.21  Registration Statement......................................  A-16
   5.22  Loans; Adequacy of Allowance for Loan Losses................  A-17
   5.23  Environmental Matters.......................................  A-17
   5.24  Transfer of Shares..........................................  A-17
   5.25  Collective Bargaining.......................................  A-17
   5.26  Labor Disputes..............................................  A-17
   5.27  Derivative Contracts........................................  A-18

ARTICLE 6 -- ADDITIONAL COVENANTS
   6.1   Additional Covenants of BancGroup...........................  A-18
   6.2   Additional Covenants of Acquired Corporation................  A-20

ARTICLE 7 -- MUTUAL COVENANTS AND AGREEMENTS
   7.1   Best Efforts; Cooperation...................................  A-22
   7.2   Press Release...............................................  A-22
   7.3   Mutual Disclosure...........................................  A-22
   7.4   Access to Properties and Records............................  A-22
   7.5   Notice of Adverse Changes...................................  A-22
   7.6   Indemnification.............................................  A-23

ARTICLE 8 -- CONDITIONS TO OBLIGATIONS OF ALL PARTIES
   8.1   Approval by Stockholders....................................  A-24
   8.2   Consents and Approvals......................................  A-24
   8.3   Litigation..................................................  A-24
   8.4   Registration Statement......................................  A-24
   8.5   Tax Opinion.................................................  A-25

ARTICLE 9 -- CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION
   9.1   Representations, Warranties and Covenants...................  A-25
   9.2   Adverse Changes.............................................  A-25
   9.3   Closing Certificate.........................................  A-25
   9.4   Opinion of Counsel..........................................  A-26

CAPTION                                                                PAGE
-------                                                                ----
   9.5   Fairness Opinion............................................  A-26
   9.6   NYSE Listing................................................  A-26
   9.7   Other Matters...............................................  A-26
   9.8   Material Events.............................................  A-26

ARTICLE 10 -- CONDITIONS TO OBLIGATIONS OF BANCGROUP
  10.1   Representations, Warranties and Covenants...................  A-26
  10.2   Adverse Changes.............................................  A-26
  10.3   Closing Certificate.........................................  A-27
  10.4   Opinion of Counsel..........................................  A-27
  10.5   Controlling Shareholders....................................  A-27
  10.6   Other Matters...............................................  A-27
  10.7   Dissenters..................................................  A-27
  10.8   Material Events.............................................  A-28
  10.9   Ancillary Agreements........................................  A-28
  10.10  Class B Shares..............................................  A-28

ARTICLE 11 -- TERMINATION OF REPRESENTATIONS AND WARRANTIES..........  A-28

ARTICLE 12 -- NOTICES.............................................     A-28

ARTICLE 13 -- AMENDMENT OR TERMINATION
  13.1   Amendment...................................................  A-28
  13.2   Termination.................................................  A-29
  13.3   Damages.....................................................  A-29

ARTICLE 14 -- DEFINITIONS.........................................     A-29

ARTICLE 15 -- MISCELLANEOUS
  15.1   Expenses....................................................  A-34
  15.2   Benefit and Assignment......................................  A-34
  15.3   Governing Law...............................................  A-34
  15.4   Counterparts................................................  A-34
  15.5   Headings....................................................  A-34
  15.6   Severability................................................  A-34
  15.7   Construction................................................  A-34
  15.8   Return of Information.......................................  A-34
  15.9   Equitable Remedies..........................................  A-35
  15.10  Attorneys' Fees.............................................  A-35
  15.11  No Waiver...................................................  A-35
  15.12  Remedies Cumulative.........................................  A-35
  15.13  Entire Contract.............................................  A-35

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 28th day of August 1997, by and between ASB BANCSHARES, INC. ("Acquired Corporation"), a Delaware corporation, and THE COLONIAL BANCGROUP, INC. ("BancGroup"), a Delaware corporation.

                                   WITNESSETH

     WHEREAS, Acquired Corporation operates as a bank holding company for its wholly owned subsidiary, Ashville Savings Bank (the "Bank"), with its principal office in Ashville, Alabama; and

     WHEREAS, BancGroup is a bank holding company with its Subsidiary bank, Colonial Bank operating in Alabama, Florida, Georgia and Tennessee; and

     WHEREAS, Acquired Corporation wishes to merge with BancGroup; and

     WHEREAS, it is the intention of BancGroup and Acquired Corporation that such Merger (i) shall qualify for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code, as defined herein and (ii) shall be accounted for as a purchase for financial accounting purposes;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1

                                      NAME

     1.1 Name. The name of the corporation resulting from the Merger shall be "The Colonial BancGroup, Inc."

                                   ARTICLE 2

                         MERGER -- TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Corporation shall be merged with and into BancGroup (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the DGCL. The offices and facilities of Acquired Corporation and of BancGroup shall become the offices and facilities of the Resulting Corporation.

     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Corporation and of BancGroup shall, as provided in the DGCL, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Corporation and BancGroup. All rights, franchises and interests of Acquired Corporation and BancGroup, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation and BancGroup, respectively, on the Effective Date.

     2.3 Certificate of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation, until otherwise amended or repealed, shall be the restated certificate of incorporation and bylaws of BancGroup as they exist immediately before the Effective Date.

     2.4 Resulting Corporation's Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of BancGroup as of the Effective Date.

     2.5 Stockholder Approval. This Agreement shall be submitted to the stockholders of Acquired Corporation at the Stockholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the stockholders of Acquired Corporation as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in section
2.7 hereof.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Corporation or BancGroup, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, BancGroup and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Corporation or BancGroup, or otherwise, to take any and all such action.

     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of the State of Delaware (such time being herein called the "Effective Date"). Assuming all other conditions stated in this Agreement have been or will be satisfied as of the Closing, the Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 5:00 p.m. on a date specified by BancGroup that shall be as soon as reasonably practicable after the later to occur of (i) the date of Stockholders Meeting or (ii) the date on which the last of all required regulatory approvals described under Section 8.2 has been obtained, or at such other place and time that the Parties may mutually agree.

     2.8 Subsidiary Bank Merger. BancGroup and Acquired Corporation anticipate that simultaneously with or immediately after the Effective Date the Bank will merge with and into Colonial Bank, BancGroup's Subsidiary bank. The exact timing and structure of such merger have not been finalized at this time, and BancGroup in its discretion will finalize such timing and structure at a later date. Acquired Corporation will cooperate with BancGroup, including the call of any special meetings of the board of directors of the Bank and the filing of any regulatory applications, in the execution of appropriate documentation relating to such merger.

                                   ARTICLE 3

                    CONVERSION OF ACQUIRED CORPORATION STOCK

     3.1 Conversion of Acquired Corporation Stock. (a) On the Effective Date, each share of common stock of Acquired Corporation outstanding and held of record by Acquired Corporation's shareholders (the "Acquired Corporation Stock"), except for shares of Acquired Corporation Stock held of record by Joe
W. Adkins, Sr., and Carolyn Spann, and shares held by persons that elect to exercise their rights of appraisal under DGCL sec.262, shall be converted by operation of law and without any action by any holder thereof into such number of shares of BancGroup Common Stock (subject to section 3.3 hereof), equal to $245.18 divided by the Market Value. Accordingly, the total Merger Consideration for such shares of Acquired Corporation Stock is $12,900,187 assuming 52,614 shares of such Acquired Corporation Stock outstanding. The "Market Value" shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten consecutive trading days ending on the trading day five days immediately preceding the Effective Date. Regardless of the Market Value, however, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 632,362 (based upon a minimum

Market Value of $20.40) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 467,398 (based upon a maximum Market Value of $27.60).

     (b) On the Effective Date, each share of Acquired Corporation Stock held of record by Joe W. Adkins, Sr., and Carolyn Spann shall be converted by operation of law and without any action by such holders into BancGroup's 1997 Subordinated Acquisition Debentures, Series A (the "Debentures"). The Debentures will be issued at the rate of $245.18 principal amount of Debentures for each share of Acquired Corporation Stock held of record by Mr. Adkins and Ms. Spann. Assuming an aggregate of 31,506 shares of Acquired Corporation Stock held by such Persons, the aggregate principal amounts of Debentures to be issued shall be $7,724,813 and, accordingly, Mr. Adkins shall receive $5,125,847 aggregate principal amount of such Debentures and Mrs. Spann shall receive $2,598,966 aggregate principal amount of such Debentures. Such Debentures shall be due and payable ten years from the Effective Date. The Debentures shall be substantially in the form as the form of Debenture, contained at Exhibit D hereto. For purposes of this Section 3.1, it is understood that shares of Acquired Corporation Stock owned by Joe W. Adkins, Sr. are owned jointly by Mr. Adkins and his wife, Dorothy G. Adkins.

     3.2 Surrender of Acquired Corporation Stock. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock who is entitled to receive BancGroup Common Stock or Debentures shall be entitled, upon surrender to BancGroup of their certificate or certificates representing shares of Acquired Corporation Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as BancGroup may reasonably require and, if BancGroup reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as BancGroup may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of BancGroup Common Stock or the Debentures into and for which the shares of Acquired Corporation Stock so surrendered shall have been converted, such certificates or Debentures to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock and which is to be converted into BancGroup Common Stock or Debentures shall for all purposes evidence ownership of the BancGroup Common Stock or Debentures into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made to the holder of such certificate until the certificates previously representing shares of Acquired Corporation Stock shall have been properly tendered by such person.

     3.3 Fractional Shares. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

     3.4 Adjustments. In the event Acquired Corporation or BancGroup changes the number of shares of Acquired Corporation Stock or BancGroup Common Stock, respectively, issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Acquired Corporation Stock shall be converted.

     3.5 BancGroup Stock. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

     3.6 Dissenting Rights. Any shareholder of Acquired Corporation who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in Section 262 of the DGCL relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Corporation Stock. If, after the Effective Date, a dissenting shareholder of Acquired Corporation fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of Acquired Corporation Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of

Acquired Corporation Stock is entitled under Section 3.1 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by such holders.

                                   ARTICLE 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

     BancGroup represents, warrants and covenants to and with Acquired Corporation as follows:

     4.1 Organization. BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

     4.2 Capital Stock. (a) The authorized capital stock of BancGroup consists of (A) 44,000,000 shares of Common Stock, $2.50 par value per share, of which as of April 30, 1997, 40,740,357 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and based upon information provided by Acquired Corporation with respect to addresses of the stockholders of Acquired Corporation, will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required.

     (b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancGroup.

     4.3 Financial Statements; Taxes. (a) BancGroup has delivered to Acquired Corporation copies of the following financial statements of BancGroup.

          (i) Consolidated balance sheets as of December 31, 1995, December 31, 1996, and June 30, 1997;

          (ii) Consolidated statements of operations for each of the three years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997;

          (iii) Consolidated statements of cash flows for each of the three years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997; and

          (iv) Consolidated statements of changes in shareholders' equity for the three years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997.

     All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, shareholders' equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancGroup for the six months ended June 30, 1997, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due, and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

     4.5 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

     4.6 Approval of Agreement. The board of directors of BancGroup has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by BancGroup of this Agreement. This Agreement constitutes the legal, valid and binding obligation of BancGroup, enforceable against it in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable Law. Subject to the matters referred to in section 8.2, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Acquired Corporation, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Corporation.

     4.8 Title and Related Matters. BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, that are material to the business of BancGroup reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

     4.9 Subsidiaries. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation, and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; each of the banking Subsidiaries of BancGroup has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent permitted by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted to subsidiaries of registered bank holding companies.

     4.10 Contracts. Neither BancGroup nor any of its Subsidiaries is in violation of its respective certificate of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound.

     4.11 Litigation. Except as disclosed in or reserved for in BancGroup's financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which is likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented.

     4.12 Compliance. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

     4.13 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders' Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Corporation or any of its representatives expressly for use in the Proxy Statement.

     4.14 SEC Filings. (a) BancGroup has heretofore delivered to Acquired Corporation copies of BancGroup's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) 1996 Annual Report to Shareholders; (iii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1997; and (iv) any reports on Form 8-K, filed by BancGroup with the SEC since December 31, 1996. Since December 31, 1996, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The documents incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Stockholders Meeting.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement prior to and upon mailing of the Proxy Materials to Acquired Corporation's stockholders.

     4.16 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Corporation and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

     4.17 Government Authorization. BancGroup and its Subsidiaries have all Permits that, to the Knowledge of BancGroup and its Subsidiaries, are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

     4.18 Absence of Regulatory Communications. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

                                   ARTICLE 5

       REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED CORPORATION

     Acquired Corporation represents, warrants and covenants to and with BancGroup, as follows:

     5.1 Organization. Acquired Corporation is a Delaware corporation, and the Bank is an Alabama state bank. Each Acquired Corporation Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification and in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

     5.2 Capital Stock. As of June 30, 1997, the authorized capital stock of Acquired Corporation consisted of 150,000 shares of common stock, $.01 par value per share, 90,000 shares of which are issued, 5,880 of which are held as treasury shares. Accordingly 84,120 of such shares are outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Acquired Corporation does not have any arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, including the grant or issuance of options except for the Stock Option Agreement. As of June 30, 1997 Joe W. Adkins, Sr. and Carolyn Spann owned of record 20,906 and 10,600 shares, respectively, of Acquired Corporation Stock.

     5.3 Subsidiaries. Acquired Corporation has no direct Subsidiaries other than the Bank, and there are no Subsidiaries of the Bank. Acquired Corporation owns all of the issued and outstanding capital stock of the Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Bank have been validly issued and are fully paid and non-assessable. As of

December 31, 1996, there were 1,000,000 shares of the class A common stock, par value $1.00 per share, authorized of the Bank, 20,000 of which are issued and outstanding and wholly owned by Acquired Corporation, and 20,000 of class B common stock, par value $1.00 per share, 1,400 of which are issued and outstanding and held pursuant to a Waiver of Dividends and Repurchase Agreement as director qualifying shares. The Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

     5.4 Financial Statements; Taxes (a) Acquired Corporation has delivered to BancGroup copies of the following financial statements of Acquired Corporation:

          (i) Parent only and Subsidiary only statements of financial condition as of December 31, 1996 and 1995, and as of June 30, 1997;

          (ii) Parent only and Subsidiary only statements of income for each of the three years ended December 31, 1996, 1995 and 1994, and for the six months ended June 30, 1997;

          (iii) Parent only and Subsidiary only statements of stockholders' equity for each of the three years ended December 31, 1996, 1995, and 1994; and

          (iv) Parent only and Subsidiary only statements of cash flows for the three years ended December 31, 1996, 1995 and 1994.

     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Corporation and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Acquired Corporation. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Corporation did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, stockholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Acquired Corporation for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Acquired Corporation for the six months ended June 30, 1997, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid or proper reserves or accruals have been established therefor. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquired Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired

Corporation Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

     5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Corporation Company has

          (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock to be issued pursuant to the Stock Option Agreement and shares issued as director's qualifying shares;

          (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) in excess of an aggregate of $50,000 (for the Acquired Corporation Companies on a consolidated basis) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice (which shall include, but not be limited to, for Acquired Corporation, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities);

          (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (d) subject to the last paragraph of this section 5.5, declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;

          (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets having in the aggregate a book value in excess of $50,000, or canceled, or agreed to cancel, any debts or claims;

          (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

          (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

          (h) except in the ordinary course of business or in connection with this Agreement, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (i) except in accordance with normal and usual practice, and except for the Deferred Compensation Agreement, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (j) except in accordance with normal and usual practice, and except for the Deferred Compensation Agreement, or as disclosed in Schedule 5.5
     (j) or as required by Law, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship with an Acquired Corporation Company, which termination would have a Material Adverse Effect on any Acquired Corporation Company's financial condition, results of operations, business, or properties;

          (l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

          (m) entered into any other material transaction other than in the ordinary course of business; or

          (n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

     Between the date hereof and the Effective Date, no Acquired Corporation Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Corporation Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup; provided, however, that Acquired Corporation may pay dividends to its shareholders in an amount equal to the net income of Acquired Corporation from May 1, 1997 through the end of the month immediately preceding the month in which the Effective Date occurs.

     5.6 Title and Related Matters. (a) Title. Acquired Corporation has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of Acquired Corporation, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Corporation, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.

     (b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee.

     (c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Corporation Company's fixed Assets as of June 30, 1997.

     (d) Computer Hardware and Software. Schedule 5.6(d) contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. Acquired Corporation is not aware of any material defects, irregularities or problems with any of its computer hardware or software which it currently uses which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company.

     5.7 Commitments. Except as set forth in Schedule 5.7, and except for the Deferred Compensation Agreement or otherwise as contemplated herein, no Acquired Corporation Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice, (ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement,
(iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to BancGroup for inspection.

     5.8 Charter and Bylaws. Schedule 5.8 contains true and correct copies of the certificate of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

     5.9 Litigation. Schedule 5.9 sets forth the Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the Knowledge of Acquired Corporation, threatened against or affecting any Acquired Corporation Company (nor does Acquired Corporation have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Acquired Corporation, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Corporation. To the Knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Corporation.

     5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     5.11 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.

     5.12 Governmental Authorization. Each Acquired Corporation Company has all Permits that, to the Knowledge of Acquired Corporation, are or will be legally required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

     5.13 Absence of Regulatory Communications. Except as provided in Schedule 5.13, no Acquired Corporation Company is subject to, nor has any Acquired Corporation Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

     5.14 Absence of Material Adverse Change. To the Knowledge of Acquired Corporation, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Corporation Company.

     5.15 Insurance. Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by such company. No Acquired Corporation Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Effective Date.

     5.16 Pension and Employee Benefit Plans. (a) To the Knowledge of Acquired Corporation, all employee benefit plans of each Acquired Corporation Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 5.16, no Acquired Corporation Company sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan, other than the Ashville Savings Bank Money Purchase Plan that is intended to qualify under section 401 of the Code. To the Knowledge of the Acquired Corporation, all Liabilities arising out of employee benefit plans of the Acquired Corporation, past or present, are reflected where appropriate on the financial statements described in Section 4.3(a), in accordance with GAAP. To the Knowledge of Acquired Corporation, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Corporation Company.

     (b) To the Knowledge of Acquired Corporation, no amounts payable to any employee of any Acquired Corporation Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

     5.17 Buy-Sell Agreement. To the Knowledge of Acquired Corporation, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Corporation, any similar agreement or any voting agreement or voting trust in respect of any such shares.

     5.18 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder's fee, brokerage commission or other like payment except for amounts due to the Carson Medlin Company in connection with the fairness opinion delivered pursuant to Section 9.5 hereof.

     5.19 Approval of Agreements. The board of directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Corporation of this Agreement. Subject to the matters referred to in sections
8.1 and 8.2, Acquired Corporation has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Corporation in accordance with this Agreement, Acquired Corporation shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

     5.20 Disclosure. No representation or warranty, nor any written statement or certificate furnished or to be furnished to BancGroup by Acquired Corporation, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     5.21 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of

Acquired Corporation, its Assets, properties, operations, and capital stock derived from information furnished in writing by Acquired Corporation or its representatives expressly for inclusion in the Proxy Statement.

     5.22 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the most recent financial statements furnished by Acquired Corporation have been calculated in accordance with prudent and customary banking practices and are believed adequate in all material respects to reflect the risk inherent in the loans of Acquired Corporation. Acquired Corporation has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. The loans reflected as Assets on the financial statements of Acquired Corporation are legal, valid and binding obligations of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and comply with the requirements of all Laws to which Acquired Corporation and its Subsidiaries are subject. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22, Acquired Corporation has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     5.23 Environmental Matters. Except as provided in Schedule 5.23, to the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the "Environmental Laws"), and Acquired Corporation has no Knowledge that any Acquired Corporation Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company. To the Knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Corporation, with respect to Assets of any Acquired Corporation Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by any Acquired Corporation Company. Acquired Corporation has no Knowledge of any facts which might suggest that any Acquired Corporation Company has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject any Acquired Corporation Company to any Liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) or any similar principles. Moreover, to the Knowledge of Acquired Corporation, no Acquired Corporation Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

     5.24 Transfer of Shares. Acquired Corporation has no Knowledge of any plan or intention on the part of Acquired Corporation's shareholders to sell or otherwise dispose of any of the BancGroup Common Stock to be received by them in the Merger that would reduce such shareholders' ownership to a number of shares having, in the aggregate, a fair market value of less than fifty (50%) percent of the total fair market value of Acquired Corporation common stock outstanding immediately before the Merger.

     5.25 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any Acquired Corporation Company's employees and none of said employees are represented by any union or labor organization.

     5.26 Labor Disputes. To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Corporation, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor

Relations Board. Relations between management of each Acquired Corporation Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Corporation, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Corporation, are there plans for any such attempts.

     5.27 Derivative Contracts. No Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Corporation's financial statements delivered under section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

     6.1 Additional Covenants of BancGroup. BancGroup covenants to and with Acquired Corporation as follows:

          (a) Registration Statement and Other Filings. As soon as reasonably practicable after the execution of this Agreement, BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Corporation and its counsel, with respect to the Common Stock and Debentures to be issued pursuant to this Agreement and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under other applicable securities Laws in connection with the issuance of the shares of BancGroup Common Stock upon consummation of the Merger. As soon as reasonably practicable after the execution of this Agreement, BancGroup shall use reasonable good faith efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement. Copies of all such filings shall be furnished in advance to Acquired Corporation and its counsel.

          (b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "blue sky" Permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) Financial Statements.  BancGroup shall furnish to Acquired
     Corporation:

             (i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

             (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as Acquired Corporation may reasonably request.

          (d) No Control of Acquired Corporation by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of

     Acquired Corporation shall continue to reside solely in Acquired Corporation's officers and board of directors.

          (e) Listing. Prior to the Effective Date, BancGroup shall file a listing application to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

          (f) Employee Benefit Matters. (i) On the Effective Date, all employees of any Acquired Corporation Company shall, at BancGroup's option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of this Agreement. All employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees, except as stated otherwise in this section. Employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Corporation Company as of the Effective Date shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. To the extent permitted by applicable Law, the period of service with the appropriate Acquired Corporation Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under any group health plan of the Resulting Corporation and its Subsidiaries, each such Acquired Corporation Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Corporation Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries.

             (ii) On the Effective Date, the Ashville Savings Bank Money Purchase Plan that is sponsored by the Bank shall be assumed by Colonial Bank. All benefits under such plan shall be determined as of the Effective Date and, thereafter, no further contributions shall be made to such plan. Such plan shall be terminated immediately following the Effective Date, and the benefits under such plan shall be distributed in accordance with the provisions of such plan and all requirements of Law applicable thereto.

          (g) Ancillary Agreements. (i) BancGroup will enter into an agreement not to compete and a consulting agreement with Joe W. Adkins, Sr. as of the Effective Date. Such agreements will be in substantially the form as set forth in Exhibits E and F hereto. BancGroup's obligation to enter into such agreements is contingent upon Mr. Adkins' reasonable, good faith cooperation with BancGroup to ensure that no adverse "golden parachute" consequences under the Code arise for BancGroup, and Mr. Adkins will cooperate with BancGroup to eliminate any adverse consequences that may arise. BancGroup acknowledges that Acquired Corporation has entered into the Deferred Compensation Agreement with Joe W. Adkins, a copy of which has been provided to BancGroup, and to which BancGroup consents.

             (ii) During the period commencing with the Effective Date and ending on the date that benefits under the Deferred Compensation Agreement commence, Joe W. Adkins shall have the right to purchase group health coverage for himself and his spouse under the group health plan of BancGroup and Colonial Bank as in effect from time to time. The cost of such coverage, which shall be paid entirely by Mr. Adkins, shall be equal to the amount charged participants from time to time for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). If elected by Mr. Adkins, the cost of such coverage may be withheld from any payments made to Mr. Adkins under the consulting agreement referred to in section 6.1(g)(i). By electing to purchase coverage under this section 6.1(g)(ii), Mr. Adkins shall have elected to receive such coverage in lieu of group health plan continuation coverage under COBRA, and the period of continuation coverage under COBRA shall commence with and run concurrently with the period of coverage provided under this section. Upon the expiration of coverage provided under this section, neither Mr. Adkins nor his spouse shall be entitled to additional coverage under COBRA, except as provided in the Deferred Compensation Agreement.

          (h) Director Payments. At the Effective Date, BancGroup shall pay the aggregate sum of $125,000 to those persons who are the directors of Acquired Corporation as of the date of this Agreement, excluding Joe W. Adkins, Sr., to be divided equally among such directors. BancGroup shall also pay the sum of $60,000 to Joe W. Adkins, Sr. at the Effective Date as compensation for services rendered.

     6.2 Additional Covenants of Acquired Corporation. Acquired Corporation covenants to and with BancGroup as follows:

          (a) Operations. (i) Acquired Corporation will conduct its business and the business of each Acquired Corporation Company in a proper and prudent manner and will use its reasonable efforts to maintain its relationships with its depositors, customers and employees. No Acquired Corporation Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Corporation permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Acquired Corporation shall contact any person who may be required to execute an undertaking under Section 10.5 hereof to request such undertaking and shall take all such reasonable steps as are necessary to obtain such undertaking. Acquired Corporation will take no action that would prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.

             (ii) If requested by BancGroup, Acquired Corporation shall use its reasonable efforts to cause all officers and directors that own any stock of Acquired Corporation and all other shareholders of Acquired Corporation who own more than five percent (5%) of Acquired Corporation Stock, to execute an acknowledgment that such person has no present plan, intention, or binding commitment to sell or otherwise dispose of the BancGroup Common Stock to be received in the Merger within twelve
        (12) months after the Effective Date.

          (b) Stockholders Meeting; Best Efforts. Acquired Corporation will cooperate with BancGroup in the preparation of the Registration Statement and any regulatory filings and will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use its best efforts to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

          (c) Prohibited Negotiations. Except with respect to this Agreement and the transactions contemplated hereby, no Acquired Corporation Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by an Acquired Corporation Company shall directly or indirectly solicit any Acquisition Proposal with respect to Acquired Corporation by any Person. Except to the extent necessary to comply with the fiduciary duties of Acquired Corporation's Board of Directors as advised in writing by counsel to such Board of Directors, no Acquired Corporation Company or any Representative thereof shall furnish any nonpublic information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and each Acquired Corporation Company shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Acquired Corporation may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel to such Board of Directors. Acquired Corporation shall promptly notify BancGroup orally and in writing in the event that any Acquired Corporation Company receives any inquiry or proposal relating to any such

     Acquisition Proposal. Acquired Corporation shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted heretofore with respect to any of the foregoing. Acquired Corporation shall enter into the Stock Option Agreement with BancGroup dated as of the date of this Agreement.

          (d) Director Recommendation. Subject to their fiduciary duties, the members of the Board of Directors of Acquired Corporation agree to support publicly the Merger.

          (e) Shareholder Voting. Acquired Corporation shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from certain of its directors substantially in the form set forth in Exhibit A.

          (f) Financial Statements and Monthly Status Reports. Acquired Corporation shall furnish to BancGroup:

             (i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, statements of operations of Acquired Corporation for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a statement of financial condition of Acquired Corporation as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Corporation by independent auditors in connection with each annual, interim or special audit of the books of Acquired Corporation made by such accountants;

             (iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Corporation may file with the SEC or any other Agency;

             (iv) With reasonable promptness, such additional financial data as BancGroup may reasonably request; and

             (v) Within 10 calendar days after the end of each month (or, if the financial statements referred to in clause (d) are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Effective Date, a written description of (a) any non-compliance with the terms of this Agreement, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened litigation against any Acquired Corporation Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Corporation Company and any committee thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; and
        (d) monthly financial statements, including a balance sheet and income statement.

          (g) Fiduciary Duties. Prior to the Effective Date, (i) no director or officer (each an "Executive") of any Acquired Corporation Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Corporation Company, (ii) all Executives, at all times, shall satisfy their fiduciary duties to Acquired Corporation and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Corporation Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Corporation, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Corporation Company or confidential information belonging to third parties which any Acquired Corporation

     Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Corporation Company.

          (h) Certain Practices.  At the request of BancGroup, but subject to
     Section 6.1(d) hereof, (i) Acquired Corporation shall consult with BancGroup and advise BancGroup through its regional banking operation located in Anniston, Alabama of all of the Bank's loan requests over $100,000 that are not single-family residential loan requests or of any other loan request outside the normal course of business, and (ii) Acquired Corporation will consult with BancGroup to coordinate various business issues on a basis mutually satisfactory to Acquired Corporation and BancGroup. Acquired Corporation and the Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

                                   ARTICLE 7

                        MUTUAL COVENANTS AND AGREEMENTS

     7.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided and the fiduciary duties of their respective directors and officers, BancGroup and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party in order that such other Party may have full opportunity to make such investigation as it shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

     7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.6 Indemnification. (a) From and after the Effective Date, BancGroup shall indemnify and advance costs and expenses (including reasonable attorneys fees, disbursements and expenses) and hold harmless each person entitled to indemnification from an Acquired Corporation Company (the "Indemnified Parties"), against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, settlements or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a "Claim"), arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date to the fullest extent that any Acquired Corporation Company would have been permitted under applicable Law and its Certificate of Incorporation or Bylaws in effect on the date hereof, to indemnify such person (and also advance expenses as incurred to the fullest extent permitted under applicable Law).

     (b) Any Indemnified Party wishing to claim indemnification under this
Section 7.6 shall notify BancGroup within forty-five (45) days of the Indemnified Party's receipt of a notice of any Claim, but the failure to so notify shall not relieve BancGroup of any liability it may have to such Indemnified Party if such failure does not materially prejudice BancGroup. In the event of any claim (whether arising before or after the Effective Date), (i) BancGroup shall have the right to assume the defense thereof, and BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly after statements therefore are received; provided, however, that BancGroup shall be obligated pursuant to this paragraph
(ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties will present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) BancGroup shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld. If such indemnity with respect to any Indemnified Party is unenforceable against BancGroup, then BancGroup and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

     (c) In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by BancGroup in this section to a director or officer of the Acquired Corporation, such director or officer of the Acquired Corporation shall have delivered to BancGroup on or prior to the Effective Date a letter in form reasonably satisfactory to BancGroup concerning claims such directors or officers may have against Acquired Corporation. In the letter, the directors or officers shall: (i) acknowledge the assumption by BancGroup as of the Effective Date of all Liability (to the extent Acquired Corporation or any of its Subsidiaries is so liable) for claims for indemnification arising under this section 7.6; (ii) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (iii)) against any Acquired Corporation Company;
(iii) identify any claims or any facts or circumstances of which they are aware that could give rise to a claim for indemnification under this section 7.6; and
(iv) release as of the Effective Date any and all claims that they may have against any Acquired Corporation Company other than (A) those referred to in the foregoing clause (iii) and disclosed in the letter of the director or officer,
(B) claims by third parties which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware and which such director or officer reasonably believes might result in claims but which are not disclosed in such director or executive officer's letter), (C) claims by third parties arising from any transaction contemplated by this Agreement or disclosed in any schedule to this Agreement, and (D) claims by third parties arising in the ordinary course of business of any Acquired Corporation Company after the date of the letter.

     (d) Acquired Corporation hereby represents and warrants to BancGroup that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that Acquired Corporation reasonably believes could give rise to any obligation by BancGroup to provide the indemnification required by this section 7.6 other than as disclosed in the letters of the directors and executive officers referred to in section 7.6(c) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

                                   ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

     The obligations of BancGroup and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

     8.1 Approval by Stockholders. At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation as is required by applicable Law and Acquired Corporation's articles of incorporation and bylaws.

     8.2 Consents and Approvals. (a) All Consents of, filings and registrations with, and notifications to, all Agencies required for consummation of the Merger or the merger of the Bank with Colonial Bank shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (b) Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of BancGroup would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

     8.5 Tax Opinion. An opinion of Coopers & Lybrand L.L.P., shall have been received in form and substance reasonably satisfactory to the Acquired Corporation and BancGroup to the effect that (i) the Merger will constitute a "reorganization" within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by BancGroup or Acquired Corporation; (iii) no gain or loss will be recognized by the shareholders of Acquired Corporation who receive shares of BancGroup Common Stock except to the extent of any cash paid for fractional shares, and except to the extent of any dividends received from Acquired Corporation prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Corporation common stock exchanged in the Merger less any basis allocated to any fractional share of BancGroup Common Stock settled by cash payment; (v) the holding period of the BancGroup Common Stock or Debentures will include the holding period of the shares of Acquired Corporation common stock exchanged therefor if such shares of Acquired Corporation common stock were capital assets in the hands of the exchanging Acquired Corporation shareholder; (vi) cash received by an Acquired Corporation shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Corporation common stock was a capital asset in his or her hands as of the Effective Date); (vii) shareholders of Acquired Corporation who receive Debentures pursuant to Section 3.1 will be treated a having received such Debentures in full payment in exchange for their Acquired Corporation Stock and such exchange shall qualify as a capital gain which qualifies for installment treatment for purposes of Section 453 and 453A of the Code, and
(viii) receipt of the Debentures shall not be considered payment for purposes of
Section 453(f)(3) of the Code.

                                   ARTICLE 9

               CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION

     The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Corporation may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Corporation, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     9.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup which would impair the rights of Acquired Corporation or its shareholders pursuant to this Agreement.

     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

          (a) the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

          (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's stockholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons are not responsible for and need not express a statement as to information with respect to or provided by Acquired Corporation in such Proxy Statement); and

          (f) the conditions set forth in this Article 9 insofar as they relate to BancGroup have been satisfied.

     9.4 Opinion of Counsel. Acquired Corporation shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

     9.5 Fairness Opinion. Acquired Corporation shall have received prior to the mailing of the Proxy Statement a letter from an investment banking firm generally recognized as qualified for such purpose setting forth its opinion that the Merger Consideration to be received by the shareholders of Acquired Corporation under the terms of this Agreement is fair to them from a financial point of view, and such opinion shall not have been withdrawn as of the Effective Date.

     9.6 NYSE Listing. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

     9.7 Other Matters. There shall have been furnished to such counsel for Acquired Corporation certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

     9.8 Material Events. There shall have been no determination by the board of directors of Acquired Corporation that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

                                   ARTICLE 10

                     CONDITIONS TO OBLIGATIONS OF BANCGROUP

     The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Acquired Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Acquired Corporation shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     10.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the correspond-ing period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Corporation which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Acquired Corporation which would impair BancGroup's rights pursuant to this Agreement.

     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Acquired Corporation executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Corporation dated as of the Closing certifying that:

          (a) the Board of Directors of Acquired Corporation has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) the shareholders of Acquired Corporation have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

          (c) each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (d) the certificate or articles of incorporation and bylaws of each Acquired Corporation Company referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons are not responsible for and need not express a statement as to information with respect to or provided by BancGroup in such Proxy Statement); and

          (f) the conditions set forth in this Article 10 insofar as they relate to Acquired Corporation have been satisfied.

     10.4 Opinion of Counsel. BancGroup shall have received an opinion of Alston & Bird, LLP, counsel to Acquired Corporation, dated as of the Closing, substantially as set forth in Exhibit C hereto.

     10.5 Controlling Shareholders. Each shareholder of Acquired Corporation who may be an "affiliate" of Acquired Corporation, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a "distribution" (within the meaning of Rule 145) of the Common Stock which he receives upon the Effective Date, provided that any sale, transfer or distribution of such Common Stock shall be made in compliance with all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder. Acquired Corporation recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

     10.6 Other Matters. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.7 Dissenters. The number of shares as to which shareholders of Acquired Corporation have exercised dissenters rights of appraisal under section 3.6 does not exceed 15 percent of the outstanding shares of common stock of Acquired Corporation.

     10.8 Material Events. There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

     10.9 Ancillary Agreements. Joe W. Adkins shall have executed the ancillary agreements referenced in Section 6.1(g).

     10.10 Class B Shares. The Class B Common Stock of the Bank shall be surrendered by the holders thereof to the Bank and canceled in accordance with the terms of the Waiver of Dividends and Repurchase Agreement between the Acquired Corporation and its directors.

                                   ARTICLE 11

                 TERMINATION OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentence of Section 7.4, and Sections 7.2, 13.3, Article 11, Article 15 and any applicable definitions of Article 14, shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

                                   ARTICLE 12

                                    NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

          (a) If to Acquired Corporation to Joe W. Adkins, President, ASB Bancshares, Inc., P.O. Box 219, Ashville, Alabama 35953-0219, facsimile
     (205) 594-4641, with copies to Ralph F. MacDonald, III, Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, facsimile (404) 881-4777, or as may otherwise be specified by Acquired Corporation in writing to BancGroup.

          (b) If to BancGroup, to W. Flake Oakley, IV, One Commerce Street, Suite 803, Montgomery, Alabama, 36104, facsimile (334) 240-5069, with a copy to Michael D. Waters, Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 802, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Acquired Corporation.

                                   ARTICLE 13

                            AMENDMENT OR TERMINATION

     13.1 Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Acquired Corporation Stock, there shall be made no amendment decreasing the consideration to be received by Acquired Corporation stockholders without the further approval of such stockholders.

     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Corporation, as follows:

          (a) by the mutual consent of the respective boards of directors of Acquired Corporation and BancGroup;

          (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Acquired Corporation;

          (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Acquired Corporation or Article 10 as to BancGroup shall not have been satisfied in full at Closing; or

          (d) by the board of directors of either Party in the event (i) any Consent of any Agency required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Acquired Corporation fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Laws of the State of Delaware at the Acquired Corporation Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) by the board of directors of either BancGroup or Acquired Corporation if all transactions contemplated by this Agreement shall not have been consummated on or prior to March 1, 1998, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this section 13.2(e).

          (f) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 13.2(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in
     Section 13.2(e) of this Agreement as the date after which such Party may terminate this Agreement.

     13.3 Damages. In the event of termination pursuant to section 13.2, this Agreement shall become void and have no effect, except as provided in Article 11 and except that Acquired Corporation and BancGroup shall be liable for damages for any willful breach of warranty, representation, covenant or other agreement contained in this Agreement.

                                   ARTICLE 14

                                  DEFINITIONS

     (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation.......  ASB Bancshares, Inc., a Delaware corporation.

Acquired Corporation
  Company..................  Shall mean Acquired Corporation, the Bank, any
                             Subsidiary of Acquired Corporation or the Bank, or any person or entity acquired as a Subsidiary of Acquired Corporation or the Bank in the future and owned by Acquired Corporation or the Bank at the Effective Date.

Acquired Corporation
  Stock....................  Shares of common stock, par value $0.01 per share, of Acquired Corporation.

Acquisition Proposal.......  Shall mean, with respect to a Party, any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies...................  Shall mean, collectively, the Federal Trade
                             Commission, the United States Department of
                             Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement..................  Shall mean this Agreement and Plan of Merger and the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets.....................  Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup..................  The Colonial BancGroup, Inc., a Delaware
                             corporation with its principal offices in Montgomery, Alabama.

Bank.......................  Ashville Savings Bank, an Alabama state bank.

Closing....................  The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.

Code.......................  The Internal Revenue Code of 1986, as amended.

Common Stock...............  BancGroup's Common Stock authorized and defined in the restated certificate of incorporation of BancGroup, as amended.

Consent....................  Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract...................  Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Debentures.................  Shall mean BancGroup's 1997 Subordinated
                             Acquisition Debentures, Series A, described in
                             Section 3.1(b) hereof.

Default....................  Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

Deferred Compensation
  Agreement................  Shall mean that certain agreement between Joe W.
                             Adkins, Sr. and ASB Bancshares, Inc. to be executed as contemplated by this Agreement.

DGCL.......................  The Delaware General Corporation Law.

Effective Date.............  Means the date and time at which the Merger becomes effective as defined in section 2.7 hereof.

Environmental Laws.........  Means the laws, regulations and governmental requirements referred to in section 5.23 hereof.

ERISA......................  The Employee Retirement Income Security Act of
                             1974, as amended.

Exhibits...................  A through F, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

GAAP.......................  Means generally accepted accounting principles applicable to banks and bank holding companies, consistently applied during the periods involved.

Knowledge..................  Means the actual knowledge of the Chairman,
                             President, Chief Financial Officer, Chief
                             Accounting Officer, Chief Credit Officer, General Counsel or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup, or of Acquired Corporation and the Bank, in the case of knowledge of Acquired Corporation.

Law........................  Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.

Liability..................  Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien.......................  Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation.................  Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property..............  Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss.......................  Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

Material...................  For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect....  On a Party shall mean an event, change or occurrence which has a material adverse impact on
                             (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger.....................  The merger of Acquired Corporation with BancGroup as contemplated in this Agreement.

Merger Consideration.......  The BancGroup Common Stock and Debentures to be
                             distributed in exchange for all of the issued and outstanding shares of Acquired Corporation Stock as provided in section 3.1 hereof.

NYSE.......................  The New York Stock Exchange.

Order......................  Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party......................  Shall mean either Acquired Corporation or
                             BancGroup, and "Parties" shall mean both Acquired Corporation and BancGroup.

Permit.....................  Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person.....................  A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement............  The proxy statement used by Acquired Corporation to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Corporation.

Registration Statement.....  The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Acquired Corporation, to register the shares of BancGroup Common Stock offered to stockholders of the Bank pursuant to his Agreement, including the Proxy Statement.

Resulting Corporation......  BancGroup, as the surviving corporation resulting from the Merger.

SEC........................  United States Securities and Exchange Commission.

Stock Option Agreement.....  The agreement dated as of the date hereof between
                             BancGroup and Acquired Corporation granting to BancGroup the right to acquire up to 19.9 percent of Acquired Corporation common stock.

Stockholders Meeting.......  The special meeting of stockholders of Acquired
                             Corporation called to approve the transactions contemplated by this Agreement.

Subsidiaries...............  Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes...............  Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act...................  The Securities Act of 1933, as amended.

1934 Act...................  The Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Expenses. (a) Except as otherwise provided in this Section 15.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that BancGroup shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing and mailing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     15.2 Benefit and Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     15.3 Governing Law. Except to the extent the laws of the State of Delaware apply to the Merger, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama without regard to any conflict of Laws.

     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

     15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

     15.10 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

     15.13 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, Acquired Corporation and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                  ASB BANCSHARES, INC.


BY:          /s/ FRANCES K. WISE         BY:        /s/ JOE W. ADKINS
    ----------------------------------       ----------------------------------
ITS: Executive Vice President            ITS: Chairman and President
     ---------------------------------        ---------------------------------

(CORPORATE SEAL)


ATTEST:                                  THE COLONIAL BANCGROUP, INC.

BY:          /s/ DONNA R. PIEL           BY:        /s/ W. FLAKE OAKLEY, IV
   ----------------------------------        ----------------------------------
ITS: Assistant Secretary                 ITS: Chief Financial Officer
    ---------------------------------        ----------------------------------

(CORPORATE SEAL)

                                                                      APPENDIX B

THE CARSON MEDLIN COMPANY
INVESTMENT BANKERS

August 28, 1997

Board of Directors
ASB Bancshares, Inc.
255 5th Street
Ashville, AL 35953

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated shareholders of ASB Bancshares, Inc. ("ASB") under the terms of a certain Agreement and Plan of Merger dated August 28, 1997 (the "Agreement") pursuant to which ASB will be acquired by The Colonial BancGroup, Inc. ("Colonial") (the "Merger"). Under the terms of the Agreement, each of the 52,614 outstanding shares of ASB common stock held by the unaffiliated shareholders shall be converted into the right to receive consideration of $245.18 per shares in Colonial common stock, subject to certain limitations. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

     The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Alabama and the major commercial banks operating in that market. We have been retained by ASB in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

     In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Colonial and ASB. We have reviewed:
(i) the Agreement; (ii) the annual reports to shareholders of Colonial, including audited financial statements for the three years ended December 31, 1996; (iii) audited financial statements of ASB for the three years ended December 31, 1996; (iv) bank call reports for ASB for the two years ending December 31, 1996 and for the six months ended June 30, 1997; (v) the unaudited interim financial statements of Colonial for the six months ended June 30, 1997;
(vi) the unaudited interim financial statements of ASB for the six months ended June 30, 1997; and, (vii) certain financial and operating information with respect to the business, operations and prospects of Colonial and ASB. We also:
(i) held discussions with members of the senior management of Colonial and ASB regarding historical and current business operations, financial condition and future prospects of their respective companies; (ii) reviewed the historical market prices and trading activity for the common stocks of Colonial and ASB and compared them with those of certain publicly traded companies which we deemed to be relevant; (iii) compared the results of operations of Colonial and ASB with those of certain banking companies which we deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (v) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

     We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of ASB or Colonial. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

     Based upon the foregoing, it is our opinion that the consideration provided for in the Agreement is fair, from a financial point of view, to the unaffiliated shareholders who are the holders of 52,614 of the outstanding shares of ASB Bancshares, Inc.

                                          Very truly yours,

                                          THE CARSON MEDLIN COMPANY

                                                                      APPENDIX C

SEC. 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsection (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record in a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also a membership or membership interest of a member if a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stick of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either, (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or, (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement or merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 254 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificates of incorporation contains such a provision, the procedures of this sections, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less that 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meetings with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demands will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby demands the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder or each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, of the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holder of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the records date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

     Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register of Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the resulting or surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, at its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted her certificates of stock to the Register on Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation to the certificated representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided within subsection (e) of this section, or of such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) the shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of August 28, 1997 (the "Agreement"), by and between ASB Bancshares, Inc., a Delaware corporation ("Issuer"), and The Colonial BancGroup, Inc., a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated as of August 28, 1997 (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into Grantee, with Grantee as the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

          1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

          2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase from time to time up to 16,740 shares (as adjusted as set forth herein)(the "Option Shares"), of Common Stock, par value $0.01 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to $245.18; provided, however, that in no event shall the number of shares for which this option is exercisable exceed 19.9% of the outstanding shares of Issuer Common Stock.

          3. Exercise of Option. (a) Provided that (i) Grantee shall not be in material breach of the agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Date, or (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event, (C) termination of the Merger Agreement in accordance with the terms thereof after the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee due to a material breach by Issuer in accordance with Section 13.2(b) of the Merger Agreement or a termination due to the failure to fulfill conditions set forth in Sections 8.1, 9.5, 10.1, 10.3, 10.4, 10.6, 10.7, or
     10.9 of the Merger Agreement), or (D) eighteen months after termination of the Merger Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event, provided that the termination of the Merger Agreement was due to one of the reasons listed in the parenthetical of Clause (C) above; and provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

     (b) As used herein, a "Purchase Event" means any of the following events:

          (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed, or publicly announced an intention to authorize, recommend, or propose, or shall have entered into any agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation, or other business combination involving Issuer, (B) the disposition, by sale, lease, exchange, or otherwise, of assets of Issuer or any of its subsidiaries representing in either case all or substantially all of the consolidated assets of Issuer, or (C) the issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 25% or more of the voting power of Issuer; or

          (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "1934 Act")) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Issuer Common Stock.

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

          (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the 1934 Act), or shall have filed a registration statement under the 1933 Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

          (ii) (1) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, (2) such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, (3) the Issuer's Board of Directors or any person representing such Board shall have commenced negotiations with any person other than Grantee regarding an Acquisition Transaction, or (4) Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced (or otherwise disclosed to the Issuer prior to such public announcement) that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed to Issuer an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the 1933 Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act, or the Change in Bank Control Act of 1978, or other appropriate banking agency, for approval to engage in an Acquisition Transaction.

     As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the 1934 Act.

     (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods).

     4. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the

Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 12(f) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE LAW AND THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF AUGUST 28, 1997. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that: (i) the reference to restrictions arising under the 1933 Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the United States Securities and Exchange Commission ("SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the 1933 Act; and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of a substitute certificate without such reference if the Option Shares evidenced by such certificate containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue (and at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance), upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any statutory preemptive rights of any stockholder of Issuer.

     6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

     7. Adjustment upon Changes in Capitalization, etc. (a) In the event of a change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, subject to the limitation set forth in Section 2 hereof, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or a sale of the Issuer Common Stock for cash at its fair market value), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, the shares of Issuer Common Stock subject to the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equal 19.9% of the number of shares of Issuer Common Stock then issued and outstanding.

     (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of the Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), the Issuer (in each case, such person being referred to as the "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with the Issuer (if other than the Issuer), (y) the Issuer in a merger in which the Issuer is the continuing or surviving person, and (z) the transferee of all or substantially all of the Issuer's assets.

          (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the higher of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person after the date hereof (other than Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with the Issuer, or (z) the highest closing sales price per share of Issuer Common Stock quoted on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee or, if there is no such information available, the value of such shares as determined by a nationally recognized investment banking firm selected by Grantee) within the six-month period immediately preceding the Agreement, provided, however, that in the event of a sale of all or substantially all of the Issuers' assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined by a nationally recognized investment banking firm selected by Grantee (or by a majority in interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event-higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger, or sale, provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Issuer, the person merging into the Issuer or by any company which controls or is controlled by such merger person, as Grantee may elect, and provided further that if there is no such trading information available, the price of such shares shall be determined by a nationally recognized investment banking firm selected by Grantee.

     (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assumes in writing all the obligations of Issuer hereunder and takes all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer) (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities as defined in Rule 144 under the 1933 Act or any successor provision).

     (h) The provisions of Sections 8, 9, and 10 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price," and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price," and "Substitute Common Stock," respectively.

     8. Repurchase at the Option of Grantee. (a) Subject to the last sentence of Section 3(a), at the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 30 days immediately thereafter, Issuer shall, to the extent permitted by applicable law, repurchase from Grantee the Option and all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its right under this
Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

          (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

          (ii) The excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

     (b) If Grantee exercises its right under this Section 8, Issuer shall, to the extent permitted by applicable law, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Board of Governors of the Federal Reserve System or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to this Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Board of Governors of the Federal Reserve System or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee. If the Board of Governors of the Federal Reserve System or other agency prohibits the repurchase in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request, or (ii) to the extent permitted by the Board of Governors of the Federal Reserve System or other agency, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to
Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Grantee shall notify Issuer of its determination under the preceding sentence within five (5) days of receipt of notice of disapproval of the repurchase.

     Notwithstanding anything herein to the contrary, all of the Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) or (iii) the highest closing sales per share of Issuer Common Stock quoted on the NASDAQ/NMS (or if Issuer Common Stock is not quoted on the market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) and (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of the Agreement.

     (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the 1934
Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii), or 7(b)(iii) shall be consummated.

     (e) In connection with the application of the provisions of this Section 8, Grantee acknowledges that Issuer's ability to fund the Section 8 Repurchase Consideration in accordance with the provisions of this Section 8 may be dependant upon the ability of Issuer to obtain the prior approval of the Board of Governors of the Federal Reserve System and applicable provisions of Florida law and that, unless there has been an agreement of the type described in
Section 7(b), Issuer's obligations under this Section 8 do not impose on the Issuer an obligation to otherwise finance the payment of the Section 8 Repurchase Consideration through the incurrence of indebtedness or the issuance of capital instruments or securities by Issuer in either case sufficient in amount to satisfy the payment of the Section 8 Repurchase Consideration. Accordingly, Issuer shall not be deemed to be in breach of this Section 8 if, after making its best efforts to obtain regulatory authorization for a capital distribution required to pay the Section 8 Repurchase Consideration, it is unable to do so.

     9. Quotation; Listing. If the Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     10. Division of Option. This Agreement (and the Option granted hereby), are exchangeable, without expense, at the Option of the Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of the Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     11. Miscellaneous. (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendments. Any provision of this Agreement may be waived at any time in writing by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferee of the Option Shares or any permitted transferee of this Agreement pursuant to Section 11(h)) any rights or remedies hereunder. If any terms, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or enforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to Acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Grantee to Acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Alabama without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings. The description headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer to:  ASB Bancshares, Inc.
                  P.O. Box 219
                  Ashville, Alabama 35953-0219
                  Telecopy Number: (205)594-4641

                  Attention: Joe W. Adkins
                  President

with a copy to:   Alston & Bird LLP
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, Georgia 30309-3424
                  Telecopy Number: (404)881-4777

                  Attention: Ralph F. MacDonald, III

If to Grantee to: The Colonial BancGroup, Inc.
                  P.O. Box 1108
                  Montgomery, Alabama 36192
                  Telecopy Number (334) 240-6040

                  Attention:  W. Flake Oakley
                              Chief Financial Officer
with a copy to:   Miller, Hamilton, Snider & Odom, L.L.C.
                  Suite 802
                  One Commerce Street
                  Montgomery, Alabama 36104
                  Telecopy Number (334) 265-4533

                  Attention:  Michael D. Waters

     (g) Counterparts. This Agreement and all amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) Further Assurance. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief, and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

ATTEST:                                    ASB BANCSHARES, INC.



By:                                        By: /s/
   --------------------------------            --------------------------------
   Secretary                                   Joe W. Adkins
                                               Chairman and President


[CORPORATE SEAL]


ATTEST                                     THE COLONIAL BANCGROUP, INC.


By:                                        By: /s/
   -------------------------------             --------------------------------
   Assistant Secretary                         W. Flake Oakley
                                               Chief Financial Officer

[CORPORATE SEAL]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to section 145 of the Delaware General Corporation Law, as amended, and the Restated Certificate of Incorporation of the Registrant, officers, directors, employees, and agents of the Registrant are entitled to indemnification against liabilities incurred while acting in such capacities on behalf of the Registrant, including reimbursement of certain expenses. In addition, the Registrant maintains an officers and directors insurance policy pursuant to which certain officers and all directors of the Registrant are entitled to indemnification against certain liabilities, including reimbursement of certain expenses, and the Registrant has indemnity agreements ("Indemnification Agreements") with certain officers and all of its directors pursuant to which such persons may be indemnified by the Registrant against certain liabilities, including expenses.

     The Indemnification Agreements are intended to provide additional indemnification to directors and officers of BancGroup beyond the specific provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, a company may indemnify its directors and officers in circumstances other than those under which indemnification and the advance of expenses are expressly permitted by applicable statutory provisions.

     Under the Delaware General Corporation Law, a director, officer, employee or agent of a corporation (i) must be indemnified by the corporation for all expenses incurred by him (including attorneys' fees) when he is successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, (ii) may be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any such proceeding (other than a proceeding by or in the right of the corporation) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses (including attorneys' fees) incurred by him in the defense or settlement of a proceeding brought by or in the right of the corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided that no indemnification may be made under the circumstances described in clause (iii) if the director, officer, employee or agent is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification for the expenses which the court shall deem proper. The indemnification described in clauses (ii) and (iii) above (unless ordered by a court) may be made only as authorized in a specific case upon determination by
(i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion, or (iii) the stock holders, that indemnification is proper in the circumstances because the applicable standard of conduct has been met. Expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the advance if it is ultimately determined that he is not entitled to be indemnified by the corporation. Expenses (including attorneys' fees) incurred by other employees and agents may be advanced by the corporation upon terms and conditions deemed appropriate by the board of directors.

     The indemnification provided by the Delaware General Corporation Law has at least two limitations that are addressed by the Indemnification Agreements: (i) BancGroup is under no obligation to advance expenses to a director or officer, and (ii) except in the case of a proceeding in which a director or officer is successful on the merits or otherwise, indemnification of a director or officer is discretionary rather than mandatory.

     The Indemnification Agreements, therefore, cover any and all expenses (including attorneys' fees and all other charges paid or payable in connection therewith) incurred in connection with investigating, defending, being a witness or participating in (including an appeal), or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise, related to the fact that such director or officer is or was a director, officer, employee or agent of BancGroup or is or was serving at the request of BancGroup as a director, officer, employee, agent, partner, committee member or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such director or officer in any such capacity.

     The Indemnification Agreements also provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director or officer to reimburse BancGroup for all amounts so advanced if it is subsequently determined, as provided in the Indemnification Agreements, that the director or officer is not entitled to indemnification.

     The Indemnification Agreements further provide that the director or officer is entitled to indemnification for, and advancement of, all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from BancGroup an indemnity claim or advancement of expenses under the Indemnification Agreements, BancGroup's Certificate of Incorporation, or the Delaware General Corporation Law, regardless of whether the director or officer is successful in such proceeding.

     The Indemnification Agreements impose upon BancGroup the burden of proving that the director or officer is not entitled to indemnification in any particular case, and the Indemnification Agreements negate certain presumptions which might otherwise be drawn against a director or officer in certain circumstances. Further, the Indemnification Agreements provide that if BancGroup pays a director or officer pursuant to an Indemnification Agreement, BancGroup will be subrogated to such director's or officer's rights to recover from third parties.

     The Indemnification Agreements stipulate that a director's or officer's rights under such contracts are not exclusive of any other indemnity rights a director or officer may have; however, the Indemnification Agreements prevent double payment. The Indemnification Agreements require the maintenance of directors' and officers' liability insurance if such insurance can be maintained on terms, including rates, satisfactory to BancGroup.

     The benefits of the Indemnification Agreements would not be available if
(i) the action with respect to which indemnification is sought was initiated or brought voluntarily by the officer or director (other than an action to enforce the right to indemnification under the Indemnification Agreements); (ii) the officer or director is paid for such expense or liability under an insurance policy; (iii) the proceeding is for an accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iv) the conduct of the officer or director is adjudged as constituting an unlawful personal benefit, or active or deliberate dishonesty or willful fraud or illegality; or
(v) a court determines that indemnification or advancement of expenses is unlawful under the circumstances.

     The Indemnification Agreements would provide indemnification for liabilities arising under the Securities Act of 1933, as amended. BancGroup has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following is a list of exhibits that are included in Part II of the Registration Statement. Such exhibits are separately indexed elsewhere in the Registration Statement.


EXHIBIT                                                                      PAGE
NUMBER                                DESCRIPTION                           NUMBER
-------                               -----------                           ------
    2.1  --   Agreement and Plan of Merger by and between The Colonial
              BancGroup, Inc., and ASB Bancshares, Inc., dated as of
              August 28, 1997, included in the Prospectus portion of this
              Registration Statement at Appendix A and incorporated herein by reference................................................
    2.2  --   Stock Option Agreement by and between The Colonial
              BancGroup, Inc. and ASB Bancshares, Inc. dated as of August
              28, 1997, included in the Prospectus portion of this
              Registration Statement at Appendix D and incorporated herein by reference................................................

EXHIBIT                                                                      PAGE
NUMBER                                DESCRIPTION                           NUMBER
-------                               -----------                           ------
         --   Article 4 of the Restated Certificate of Incorporation of
    4.1       the Registrant filed as Exhibit 4.1 to the Registrant's
              Current Report on Form 8-K, dated February 21, 1995, and
              incorporated herein by reference............................
    4.2  --   Amendment to Article 4 of the Registrant's Restated
              Certificate of Incorporation, dated April 16, 1997, filed as
              Exhibit 4(A)(2) to the Registrant's Registration Statement
              on Form S-4 (File No. 333-26217), effective May 9, 1997, and incorporated herein by reference............................
    4.3  --   Article II of the Bylaws of the Registrant filed as Exhibit
              4.2 to the Registrant's Current Report on Form 8-K, dated
              February 21, 1995, and incorporated herein by reference.....
    4.4  --   Dividend Reinvestment and Class A Common Stock Purchase Plan
              of the Registrant dated January 15, 1986, and Amendment No.
              1 thereto dated as of June 10, 1986, filed as Exhibit 4(c)
              to the Registrant's Registration Statement on Form S-4 (File
              No. 33-07015), effective July 15, 1986, and incorporated
              herein by reference.........................................
    4.5  --   Trust Indenture dated as of March 25, 1986, included as
              Exhibit 4 to the Registrant's Amendment No. 1 to
              Registration Statement on Form S-2, file number 33-4004,
              effective March 25, 1986, and incorporated herein by
              reference...................................................
    4.6  --   All other instruments defining the rights of holders of
              long-term debt of the Registrant and its subsidiaries -- not filed pursuant to clause 4(iii) of Item 601(b) of Regulation
              S-K, to be furnished upon request of the Commission.........
    5.1  --   Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to
              certain Delaware law issues of the securities being
              registered.*................................................
    8.1  --   Tax Opinion of Coopers & Lybrand, L.L.P.*...................
   23.1  --   Consent of Coopers & Lybrand, L.L.P.........................
   23.2  --   Consent of Miller, Hamilton, Snider & Odom, L.L.C.*.........
   23.3  --   Consent of McGriff, Dowdy & Co.*............................
   23.4  --   Consent of Schauer, Taylor, Cox and Edwards, P.C.*..........
   23.5  --   Consent of The Carson Medlin Company*.......................
   24.1  --   Power of Attorney*..........................................
   99.1  --   Form of Proxy of ASB........................................


     The financial statement schedules required to be included pursuant to this Item are not included herein because they are not applicable, or the required information is shown in the financial statements or notes thereto.

* Previously Filed

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned hereby undertakes as follows as required by Item 512 of Regulation S-K:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an a new Registration Statement relating to such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (d) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (e) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 23rd day of December, 1997.


                                          THE COLONIAL BANCGROUP, INC.

                                          By:     /s/ ROBERT E. LOWDER
                                            ------------------------------------
                                                      Robert E. Lowder
                                                Its Chairman of the Board of
                                                          Directors,
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                     SIGNATURES                                   TITLE                    DATE
                     ----------                                   -----                    ----

                /s/ ROBERT E. LOWDER                   Chairman of the Board of      December 23, 1997
-----------------------------------------------------    Directors and Chief
                  Robert E. Lowder                       Executive Officer

               /s/ W. FLAKE OAKLEY, IV                 Chief Financial Officer,      December 23, 1997
-----------------------------------------------------    Secretary and Treasurer
                 W. Flake Oakley, IV                     (Principal Financial
                                                         Officer and Principal
                                                         Accounting Officer)

                          *                            Director                             **
-----------------------------------------------------
                    Lewis Beville

                          *                            Director                             **
-----------------------------------------------------
                   Young J. Boozer

                          *                            Director                             **
-----------------------------------------------------
                   William Britton

                          *                            Director                             **
-----------------------------------------------------
                  Jerry J. Chesser

                          *                            Director                             **
-----------------------------------------------------
              Augustus K. Clements, III

                          *                            Director                             **
-----------------------------------------------------
                   Robert C. Craft

                          *                            Director                             **
-----------------------------------------------------
                   Patrick F. Dye

                          *                            Director                                     **
-----------------------------------------------------
                Clinton O. Holdbrooks

                          *                            Director                                     **
-----------------------------------------------------
                     D. B. Jones

                     SIGNATURES                                   TITLE                    DATE
                     ----------                                   -----                    ----
                          *                            Director                             **
-----------------------------------------------------
                   Harold D. King

                          *                            Director                             **
-----------------------------------------------------
                  John Ed Mathison

                          *                            Director                             **
-----------------------------------------------------
                 Milton E. McGregor

                          *                            Director                             **
-----------------------------------------------------
               John C. H. Miller, Jr.

                          *                            Director                             **
-----------------------------------------------------
                   Joe D. Mussafer

                          *                            Director                             **
-----------------------------------------------------
                  William E. Powell

                          *                            Director                             **
-----------------------------------------------------
                  J. Donald Prewitt

                          *                            Director                             **
-----------------------------------------------------
                   Jack H. Rainer

                          *                            Director                             **
-----------------------------------------------------
                     Jimmy Rane

                          *                            Director                             **
-----------------------------------------------------
                  Frances E. Roper

                          *                            Director                             **
-----------------------------------------------------
                   Simuel Sippial

                          *                            Director                             **
-----------------------------------------------------
                     Ed V. Welch

---------------

* The undersigned, acting pursuant to a power of attorney, has signed this Registration Statement on Form S-4 for and on behalf of the persons indicated above as such persons' true and lawful attorney-in-fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.

      /s/ W. FLAKE OAKLEY, IV
--------------------------------------
         W. Flake Oakley, IV
           Attorney-in-Fact


** Dated: December 23, 1997

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                             ---------------------

                                  EXHIBITS TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          THE COLONIAL BANCGROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

================================================================================

                               INDEX TO EXHIBITS


                                                                            SEQUENTIALLY
EXHIBIT                                                                       NUMBERED
NUMBER                                DESCRIPTION                               PAGE
-------                               -----------                           ------------
    2.1  --   Agreement and Plan of Merger by and between The Colonial
              BancGroup, Inc., and ASB Bancshares, Inc., dated as of
              August 28, 1997, included in the Prospectus portion of this
              Registration Statement at Appendix A and incorporated herein by reference................................................
    2.2  --   Stock Option Agreement by and between The Colonial
              BancGroup, Inc. and ASB Bancshares, Inc. dated as of August
              28, 1997, included in the Prospectus portion of this
              Registration Statement at Appendix D and incorporated herein by reference................................................
    4.1  --   Article 4 of the Restated Certificate of Incorporation of
              the Registrant filed as Exhibit 4.1 to the Registrant's
              Current Report on Form 8-K, dated February 21, 1995, and
              incorporated herein by reference............................
    4.2  --   Amendment to Article 4 of the Registrant's Restated
              Certificate of Incorporation, dated April 16, 1997, filed as
              Exhibit 4(A)(2) to the Registrant's Registration Statement
              on Form S-4 (File No. 333-26217), effective May 9, 1997, and incorporated herein by reference............................
    4.3  --   Article II of the Bylaws of the Registrant filed as Exhibit
              4.2 to the Registrant's Current Report on Form 8-K, dated
              February 21, 1995, and incorporated herein by reference.....
    4.4  --   Dividend Reinvestment and Class A Common Stock Purchase Plan
              of the Registrant dated January 15, 1986, and Amendment No.
              1 thereto dated as of June 10, 1986, filed as Exhibit 4(c)
              to the Registrant's Registration Statement on Form S-4 (File
              No. 33-07015), effective July 15, 1986, and incorporated
              herein by reference.........................................
    4.5  --   Trust Indenture dated as of March 25, 1986, included as
              Exhibit 4 to the Registrant's Amendment No. 1 to
              Registration Statement on Form S-2, file number 33-4004,
              effective March 25, 1986, and incorporated herein by
              reference...................................................
    4.6  --   All other instruments defining the rights of holders of
              long-term debt of the Registrant and its subsidiaries -- not filed pursuant to clause 4(iii) of Item 601(b) of Regulation
              S-K, to be furnished upon request of the Commission.........
    5.1  --   Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to
              certain Delaware law issues of the securities being
              registered.*................................................
    8.1  --   Tax Opinion of Coopers & Lybrand, L.L.P.*...................
   23.1  --   Consent of Coopers & Lybrand, L.L.P.........................
   23.2  --   Consent of Miller, Hamilton, Snider & Odom, L.L.C.*.........
   23.3  --   Consent of McGriff, Dowdy & Co.*............................
   23.4  --   Consent of Schauer, Taylor, Cox and Edwards, P.C.*..........
   23.5  --   Consent of The Carson Medlin Company*.......................
   24.1  --   Power of Attorney*..........................................
   99.1  --   Form of Proxy of ASB........................................


---------------

* Previously Filed